Exhibit 2.1

PURCHASE AND CONTRIBUTION AGREEMENT

among

CARRIER CORPORATION,

WATSCO, INC.,

and

CARRIER ENTERPRISE II, LLC

March 18, 2011

3.19	Northeast Business Taxes	25
3.20	Brokers	25
3.21	Northeast Business Contributed Assets	25
3.22	No Additional Representations	26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CARRIER TO WATSCO		26
4.01	Existence and Qualification	26
4.02	Authority, Approval and Enforceability	26
4.03	Transferred Membership Interests	26
4.04	No Carrier Defaults or Consents	27
4.05	Consents and Approvals	27
4.06	No Additional Representations	27

ARTICLE V REPRESENTATIONS AND WARRANTIES OF WATSCO TO CARRIER AND THE COMPANY		28
5.01	Existence and Qualification	28
5.02	Authority, Approval and Enforceability	28
5.03	No Defaults or Consents	28
5.04	Government Approval	29
5.05	Employee Benefits Matters	29
5.06	Homans Business Financial Statements; Liabilities; Accounts Receivable; Inventories	30
5.07	Absence of Certain Changes	32
5.08	Compliance with Laws; Permits	33
5.09	Litigation	33
5.10	Real Property	34
5.11	Commitments	35
5.12	Insurance	36
5.13	Intellectual Property	36
5.14	Equipment and Other Tangible Property	37
5.15	Environmental Matters	38
5.16	Suppliers and Customers	39
5.17	Transactions with Affiliates	39
5.18	No Equity Interests	39
5.19	Homans Business Taxes	39
5.20	Brokers	40
5.21	Solvency	40
5.22	Homans Business Contributed Assets	40
5.23	No Additional Representations	41

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF WATSCO TO CARRIER		41
6.01	Existence and Qualification	41
6.02	Authority, Approval and Enforceability	41
6.03	No Watsco Defaults or Consents	42
6.04	Consents and Approvals	42

6.05	Sections 607.0901 and 607.0902 of the Florida Business Corporation Act	42
6.06	No Additional Representations	42

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF THE COMPANY		43
7.01	Company Formation and Existence	43
7.02	Authority, Approval and Enforceability	43
7.03	No Company Defaults or Consents	43
7.04	No Additional Representations	44

ARTICLE VIII ADDITIONAL AGREEMENTS		44
8.01	Transferred Employees	44
8.02	Operating Agreement	46
8.03	Distributor Agreements	46
8.04	Tradewinds Distribution Agreement	46
8.05	Commercial Applied Equipment Distribution Agreement	46
8.06	Northern New Jersey Distribution Agreement	47
8.07	Northeast Business Transition Services	47
8.08	Homans Business Transition Services	47
8.09	Trade Name Agreement	47
8.10	Management and Back Office Agreement	47
8.11	Schedule Updates	47
8.12	Access to Information	48
8.13	Confidentiality	48
8.14	Further Action	49
8.15	Physical Inventory	51
8.16	Insurance	51
8.17	Publicity	51
8.18	Intercompany Obligations	52
8.19	VENDEX Registration	52
8.20	Dealer Operations Manual Compliance	52
8.21	Amendment to Credit Agreement	53
8.22	Assignment and Assumption Agreement	53

ARTICLE IX CONDUCT OF BUSINESS PENDING CLOSING		53
9.01	Conduct of Business Pending the Closing	53
9.02	Advice of Changes	54

ARTICLE X POST-CLOSING OBLIGATIONS		55
10.01	Further Assurances	55
10.02	Restrictions on Transfer	55
10.03	Applied Option	55
10.04	Applied Business Customers	57

ARTICLE XI TAX MATTERS		58
11.01	Tax Covenants	58

ARTICLE XII INDEMNIFICATION		66
12.01	Post-Closing Indemnity by Carrier	66
12.02	Limitations on Amount of Indemnity by Carrier	67
12.03	Post-Closing Indemnity by Watsco	68
12.04	Limitations on Amount of Indemnity by Watsco	69
12.05	Post-Closing Indemnity by the Company	69
12.06	Other Indemnification Provisions	70
12.07	Indemnification Procedures	71
12.08	Procedures for Third-Party Claims	71
12.09	Mutual Assistance	73
12.10	Survival of Representations and Warranties	73

ARTICLE XIII CONDITIONS TO THE CLOSING		74
13.01	Conditions to the Obligations of All Parties	74
13.02	Conditions to Obligations of the Company	74
13.03	Conditions to Obligations of Carrier	76
13.04	Conditions to Obligations of Watsco	77

ARTICLE XIV TERMINATION		78
14.01	Termination	78
14.02	Effect of Termination	80

ARTICLE XV MISCELLANEOUS		80
15.01	Costs and Expenses	80
15.02	Notices	81
15.03	Dispute Resolution	82
15.04	Entire Agreement; Amendments and Waivers	83
15.05	Binding Effect and Assignment	83
15.06	No Third Party Beneficiaries	83
15.07	Remedies; Specific Performance	83
15.08	Severability	84
15.09	Exhibits and Schedules	84
15.10	Multiple Counterparts	84
15.11	Headings, References and Construction	84
15.12	Survival	85

ARTICLE XVI DEFINITIONS		85
16.01	Definitions	85

DISCLOSURE SCHEDULES

Carrier Disclosure Schedule

Watsco Disclosure Schedule

PURCHASE AND CONTRIBUTION AGREEMENT

This PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into on March 18, 2011, by and among (i) Carrier Corporation, a Delaware corporation (“Carrier”), (ii) Watsco, Inc., a Florida corporation (“Watsco”), and (iii) as of the Company Formation Date, Carrier Enterprise II, LLC, a Delaware limited liability company (the “Company”) (collectively, the “Parties,” and each individually, a “Party”). Certain capitalized terms used in this Agreement are defined in Article XVI.

RECITALS

A. Carrier manufactures and sells a broad range of heating, ventilating, air conditioning, refrigeration and related products throughout the world. Currently, Carrier distributes its own “Carrier,” “Bryant,” and “Payne” branded residential and light commercial heating, ventilating, and air conditioning (“HVAC”) products, as well as other products and services, in the Northeastern United States (as more particularly described in Exhibit A-1, with respect to each such brand, as shown in Exhibit A-1, the “Northeast Business Branded Residential and Light Commercial Territory”), and distributes Carrier branded commercial applied HVAC equipment (the “Commercial Applied Equipment”) in the areas described in Exhibit A-2 (the “Northeast Business Direct Commercial Applied Equipment Business Territory”). Watsco, through its Subsidiaries, distributes air conditioning, heating, and refrigeration equipment and related parts and supplies in the United States and certain other areas.

B. Carrier and Watsco desire to contribute certain of their respective businesses and assets to a newly formed entity and to operate it as a joint venture that would distribute Carrier, Bryant, and Payne HVAC products, as well as certain other products currently distributed by Homans Associates, a division of Baker Distributing Company, LLC (“Baker”), a Delaware limited liability company and a wholly-owned subsidiary of Watsco Holdings, Inc. (“Watsco Holdings”), a Delaware corporation and a wholly-owned Subsidiary of Watsco.

C. The Parties intend that Carrier will form Carrier Enterprise II, LLC, a Delaware limited liability company (the “Company”), on the Company Formation Date and cause the Company to become a party to this Agreement.

D. Carrier desires to contribute to the Company, as a contribution to the Company’s capital, (a) Carrier’s distribution business with respect to the “Carrier,” “Bryant,” and “Payne” brands of residential and light commercial air conditioning products in the Northeast Business Branded Residential and Light Commercial Territory and (b) Carrier’s Commercial Applied Equipment distribution business covering the areas described in the Northeast Business Direct Commercial Applied Equipment Business Territory from direct sales offices located in upstate New York and Connecticut (the “Carrier Direct Sales Offices”) as well as from certain offices included in what is presently called “Carrier Northeast” (clauses (a) and (b), collectively, the “Northeast Business”). For clarity, the Northeast Business does not include (i) any tangible assets located at the Carrier Direct Sales Offices, (ii) any other products or services of Carrier in the areas described in Exhibits A-1 and A-2 or elsewhere, or (iii) any other distribution network operated by Carrier or its Affiliates or an independent distributor, but does include the employees of Carrier at the Carrier Direct Sales Offices, as well as all Contracts, Permits, and outstanding bids relating to the applied business for the areas described in Exhibit A-2.

E. Watsco desires to cause (i) the business and assets of Homans Associates (the “Homans Business”), a division of Baker, to be contributed to Watsco Holdings III, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Watsco Holdings (“Holdings III”), and (ii) Holdings III to contribute to the Company, as a contribution to the Company’s capital, the Homans Business.

F. The Parties intend that, immediately prior to the Closing Date, (i) Carrier will contribute to the Company the Northeast Business Contributed Assets in exchange for membership interests in the Company, (ii) the Company will assume the Northeast Business Assumed Liabilities, and (iii) Carrier will contribute membership interests in the Company to Carlyle Scroll Holdings, Inc., a Delaware corporation and affiliate of Carrier (“Carlyle”), such that following the consummation of the transactions contemplated by this Agreement, the percentage interest in the Company of Carlyle will be 1%.

G. The Parties intend that, (i) prior to the Northeast Business Contribution Time, Watsco will cause (A) Baker to distribute the Homans Business Contributed Assets to Watsco Holdings, (B) Watsco Holdings to contribute the Homans Business Contributed Assets to Holdings III, (ii) on the Closing Date, Carrier will sell to Holdings III a number of membership interests in the Company (as described in this Agreement), (iii) on the Closing Date, Watsco will cause Holdings III to contribute the Homans Business Contributed Assets to the Company, in exchange for membership interests in the Company to be issued to Holdings III, and (iv) on the Closing Date, the Company will assume the Homans Business Assumed Liabilities.

H. The Parties intend that, following the consummation of the transactions contemplated by this Agreement, Carrier and Carlyle will collectively hold a 40% percentage interest in the Company, and Holdings III will hold a 60% percentage interest in the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Parties agree as follows:

ARTICLE I

FORMATION OF THE COMPANY; CONTRIBUTION OF ASSETS AND

ASSUMPTION OF LIABILITIES; SALE OF MEMBERSHIP INTERESTS

1.01 Formation of the Company; Execution of this Agreement by the Company.

(a) Not later than the date prior to the Closing Date (the “Company Formation Date”), Carrier shall form the Company by filing the Certificate of Formation.

(b) On the Company Formation Date, Carrier shall cause the Company to take all actions necessary in order to enter into this Agreement and assume all of the Company’s rights and obligations hereunder as of the Company Formation Date.

(c) Watsco hereby acknowledges, agrees with, and consents to the transactions described in this Section 1.01.

1.02 The Northeast Business Contribution; Sale of Membership Interests to Carlyle.

(a) Subject to the terms and conditions of this Agreement, at and effective as of 11:58 p.m. (EST) on the date prior to the Closing Date (the “Northeast Business Contribution Time”), Carrier shall (i) transfer, assign, and deliver to the Company, as a contribution to the Company’s capital, all of Carrier’s rights, title, and interest in and to all of the property and assets of Carrier exclusively related to the business and operations of the Northeast Business described on Schedule A hereto (the “Northeast Business Contributed Assets”), free and clear of all Liens, other than Permitted Liens, and (ii) Carrier shall assign to the Company, and the Company shall assume from Carrier, all of the liabilities and obligations of Carrier which arose solely from the operation of the Northeast Business described on Schedule B hereto (the “Northeast Business Assumed Liabilities”). The Northeast Business Contributed Assets shall not include the property and assets of Carrier described on Schedule C hereto (the “Northeast Business Excluded Assets”), and the Northeast Business Assumed Liabilities shall not include the liabilities and obligations of Carrier described on Schedule D hereto (the “Northeast Business Excluded Liabilities”).

(b) Subject to the terms and conditions of this Agreement, at and effective as of the Northeast Business Contribution Time, the Company shall, in exchange for the net contribution of the Northeast Business Contributed Assets less the Northeast Business Assumed Liabilities, issue to Carrier membership interests in the Company in an amount reflecting the Northeast Business Valuation.

(c) At and effective as of 11:59 p.m. (EST) on the date prior to the Closing Date, Carrier shall contribute membership interests in the Company to Carlyle, such that, after giving effect to the transactions contemplated by this Agreement, the percentage interest in the Company of Carlyle will be 1%.

(d) As a result of the transactions described in Sections 1.02(b) and 1.02(c) above, Carrier and Carlyle shall have aggregate initial capital account balances in the Company equal to the Northeast Business Valuation. Carrier’s initial capital account balance shall be an amount equal to 98.6% of the amount of the Northeast Business Valuation, and Carlyle’s initial capital account balance shall be an amount equal to 1.4% of the amount of the Northeast Business Valuation.

1.03 Sale and Purchase of the Transferred Membership Interests. Subject to the terms and conditions of this Agreement, at and effective as of 12:01 a.m. (EST) on the Closing Date:

(a) Carrier shall sell, assign, transfer, and convey to Holdings III all of its right, title and interest in and to membership interests in the Company, free and clear of Liens, except for Liens created pursuant to this Agreement or any of the Ancillary Agreements, representing a 30.9% percentage interest in the Company (taking into effect the consummation of the transactions contemplated by this Agreement) (collectively, the “Transferred Membership Interests”), and

(b) Watsco shall cause Holdings III to deliver to Carrier an amount in cash equal to $35,700,000 (the “Transferred Membership Interests Purchase Price”).

1.04 Homans Business. Subject to the terms and conditions of this Agreement, at and effective as of 12:02 a.m. (EST) on the Closing Date (the “Homans Business Contribution Time”):

(a) Watsco shall (i) cause Holdings III to transfer, assign, and deliver to the Company, as a contribution to the Company’s capital, all of Holdings III’s rights, title and interest in and to all of the property and assets of Holdings III exclusively related to the business and operations of the Homans Business described on Schedule E hereto (it being acknowledged and agreed that prior to the Northeast Business Contribution Time Watsco shall have caused all of Baker’s rights, title and interest in and to all of the property and assets of Baker exclusively related to the business and operations of the Homans Business described on Schedule E hereto to be transferred ultimately to Holdings III free and clear of all Liens, other than Permitted Liens) (the “Homans Business Contributed Assets”), free and clear of all Liens, other than Permitted Liens, and (ii) cause Holdings III to assign to the Company, and the Company shall assume from Holdings III, all of the liabilities and obligations of Holdings III which arose solely from the operation of the Homans Business described on Schedule F hereto (it being acknowledged and agreed that prior to the Northeast Business Contribution Time Watsco shall have caused all of Baker’s liabilities and obligations which arose solely from the operation of the Homans Business described on Schedule F hereto to be transferred ultimately to Holdings III) (the “Homans Business Assumed Liabilities”). The Homans Business Contributed Assets shall not include the property and assets of Baker described on Schedule G hereto (the “Homans Business Excluded Assets”), and the Homans Business Assumed Liabilities shall not include the liabilities and obligations of Baker described on Schedule H hereto (the “Homans Business Excluded Liabilities”); and

(b) (i) the Company shall, in exchange for the net contribution of the Homans Business Contributed Assets less the Homans Business Assumed Liabilities, issue to Holdings III membership interests in the Company in an aggregate amount reflecting the Homans Business Valuation, and (ii) the initial capital account of Holdings III with the Company resulting from the contribution of the Homans Business Contributed Assets will be credited by an amount equal to the Homans Business Valuation.

1.05 Post-Closing Structure of the Company. Subject to the terms and conditions of this Agreement, upon consummation of the transactions described in Sections 1.01, 1.02, 1.03, and 1.04,

(a) the Company will (i) own, free and clear of all Liens, other than Permitted Liens, all of the rights, title, and interest in the Northeast Business Contributed Assets and the Homans Business Contributed Assets and (ii) hold the Northeast Business Assumed Liabilities and the Homans Business Assumed Liabilities;

(b) Carrier and Carlyle, collectively, will hold a 40% percentage interest in the Company, and Holdings III will hold a 60% percentage interest in the Company; and

(c) For the avoidance of doubt, the aggregate capital account balances in the Company of Carrier and Carlyle will be an amount equal to 40% of the total capital account balances in the Company, and the capital account balance in the Company of Holdings III will be an amount equal to 60% of the total capital account balances in the Company.

1.06 Working Capital Adjustments.

(a) Carrier and Watsco have agreed to contribute to the capital of the Company the Northeast Business Contributed Assets and the Homans Business Contributed Assets, respectively, in exchange for the issuance by the Company of membership interests in the Company to each of Carrier, on the one hand, and Holdings III, on the other hand, based on the assumption that, as of the Northeast Business Contribution Time, the Northeast Business Working Capital is equal to the Northeast Business Reference Working Capital and, as of the Homans Business Contribution Time, the Homans Business Working Capital is equal to the Homans Business Reference Working Capital. After the Closing, Carrier will close its books with respect to the Northeast Business Contributed Assets, and Baker will close its books with respect to the Homans Business Contributed Assets, and the parties shall confirm and adjust, to the extent necessary, the calculation of the Northeast Business Working Capital and the Homans Business Working Capital as of the close of business at the Northeast Business Contribution Time or the Homans Business Contribution Time, respectively, based on the procedures set forth in this Section 1.06, Section 1.07 and Section 1.06 of the Watsco Disclosure Schedule, which shall reflect the methodology used to calculate the Homans Business Reference Working Capital (such adjustments, the “Northeast Business Working Capital Adjustment” and the “Homans Business Working Capital Adjustment,” respectively, and each, generally, a “Working Capital Adjustment”). The Parties agree that, to the extent that any adjustments are made to either the Northeast Business Working Capital or the Homans Business Working Capital, no adjustments will be made to the number of membership interests in the Company to be issued to Carrier or Holdings III by the Company pursuant to Sections 1.02(b)(i) or 1.04(b)(i), respectively, but, instead, the Parties will compensate each other in immediately available funds, as set forth in Sections 1.06(c) and 1.06(d).

(b) As promptly as practicable, but in any event within sixty (60) calendar days following the Closing Date, (i) Carrier shall deliver to Watsco (A) a statement (the “Final Statement on Northeast Business Working Capital”) setting forth the Final Northeast Business Working Capital and (B) an accurate, true and complete calculation of the Northeast Business Working Capital Adjustment, and (ii) Watsco shall deliver to Carrier (A) a statement (the “Final Statement on Homans Business Working Capital” and, together with the Final Statement on Northeast Business Working Capital, the “Final Statements on Working Capital”) setting forth the Final Homans Business Working Capital and (B) an accurate, true and complete calculation of the Homans Business Working Capital Adjustment. Each Party (the “Preparing Party”) shall make reasonably available to the other Party (the “Receiving Party”) and its representatives all books and records used in connection with the preparation of the Final Statement on Working Capital prepared by the Preparing Party and the calculation of the applicable Working Capital Adjustment (the “Reports”). The Receiving Party and its accountants shall be entitled to review the Reports prepared by the Preparing Party, including the Preparing Party’s calculations of the applicable Working Capital Adjustment, and the Preparing Party shall make reasonably available any working papers, trial balances and similar materials relating to the Reports prepared by the Preparing Party or its accountants. The Preparing Party shall also provide the Receiving Party and its accountants with reasonable access, upon reasonable notice and during normal business hours, to the Preparing Party’s accountants and personnel, to the extent related to the Reports prepared by the Preparing Party, including the determination of the applicable Working Capital Adjustment. The Preparing Party shall use commercially reasonable efforts to cause its accountants and personnel to communicate and cooperate in connection with the foregoing.

(c) Upon final determination of the Northeast Business Working Capital Adjustment pursuant to the procedures set forth herein and in Section 1.07, (i) in the event that the Northeast Business Reference Working Capital exceeds the Final Northeast Business Working Capital, then Carrier shall, within five (5) business days of such determination, pay 60% of the amount of such excess to Watsco by wire transfer in immediately available funds to an account designated by Watsco in writing; or (ii) in the event that the Final Northeast Business Working Capital exceeds the Northeast Business Reference Working Capital, then Watsco shall, within five (5) business days of such determination, pay 60% of the amount of such excess to Carrier by wire transfer in immediately available funds to an account designated by Carrier in writing.

(d) Upon final determination of the Homans Business Working Capital Adjustment pursuant to the procedures set forth herein and in Section 1.07, (i) in the event that the Homans Business Reference Working Capital exceeds the Final Homans Business Working Capital, then Watsco shall, within five (5) business days of such determination, pay 40% of the amount of such excess to Carrier by wire transfer in immediately available funds to an account designated by Carrier in writing; or (ii) in the event that the Final Homans Business Working Capital exceeds the Homans Business Reference Working Capital, then Carrier shall, within five (5) business days of such determination, pay 40% of the amount of such excess to Watsco by wire transfer in immediately available funds to an account designated by Watsco in writing.

(e) Any amount due by either Carrier or Watsco to the other under either Section 1.06(c) or 1.06(d) may be set off against the obligations of such other party under such other clause. Any disputes with respect to the calculation of the Working Capital Adjustments shall be resolved in accordance with the procedures contemplated by Section 1.07.

1.07 Final Determination of Working Capital Adjustments; Dispute Resolution. The following clauses (a) and (b) set forth the procedures for making the final determination of the Working Capital Adjustments, including resolving disputes, if any, among the Parties with respect to the determination of the Working Capital Adjustments:

(a) Within thirty (30) days after delivery to the Receiving Party of the Reports prepared by the Preparing Party, the Receiving Party may deliver to the Preparing Party a written report (the “Receiving Party’s Report”) prepared by the Receiving Party’s accountants (the “Receiving Party’s Accountants”) advising the Preparing Party either that the Receiving Party’s Accountants (i) agree with the Preparing Party’s calculations of the applicable Working Capital Adjustment, or (ii) deem that one or more adjustments are required. The costs and expenses of the services of the Receiving Party’s Accountants shall be borne by the Receiving Party. If the Preparing Party concurs with the adjustments proposed by the Receiving Party’s Accountants, or if the Preparing Party does not object thereto in a writing delivered to the Receiving Party within thirty (30) days after the Preparing Party’s receipt of the Receiving Party’s Report, the calculations of the applicable Working Capital Adjustment set forth in the Receiving Party’s Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud. If the Receiving Party does not submit a Receiving Party’s Report within the 30-day period provided herein, or the Receiving Party’s Accountants agree with the Preparing Party’s calculations of the applicable Working Capital Adjustment, then the Working Capital Adjustment as calculated by the Preparing Party shall become final and shall not be subject to further review, challenge or adjustment absent fraud.

(b) In the event that the Receiving Party submits a Receiving Party’s Report and the Preparing Party and the Receiving Party are unable to resolve the disagreements set forth in such report within thirty (30) days after the date of the Receiving Party’s Report (the “Reconciliation Period”), then such disagreements shall be referred to a nationally recognized firm of independent certified public accountants selected by mutual agreement of the Preparing Party and the Receiving Party (the “Settlement Accountants”), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment absent fraud. The Receiving Party and the Preparing Party shall request the Settlement

Accountants to use their best efforts to reach a determination not more than forty-five (45) days after such referral. Each of the Preparing Party and the Receiving Party shall have the right, within five (5) business days after such referral, to meet with representatives of the Settlement Accountants and present its position as to the calculations of the applicable Working Capital Adjustment. The costs and expenses of the services of the Settlement Accountants shall be paid by the Receiving Party if the difference between (i) (A) the Working Capital Adjustment resulting from the determinations of the Settlement Accountants and (B) the Working Capital Adjustment resulting from the determinations set forth in the Receiving Party’s Report, is greater than the difference between (ii) (A) the Working Capital Adjustment resulting from the determinations of the Settlement Accountants and (B) the Working Capital Adjustment resulting from the Preparing Party’s calculations of the Working Capital Adjustment; otherwise, such costs and expenses of the Settlement Accountants shall be paid by the Preparing Party; provided, that such costs and expenses shall be borne equally between the Parties if the difference between (i) (A) the Working Capital Adjustment resulting from the determinations of the Settlement Accountants and (B) the Working Capital Adjustment resulting from the determinations set forth in the Receiving Party’s Report, is equal to the difference between (ii) (A) the Working Capital Adjustment resulting from the determinations of the Settlement Accountants and (B) the Working Capital Adjustment resulting from the Preparing Party’s calculations of the Working Capital Adjustment. If the Receiving Party and the Preparing Party are unable to agree upon Settlement Accountants, then within seven (7) days after the Reconciliation Period, either the Receiving Party or the Preparing Party may request the American Arbitration Association (the “AAA”) to appoint a nationally recognized firm of independent certified public accountants to perform the services required under this Section 1.07. For purposes of this Section 1.07(b), the term “Settlement Accountants” shall include such other accounting firm chosen in accordance with this Section 1.07(b).

1.08 Certain Tax Items.

(a) Tax Treatment of Transaction. The Parties acknowledge that, for United States federal income tax purposes: (i) the contributions of assets and assumption of liabilities pursuant to Sections 1.02 and 1.04 hereof are intended to be treated as contributions of property to a partnership pursuant to Section 721 of the Code; and (ii) the sale of the Transferred Membership Interests pursuant to Section 1.03 is intended to be treated as a sale by Carrier of a partnership interest in the Company to Holdings III following the contribution and assumption described in Section 1.02. The Parties agree to treat the transaction for such purposes consistent with such intent and not to take any action inconsistent therewith, except as may be required by a Determination.

(b) Transferred Membership Interests Purchase Price Allocation. The Transferred Membership Interests Purchase Price shall be allocated among the assets of the Company for federal income tax purposes, in the manner agreed to by Carrier and Watsco, based on the fair market value thereof. No later than one hundred twenty (120) days after the Closing Date or, if pursuant to Section 1.07(b) the

Receiving Party submits a Receiving Party’s Report and the Company and the Receiving Party are unable to resolve the disagreement set forth on such report within the Reconciliation Period, then within thirty (30) days following the date of the determination by the Settlement Accountants pursuant to Section 1.07(b), Watsco shall deliver to Carrier an allocation of the Transferred Membership Interests Purchase Price among the assets of the Company (other than the Homans Business Contributed Assets), which allocation shall be reasonable, based on fair market values, consistent with the Code (including Code Section 1060) (the “Proposed Allocation”). Carrier will review such Proposed Allocation and if, within ninety (90) days after the receipt of such Proposed Allocation, Carrier has not informed Watsco of any disagreement with the content of the Proposed Allocation, the Proposed Allocation shall become the Final Allocation. If Carrier disagrees with the content of the Proposed Allocation, Carrier will inform Watsco of such disagreement within such ninety (90) day period. Watsco and Carrier shall negotiate in good faith to resolve any such dispute. If the Parties fail to agree on such allocation before the date that is thirty (30) days following the receipt of Carrier’s notice of disagreement, such allocation shall be determined, within a reasonable time by a nationally recognized firm of independent certified public accountants mutually selected by the Parties. If the Parties are unable to agree upon a nationally recognized firm of independent certified public accountants, then within seven (7) days after the thirtieth (30th) day following the receipt of Carrier’s notice of disagreement, either Watsco or Carrier may request the AAA to appoint a nationally recognized firm of independent certified public accountants to perform the services required under this Section 1.08(b). The allocation of the Transferred Membership Interests Purchase Price, as agreed upon by the Parties or determined by a firm of accountants under this Section 1.08(b), (the “Final Allocation”) shall be final and binding upon the Parties. Each of Carrier and Watsco shall bear all fees and costs incurred by it in connection with the determination of the allocation of the Transferred Membership Interests Purchase Price, except that the Parties shall each pay fifty percent (50%) of the fees and expenses of such accounting firm. Notwithstanding anything herein to the contrary in this Section 1.08(b), the Final Allocation shall be consistent with the allocation of the acquisition price among the assets of the Company under GAAP for financial reporting purposes, except to the extent such allocation under GAAP is not based on the fair market value of such assets. The allocations of fair market value determined pursuant to this Section 1.08 shall be applied by the parties and the Company for all Tax purposes, including for purposes of Code Sections 704(c), 743, and 755. The Parties agree to file (or cause to be filed) all statements of adjustments and other Tax Returns (including amended Tax Returns and claims for refund) in a manner consistent with the Final Allocation, subject to adjustments to correlate with any adjustments to the Transferred Membership Interests Purchase Price provided for in this Agreement, and except as otherwise required by a determination within the meaning of Section 1313 of the Code (or any comparable provision of state, local or foreign law) (a “Determination”). Except as otherwise required by a Determination, the Parties agree to refrain from taking any position that is inconsistent with the Final Allocation and agree to use their commercially reasonable efforts to sustain such allocation in any subsequent Tax audit or Tax dispute.

ARTICLE II

CLOSING

2.01 Closing. The closing of the transactions contemplated by Sections 1.03, and 1.04 of this Agreement (the “Closing”) shall be held on the 2nd business day after the date on which the conditions set forth in Article XIII have been satisfied or waived (as permitted by this Agreement and applicable law), excluding conditions that by their terms are to be satisfied on the Closing Date, at the offices of Watsco, or at such other place, time and date as may be mutually agreeable to the Parties, or by the exchange of documents and instruments by mail, courier, telecopy, email and wire transfer to the extent mutually acceptable to the Parties. The date upon which the Closing occurs is hereinafter referred to as the “Closing Date.”

2.02 Deliveries by Carrier.

(a) At the Northeast Business Contribution Time, Carrier shall deliver to the Company, the following (where applicable, executed by the applicable party thereto):

(i) all consents, waivers, and approvals required under this Agreement or otherwise necessary or desirable to consummate the contribution of the Northeast Business Contributed Assets contemplated hereby, including evidence of satisfaction of all Liens on the Northeast Business Contributed Assets, or release of such assets from all Liens, other than Permitted Liens and those created by this Agreement and the Ancillary Documents;

(ii) a bill of sale and assignment and such other bills of sale, assignments, and other instruments of transfer or conveyance as the Company may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance, and delivery of the Northeast Business Contributed Assets to the Company; and

(iii) such assignments and instruments of assumption as may be necessary or desirable for the assumption by the Company of the Northeast Business Assumed Liabilities, in each case, in a form reasonably satisfactory to the Company;

(iv) such certificates as to incumbency, as to corporate actions, and documents as to good standing and otherwise as the Company reasonably requests; and

(v) the certificate of Carrier referred to in Section 13.02(c).

(b) At the Closing, Carrier shall deliver, or cause to be delivered, the following (where applicable, executed by the applicable party thereto):

(i) to Watsco, certificates representing the Transferred Membership Interests, duly endorsed or accompanied by assignment documents reasonably acceptable to Watsco;

(ii) to each of the Company and Watsco, the Ancillary Agreements to which Carrier, on the one hand, and the Company or Watsco, respectively, on the other hand, are named parties;

(iii) to Watsco, such certificates as to incumbency, as to corporate actions, and documents as to good standing and otherwise as Watsco reasonably requests;

(iv) to Watsco, the certificate of Carrier referred to in Section 13.04(d); and

(v) to each of the Company and Watsco, documentation reasonably necessary to evidence the consummation of the transactions set forth in Section 1.02(c).

2.03 Deliveries by Watsco. At the Closing, Watsco shall

(a) deliver or cause to be delivered the following (where applicable, executed by the applicable party thereto):

(i) to each of the Company and Carrier, the Ancillary Agreements to which Watsco on the one hand, and the Company or Carrier, respectively, on the other hand, are named parties,

(ii) to each of the Company and Carrier, such certificates as to incumbency, as to corporate or limited liability company actions, and documents as to good standing and otherwise as the Company or Carrier, respectively, reasonably request;

(iii) to the Company, the certificate of Watsco referred to in Section 13.02(g);

(iv) to Carrier, the Transferred Membership Interests Purchase Price, in immediately available funds;

(v) to Carrier, the certificate of Watsco referred to in Section 13.03(d); and

(vi) to each of the Company and Carrier, documentation reasonably necessary to evidence the transfers of the Homans Business Contributed Assets from Baker to Watsco Holdings and from Watsco Holdings to Holdings III, as described in Recital G.

(b) cause Holdings III to deliver to the Company (i) all consents, waivers and approvals required under this Agreement or otherwise necessary or desirable to consummate the contribution of the Homans Business Contributed Assets contemplated hereby, including, but not limited to, evidence of satisfaction of all Liens on the Homans Business Contributed Assets, or release of such assets from all

Liens, other than Permitted Liens and those created by this Agreement and the Ancillary Documents; (ii) a bill of sale and assignment and such other bills of sale, assignments and other instruments of transfer or conveyance as the Company may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Homans Business Contributed Assets to the Company; and (iii) such assignments and instruments of assumption as may be necessary or desirable for the assumption by the Company of the Homans Business Assumed Liabilities, in each case, in a form reasonably satisfactory to the Company.

2.04 Deliveries by the Company.

(a) At the Northeast Business Contribution Time, the Company shall deliver to Carrier (where applicable, executed by the applicable party thereto) the following:

(i) such novations, assignments and instruments of assumption as may be necessary or desirable for the assumption by the Company of the Northeast Business Assumed Liabilities, in each case, in a form reasonably satisfactory to Carrier;

(ii) such certificates as to incumbency, as to corporate actions, and documents as to good standing and otherwise as Carrier reasonably requests;

(iii) the certificate of the Company referred to in Section 13.03(i); and

(iv) certificates representing membership interests in the Company issued to Carrier pursuant to Section 1.02(b)(i).

(b) At the Closing, the Company shall deliver the following:

(i) to Watsco, such novations, assignments and instruments of assumption as may be necessary or desirable for the assumption by the Company of the Homans Business Assumed Liabilities, in each case, in a form reasonably satisfactory to Watsco;

(ii) to each of Carrier and Watsco, the Ancillary Agreements to which the Company, on the one hand, and Carrier or Watsco, respectively, on the other hand, are named parties;

(iii) to Watsco, such certificates as to incumbency, as to corporate actions, and documents as to good standing and otherwise as Watsco reasonably requests;

(iv) to Watsco, the certificate of the Company referred to in Section 13.04(h); and

(v) to Holdings III, certificates representing membership interests in the Company issued to it pursuant to Section 1.04(b)(i).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF CARRIER TO WATSCO AND THE COMPANY

Except as set forth herein and in the corresponding sections of the disclosure schedule delivered by Carrier to Watsco and dated as of the date of this Agreement (the “Carrier Disclosure Schedule”), Carrier hereby represents and warrants to Watsco and (after the Company Formation Date) to the Company, as of the date hereof, that:

3.01 Existence and Qualification. Carrier is a Delaware corporation. Carrier is duly organized or formed, validly existing and in good standing under the laws of the State of Delaware and has the power to own, manage, lease and hold the Northeast Business Contributed Assets and to carry on the Northeast Business as presently conducted. Carrier is duly qualified or licensed as a foreign entity and in good standing in each jurisdiction where the character of the properties and assets owned, managed, leased or held by Carrier with respect to the Northeast Business or the nature of activities conducted by the Northeast Business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Northeast Business Material Adverse Effect.

3.02 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Carrier, and Carrier has all requisite corporate or comparable power and legal capacity to execute and deliver this Agreement and each Ancillary Agreement, to consummate the transactions contemplated hereby and by the Ancillary Agreements, and perform its obligations hereunder and under the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements to be executed and delivered by Carrier in connection with the transactions provided for hereby and thereby, the consummation of the transactions contemplated hereby and by the Ancillary Agreements, and the performance of Carrier’s obligations hereunder and under the Ancillary Agreements have been, or in the case of the Ancillary Agreements, will be by the Closing, duly and validly authorized by all necessary corporate or comparable action on the part of Carrier. This Agreement and each Ancillary Agreement to which Carrier is (or will become) a party constitutes, or in the case of the Ancillary Agreements, will constitute by the Closing, the legal, valid and binding obligation of Carrier, enforceable against it in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, Legal Requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

3.03 No Carrier Defaults or Consents. Except as set forth in Section 3.03 of the Carrier Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by Carrier and the performance by Carrier of its obligations hereunder or thereunder will not violate any provision of any Legal Requirement or any judgment, award or decree or any indenture, agreement or other instrument to which Carrier is a party, or by which the properties or assets of Carrier are bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, except for such violations, conflicts, breaches or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Northeast Business Material Adverse Effect.

3.04 Government Approval. The execution, delivery, and performance of this Agreement or any of the Ancillary Agreements by Carrier and the consummation of the transactions by Carrier as contemplated by this Agreement or any of the Ancillary Agreements do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for (a)(i) those required under or in relation to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”), (ii) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (b) any such consent, approval, authorization, permit, action, filing or notification, the failure of which to be obtained, performed or made would not (i) individually or in the aggregate, be reasonably expected to result in a Northeast Business Material Adverse Effect, or (ii) materially impair or delay the ability of Carrier to consummate the transactions contemplated by, or perform its obligations under, this Agreement or any of the Ancillary Agreements.

3.05 Employee Benefit Matters.

(a) For purposes of this Agreement, “Carrier Plans” shall mean each of the following, if any, which is sponsored, maintained or contributed to by Carrier for the benefit of the Northeast Business Transferred Employees: each material (i) “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including, but not limited to, employee benefit plans which are not subject to the provisions of ERISA), (ii) personnel policy, employee manual or other written statement of rules or policies concerning employment, (iii) option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, medical, dental, disability or life insurance, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract, and (iv) other employee benefit plan, agreement, arrangement, program, practice or understanding.

(b) True and accurate copies of each Carrier Plan have been made available to the Company.

(c) Except as otherwise set forth in Section 3.05(c) of the Carrier Disclosure Schedule, or except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Northeast Business Material Adverse Effect:

(i) Carrier (A) does not contribute to or have an obligation to contribute to, (B) has not at any time contributed to or had an obligation to contribute to, and (C) does not have any actual or contingent liability under, a multiemployer plan within the meaning of Section 3(37) of ERISA (“Multiemployer Plan”) or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code;

(ii) Each of the Carrier Plans intended to be qualified under Section 401(a) of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, which has not been revoked and each such Carrier Plan has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would reasonably be expected to adversely affect such qualified status;

(iii) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Carrier, threatened against, or with respect to, any of the Carrier Plans or their assets;

(iv) Neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of any or all of the transactions contemplated hereby or thereby will: (A) entitle any Northeast Business Transferred Employee to severance pay, unemployment compensation or any similar payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any Northeast Business Transferred Employee, or (C) result in any payment made to or on behalf of any Northeast Business Transferred Employee to constitute a “parachute payment” within the meaning of Section 280G of the Code;

(v) With respect to the Northeast Business Transferred Employees, since January 1, 2010, there have not been any material (i) work stoppages, labor disputes or other significant controversies between Carrier and the Northeast Business Transferred Employees, (ii) labor union grievances or, to the Knowledge of Carrier, organizational efforts, or (iii) unfair labor practice or labor arbitration proceedings pending or, to the Knowledge of Carrier, threatened;

(vi) Carrier has no material obligation to provide health benefits or life insurance benefits to former employees, except as specifically required by law; and

(vii) Other than Pension Benefit Guaranty Corporation premium payments in the ordinary course, Carrier has not incurred any material liability or taken any action, and no action or event has occurred that would reasonably be expected to cause Carrier to incur any material liability (A) under Section 412 of the Code or Title IV of ERISA with respect to any “single employer plan” within the meaning of Section 4001(a)(15) of ERISA or (B) to any Multiemployer Plan, including an account of a partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA.

3.06 Northeast Business Financial Statements; Liabilities; Accounts Receivable; Inventories.

(a) Set forth in Section 3.06(a) of the Carrier Disclosure Schedule are the unaudited financial statements of the Northeast Business, as of and for the years ended December 31, 2009 and 2010 (the “Northeast Business Financial Statements”). The Northeast Business Financial Statements: (i) have been prepared from the books and records of Carrier and (except (A) as otherwise disclosed therein and (B) for failures to be so prepared that would not result in an unfair presentation of the financial position and the results of operations of the Northeast Business, on the basis of presentation outlined in Section 3.06(a) of the Carrier Disclosure Schedule); (ii) have been prepared in the manner set forth in Section 3.06(a) of the Carrier Disclosure Schedule; and (iii) fairly present in all material respects the financial position of the Northeast Business, on the basis of presentation outlined in Section 3.06(a) of the Carrier Disclosure Schedule. All references to the “Northeast Business Balance Sheet” mean the Northeast Business balance sheet as of December 31, 2010.

(b) Except for (i) the liabilities reflected on the Northeast Business Balance Sheet, (ii) liabilities and obligations incurred since the Northeast Business Balance Sheet Date in the ordinary course of business, (iii) executory contract obligations under any Contract of Carrier with respect to the Northeast Business either listed on Section 3.11(a) of the Carrier Disclosure Schedule or entered into in the ordinary course of business, and (iv) liabilities that are not and are not reasonably expected to be material to the Northeast Business, Carrier does not have any undisclosed liabilities or obligations of any nature (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP) with respect to the Northeast Business.

(c) The accounts receivable reflected on the Northeast Business Balance Sheet arose from bona fide transactions or events. No such account receivable has been assigned or pledged to any other Person.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Northeast Business Material Adverse Effect, the inventory of the Northeast Business consists of items that are of a quality, condition and quantity consistent with normal seasonally-adjusted inventory levels of the Northeast Business and are usable and saleable for the purposes for which intended in the ordinary and usual course of business, except to the extent written down or reserved against on the Northeast Business Balance Sheet.

(e) Except as has not been and is not reasonably expected to be material to the Northeast Business, Carrier has, or as of the Northeast Business Contribution Time will have, good and valid title to, or a valid leasehold interest in or other valid legal right to use, all of the Northeast Business Contributed Assets, free and clear of any and all liens, mortgages, deeds of trust, pledges, adverse claims, encumbrances or other restrictions or limitations whatsoever (“Liens”), except Permitted Liens and Liens set forth in Section 3.06(e) of the Carrier Disclosure Schedule.

(f) No personal loans have been made by Carrier to the officers of the Northeast Business.

(g) With respect to the Northeast Business, Carrier maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of Carrier’s most recent fiscal year, there has been, with respect to the Northeast Business (i) to the Knowledge of Carrier, no material weakness in Carrier’s internal control over financial reporting (whether or not remediated), and (ii) no change in Carrier’s internal control over financial reporting that has materially affected Carrier’s internal control over financial reporting.

3.07 Absence of Certain Changes.

(a) Since the Northeast Business Balance Sheet Date, there has not been any change or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Northeast Business Material Adverse Effect.

(b) Except as otherwise set forth in Section 3.07(b) of the Carrier Disclosure Schedule, or as contemplated by this Agreement or any Ancillary Agreement, since the Northeast Business Balance Sheet Date, (i) Carrier has conducted the Northeast Business, and, with respect to the Northeast Business, has not entered into, or agreed to enter into, any material transaction other than, in the ordinary course of business, consistent with past practice and (ii) Carrier has not taken any action that would have required the consent of Watsco pursuant to Section 9.01(a) had such action or event occurred after the date of this Agreement.

(c) Except as contemplated by this Agreement or any Ancillary Agreement, since the Northeast Business Balance Sheet Date, Carrier has not done any of the following with respect to the Northeast Business, other than in the ordinary course of business or as required by applicable Legal Requirements:

(i) entered into, amended, or terminated any Contract of the type required to be listed in Section 3.11(a) of the Carrier Disclosure Schedule;

(ii) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any material properties or assets of the Northeast Business except pursuant to any agreement specified in Section 3.11(a) of the Carrier Disclosure Schedule;

(iii) settled any claim or litigation in any proceeding before any Governmental Authority or any arbitrator, other than settlements not in excess of $1 million;

(iv) incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of $1 million (other than those required pursuant to any agreement specified in Section 3.11(a) of the Carrier Disclosure Schedule);

(v) made any material change in any of its financial accounting methods or practices, except as required by GAAP;

(vi) granted any increase in the compensation payable or to become payable to the Northeast Business Transferred Employees; or

(vii) committed to do any of the foregoing.

3.08 Compliance with Laws; Permits.

(a) Except as otherwise set forth in Section 3.08(a) of the Carrier Disclosure Schedule, Carrier is in compliance in all respects with any and all Legal Requirements applicable to the Northeast Business, except for failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Northeast Business Material Adverse Effect; provided, however, that the provisions of this Section 3.08(a) shall not apply to (i) ERISA and other Legal Requirements applicable to the Carrier Plans, such matters being addressed in Section 3.05 hereof; (ii) Legal Requirements in respect of Taxes, such matters being addressed in Section 3.19 hereof; and (iii) Environmental Laws, such matters being addressed in Section 3.15 hereof. Without limiting the generality of the foregoing, Carrier has not received notice of and, to the Knowledge of Carrier, there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that Carrier is not in compliance with any Legal Requirement relating to (x) the development, testing, manufacture, packaging, distribution, pricing, marketing, sale and delivery of products, (y) building, zoning and land use and/or (z) the Foreign Corrupt Practices Act and the rules and regulations promulgated thereunder, or any other government rule, regulation or law, in each case except for failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Northeast Business Material Adverse Effect.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Northeast Business Material Adverse Effect, (i) Carrier possesses all material Permits required to be obtained for the businesses and operations of the Northeast Business and for the ownership and use of its properties and assets, (ii) all such Permits are valid and in full force and effect, (iii) Carrier is in compliance with the requirements thereof, and (iv) no proceeding is pending or, to the Knowledge of Carrier, threatened to revoke or amend any of them.

3.09 Litigation. Except as otherwise set forth in Section 3.09 of the Carrier Disclosure Schedule, there are no claims, actions, suits, investigations or proceedings (regardless of whether formal or informal) against Carrier pending or, to the Knowledge of Carrier, threatened in any court or before or by any Governmental Authority, or before any arbitrator, which have had or would reasonably be expected to have, individually or in the aggregate, a Northeast Business Material Adverse Effect.

3.10 Real Property.

(a) Carrier does not own fee title to any real property used in the Northeast Business.

(b) Carrier has valid leasehold interests in the real property specified in Section 3.10(b) of the Carrier Disclosure Schedule (the “Northeast Business Leased Real Property”), subject only to Permitted Liens. Section 3.10(b) of the Carrier Disclosure Schedule sets forth a list of all material leases, licenses or similar agreements relating to the use or occupancy of real estate with respect to the Northeast Business (“Northeast Business Leases”), in each case setting forth the street address of each property covered thereby. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Northeast Business Material Adverse Effect, the Northeast Business Leases and all guaranties, if any, with respect thereto, are in full force and effect (except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, Legal Requirements and judicial decisions from time to time in effect which affect creditors’ rights generally) and have not been amended in writing or otherwise (except as shown on Section 3.10(b) of the Carrier Disclosure Schedule), and, to the Knowledge of Carrier, no other party thereto is in default or breach under any such Northeast Business Lease. To the Knowledge of Carrier, no event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Northeast Business Leases. Except as otherwise set forth in Section 3.10(b) of the Carrier Disclosure Schedule, each Northeast Business Lease is assignable by Carrier to the Company without the consent of any other Person. Neither Carrier nor its agents or employees have received written notice from any third party of any claimed abatements, offsets, defenses or other bases for relief or adjustment relating to the Northeast Business Leases, except as would not reasonably be expected to have, individually or in the aggregate, a Northeast Business Material Adverse Effect.

(c) With respect to the Northeast Business Leased Real Property: (i) there are no pending or, to the Knowledge of Carrier, threatened condemnation proceedings, suits or administrative actions relating to the Northeast Business Leased Real Property or other matters affecting adversely the current use or occupancy thereof, and (ii) all improvements, buildings, fixtures, equipment and systems on the Northeast Business Leased Real Property are in good operating condition, normal wear and tear excepted, except, in the case of both clauses (i) and (ii), as has not had and would not be reasonably expected to have, individually or in the aggregate, a Northeast Business Material Adverse Effect.

3.11 Commitments.

(a) Except as otherwise set forth in Section 3.11(a) of the Carrier Disclosure Schedule and except for the obligations and commitments set forth in this Agreement, Carrier is not a party to or bound by any of the following with respect to the Northeast Business, whether written or oral:

(i) Contract or commitment for capital expenditures in excess of $1 million per calendar quarter in the aggregate;

(ii) agreement, Contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation in excess of $1 million;

(iii) agreement for the sale of any assets that in the aggregate have a net book value of greater than $1 million other than inventory sales in the ordinary course of business;

(iv) agreement that purports to limit Carrier’s freedom to compete freely in any geographic area (other than this Agreement and the Ancillary Agreements); or

(v) material preferential purchase right, right of first refusal, or similar agreement or right in favor of a third party.

(b) All of the Contracts listed in Section 3.11(a) of the Carrier Disclosure Schedule are valid, binding and in full force and effect (except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, Legal Requirements and judicial decisions from time to time in effect which affect creditors’ rights generally), except where the failure to be so valid, binding and enforceable, individually or in the aggregate, has not had and would not reasonably be expected to have a Northeast Business Material Adverse Effect. Except as set forth in Section 3.11(a) of the Carrier Disclosure Schedule, each Contract (i) identified in Section 3.11(a) of the Carrier Disclosure Schedule or that is or would reasonably be expected to be material to the Northeast Business, and (ii) that is being assigned to or assumed by the Company in accordance with the terms hereof, is assignable to the Company without the consent of any other Person. Carrier has not been notified or advised in writing by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect, which termination or modification, individually or in the aggregate, would reasonably be expected to have a Northeast Business Material Adverse Effect. Neither Carrier nor, to the Knowledge of Carrier, any other party is in breach of any of the terms or covenants of any Contract listed in Section 3.11(a) of the Carrier Disclosure Schedule, which breach, individually or in the aggregate, has had or would reasonably be expected to have a Northeast Business Material Adverse Effect.

3.12 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Northeast Business Material Adverse Effect, as of the

date hereof, none of the insurance carriers (to the extent applicable) with respect to insurance policies covering the Northeast Business has indicated in writing to Carrier (i) an intention to cancel any such policy, or (ii) that any such insurance will not be available in the future on substantially the same terms as currently in effect. There is no claim by Carrier in respect of the Northeast Business pending under any such policies that (i) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice, or (ii) if not paid, would reasonably be expected to have a Northeast Business Material Adverse Effect. During the prior three years, all notices of claims required to have been given by Carrier to any insurance company in respect of the Northeast Business have been timely and duly given, and no insurance company has asserted in writing that any such claim is not covered by the applicable policy relating to such claim, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Northeast Business Material Adverse Effect.

3.13 Intellectual Property. For purposes of this Agreement, the term “Intellectual Property” means any and all foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration), know-how, Trade Secrets, computer software and licenses, quality control data, methods, processes (whether secret or not), rights or intangible properties; “Northeast Business Owned Intellectual Property” means all Intellectual Property which is owned by Carrier that is material to the operation of the Northeast Business; “Northeast Business Licensed Intellectual Property” means all Intellectual Property which Carrier is licensed, or otherwise has the right, to use that is material to the operation of the Northeast Business; and “Northeast Business Intellectual Property” means Northeast Business Owned Intellectual Property and Northeast Business Licensed Intellectual Property. Section 3.13 of the Carrier Disclosure Schedule sets forth in all material respects a list of all Northeast Business Intellectual Property that is issued by, registered with, or the subject of a pending application before any Governmental Authority (the “Northeast Business Registered Owned Intellectual Property”). Except as would not, individually or in the aggregate, have a Northeast Business Material Adverse Effect:

(a) to the Knowledge of Carrier, Carrier owns the Northeast Business Owned Intellectual Property, free and clear of all Liens, except for Permitted Liens;

(b) the Northeast Business Owned Intellectual Property has not been and, to the Knowledge of Carrier, Northeast Business Licensed Intellectual Property has not been, adjudged invalid or unenforceable;

(c) to the Knowledge of Carrier, Carrier owns and has the right to exercise or has a valid license to use all the Northeast Business Intellectual Property in connection with the operation of the Northeast Business as currently conducted;

(d) the transactions contemplated hereunder will not alter or impair such ownership of and right to exercise or license to use the Northeast Business Intellectual Property;

(e) the Northeast Business Intellectual Property includes all of the material Intellectual Property used in the ordinary operation of the Northeast Business as currently conducted, except for generally commercially available, off-the-shelf software programs or for which a license to use such Intellectual Property is not required under applicable Legal Requirements;

(f) there have been no claims made, nor, to the Knowledge of Carrier, threatened against Carrier asserting any grounds for asserting the invalidity, abuse, misuse or unenforceability of any of the Northeast Business Intellectual Property;

(g) Carrier has not made any claim of any violation or infringement by others of any of the Northeast Business Intellectual Property, and to the Knowledge of Carrier, no grounds for any such claims exist;

(h) Carrier has not received any written notice that Carrier is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Northeast Business Intellectual Property, and, to the Knowledge of Carrier, neither the use of the Northeast Business Intellectual Property nor the operation of the Northeast Business is infringing or has infringed upon any intellectual property rights of others;

(i) to the Knowledge of Carrier, there are no royalties, honorariums or fees payable by Carrier to any Person in respect of the Northeast Business Intellectual Property;

(j) to the extent any of the Northeast Business Intellectual Property constitutes proprietary or confidential information, Carrier has exercised commercially reasonable care to prevent such information from being disclosed;

(k) the registrations and filings associated with the Northeast Business Registered Owned Intellectual Property were duly made and remain in full force and effect; and

(l) no interest in any of the Northeast Business Intellectual Property has been assigned, transferred, licensed or sublicensed by Carrier to any Person other than pursuant to this Agreement or as set forth on Section 3.13 of the Carrier Disclosure Schedule.

3.14 Equipment and Other Tangible Property. Except as otherwise set forth on Section 3.14 of the Carrier Disclosure Schedule, all of Carrier’s equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property used in the Northeast Business (excluding inventory, the “Tangible Northeast Business Properties”), are suitable in all material respects for the purposes for which intended and are in all material respects in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Northeast Business Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with Carrier’s prior practices and normal industry standards. To the Knowledge of Carrier, the Tangible Northeast Business Properties are free of any structural or engineering defects, which defects, individually and in the aggregate, have had or would reasonably be expected to have a Northeast Business Material Adverse Effect. During the past three years, there has not been any significant interruption of the Northeast Business due to inadequate maintenance or obsolescence of the Tangible Northeast Business Properties, which interruption has had or would reasonably be expected to have a Northeast Business Material Adverse Effect.

3.15 Environmental Matters.

(a) Except as set forth in Section 3.15(a) of the Carrier Disclosure Schedule, Carrier is and, since January 1, 2008, has been, in full compliance with all Environmental Laws governing the businesses and operations of the Northeast Business conducted at the Northeast Business Leased Real Property, including: (i) all requirements relating to the Discharge and Handling of Hazardous Substances; (ii) all requirements relating to notice, record keeping and reporting; (iii) all requirements relating to obtaining and maintaining Permits for the use by Carrier of the Northeast Business Leased Real Property; and (iv) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws, except, in each case, where such non-compliance has not been and would not reasonably be expected to be material to the Northeast Business.

(b) There are no (and, to the Knowledge of Carrier, there is no basis for any) non-compliance orders, warning letters or notices of violation or other communications (collectively “Notices”), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations of any nature or proceedings (collectively, “Proceedings”) pending or, to the Knowledge of Carrier, threatened against Carrier or relating to the operations of the Northeast Business conducted at the Northeast Business Leased Real Property, issued by any Governmental Authority or third party with respect to any Environmental Laws or Permits issued to Carrier thereunder in connection with, related to, or arising out of the use by Carrier of the Northeast Business Leased Real Property, except where such Notices and Proceedings have not been and would not reasonably be expected to be material to the Northeast Business.

(c) For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

“Discharge” means any manner of spilling, pumping, pouring, emptying, injecting, escaping, leaching, disposing, leaking, dumping, discharging, releasing, migrating or emitting, as any of such terms may further be defined in any Environmental Law, into or through any medium including ground water, surface water, land, soil or air.

“Environmental Laws” means all federal, state, regional or local statutes, laws, rules, regulations, codes, ordinances, orders or licenses currently in existence, any of which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste or occupational health and safety.

“Handle” means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law.

“Hazardous Substances” means (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law, (ii) any noxious, toxic or hazardous substance, material or waste, and (iii) any other contaminant, chemical, pollutant or constituent thereof, including petroleum or petroleum products, asbestos or any asbestos-containing material, lead containing paint or coating material, polychlorinated byphenyls, and radioactive material.

(d) Except as has not been and would not reasonably be expected to be material to the Northeast Business, to the Knowledge of Carrier, there are no Hazardous Substances present on or in the environment at the Northeast Business Leased Real Property that would give rise to an obligation to act or disclose that condition under any Environmental Law, including any Hazardous Substances contained in barrels, storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, whether deposited or located in land, water, sumps, or any other part of the Northeast Business Leased Real Property, or incorporated into any structure therein or thereon.

3.16 Suppliers and Customers. Since the Northeast Business Balance Sheet Date, no customer or supplier of the Northeast Business has canceled, terminated or given formal written notice to Carrier of its intention to cancel or otherwise terminate its relationship with Carrier or to materially decrease its services or supplies to Carrier for use in the Northeast Business or its direct or indirect purchase or usage of the products or services of the Northeast Business, except as has not been and would not reasonably be expected to be material to the Northeast Business.

3.17 Transactions with Affiliates. Except as set forth in Section 3.17 of the Carrier Disclosure Schedule and except for business dealings or transactions conducted in the ordinary course of business consistent with past practice, the provision of goods and services pursuant to distribution agreements, normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, transactions contemplated by this Agreement, and participation in scheduled Carrier Plans by employees, Carrier has not, since the Northeast Business Balance Sheet Date, purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any of its Affiliates or any officer, director, manager or member of Carrier or any of its Affiliates, related to the Northeast Business.

3.18 No Equity Interests. The Northeast Business Contributed Assets do not consist in whole or in part of any stock or other equity interest nor is any Northeast Business Contributed Asset required to be treated as such for federal income Tax purposes.

3.19 Northeast Business Taxes. Except as would not have been or would not reasonably be expected to be material to Carrier taken as a whole, and except as set forth in Section 3.19 of the Carrier Disclosure Schedule:

(a) Carrier has filed all Tax Returns relating to the Northeast Business that it was required to file. All Taxes due and owed by Carrier with respect to the Northeast Business (whether or not shown on any Tax Return and whether or not any Tax Return was required) under applicable law have been paid. There are no Liens on any of the Northeast Business Contributed Assets that arose in connection with any failure (or alleged failure) to pay any Tax, except for Liens for Taxes not yet due or which are reflected on the Northeast Business Balance Sheet.

(b) Carrier has withheld and paid to the applicable taxing authority all Taxes required to have been withheld and paid by it with respect to the Northeast Business in connection with amounts paid or owing to any employee, independent contractor, creditor, or member or other third party in accordance with applicable law.

(c) There is no dispute, claim, deficiency or proposed adjustment concerning any Tax liability of Carrier with respect to the Northeast Business claimed, raised, asserted, assessed, or threatened by any taxing authority, in each case, in writing.

(d) Carrier is not a party to any Tax allocation or sharing agreement with respect to the Northeast Business.

(e) Carrier has not participated in any reportable transaction with respect to the Northeast Business within the meaning of Code Section 6707A(c)(1).

(f) None of the Northeast Business Contributed Assets is “tax exempt use property” (within the meaning of Section 168(h) of the Code).

3.20 Brokers. Neither Carrier nor any of its Affiliates has engaged any broker, finder or investment banker in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements and no commission, finder’s fee, or other similar payment is due to any party in connection herewith or therewith.

3.21 Northeast Business Contributed Assets.

(a) Except for the Northeast Business Excluded Assets and except as set forth in Section 3.21(a) of the Carrier Disclosure Schedule, the Northeast Business Contributed Assets include all of the material assets owned or leased by Carrier that are used directly in the operations of the Northeast Business on the date hereof.

(b) Section 3.21(b) of the Carrier Disclosure Schedule identifies all material assets owned or leased by Carrier, whether or not located at the Northeast Business Leased Facilities, that are used indirectly in the operations of the Northeast Business on the date hereof.

3.22 No Additional Representations.

(a) Carrier acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Carrier and its representatives except as expressly set forth in this Agreement.

(b) Carrier acknowledges that, to the extent it had any Knowledge that any representation and warranty made herein by the Company is or might be inaccurate or untrue, this constitutes a release and waiver of any and all actions, claims, suits, damages or rights to indemnity, at law or in equity, against the Company arising out of breach of that representation and warranty. Nothing herein shall be deemed to limit or waive Carrier’s rights against the Company arising out of any other representation and warranty made herein by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

CARRIER TO WATSCO

Except as set forth herein and in the corresponding sections of the Carrier Disclosure Schedule delivered by Carrier to Watsco, Carrier hereby represents and warrants to Watsco, as of the date hereof, that:

4.01 Existence and Qualification. Carrier is a Delaware corporation. Carrier is duly organized or formed, validly existing and in good standing under the laws of the State of Delaware and has the power to own, manage, lease and hold its properties and assets and to carry on its business as now conducted.

4.02 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Carrier, and Carrier has all requisite corporate or comparable power and legal capacity to execute and deliver this Agreement and each Ancillary Agreement, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby, and the performance of Carrier’s obligations hereunder have been, or in the case of the Ancillary Agreements will be by the Closing, duly and validly authorized by all necessary corporate or comparable action on the part of Carrier. This Agreement constitutes, or in the case of Ancillary Agreements will constitute at the Closing, the legal, valid and binding obligation of Carrier, enforceable against it in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, Legal Requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

4.03 Transferred Membership Interests. At the Closing, upon issuance by the Company of the membership interests to Carrier in accordance with Section 1.02(b), the Transferred Membership Interests will be owned beneficially and of record by Carrier free and clear of any preemptive or similar rights or Liens, except for Liens created pursuant to this Agreement.

4.04 No Carrier Defaults or Consents. The execution and delivery of this Agreement and each Ancillary Agreement by Carrier and the performance by Carrier of its obligations with respect to the sale of the Transferred Membership Interests hereunder will not violate in any material respect any provision of Carrier organizational documents or any Legal Requirement or any judgment, award or decree or any indenture, agreement or other instrument to which Carrier is a party, or by which the properties or assets of Carrier are bound or affected, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under, any such indenture, agreement, or other instrument.

4.05 Consents and Approvals. The execution, delivery, and performance of this Agreement and the Ancillary Agreements by Carrier and the transfer of the Transferred Membership Interests by Carrier as contemplated by this Agreement do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority except for (a) compliance with the applicable requirements of the HSR Act and (b) such consent, approval, authorization, permit, action, filing, or notification, the failure of which to be obtained, performed or made would not materially impair or delay the ability of Carrier to consummate the transactions contemplated by, or perform its obligations under, this Agreement or any of the Ancillary Agreements.

4.06 No Additional Representations.

(a) Carrier acknowledges that with regard to this Agreement neither Watsco nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Watsco and its Subsidiaries furnished or made available to Carrier and its representatives except as expressly set forth in this Agreement (which includes the Watsco Disclosure Schedule), and neither Watsco nor any other Person shall be subject to any liability or indemnification obligation to Carrier or any other Person resulting from the making available or failure to make available to Carrier or Carrier’s use of such information, or any information, documents or material made available to Carrier in the due diligence materials provided to Carrier, including management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement, and the Ancillary Agreements.

(b) Carrier acknowledges that, to the extent it had any Knowledge that any representation and warranty made herein by Watsco is or might be inaccurate or untrue, this constitutes a release and waiver of any and all actions, claims, suits, damages or rights to indemnity, at law or in equity, against Watsco arising out of breach of that representation and warranty. Nothing herein shall be deemed to limit or waive Carrier’s rights against Watsco arising out of any other representation and warranty made herein by Watsco.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

WATSCO TO CARRIER AND THE COMPANY

Except as set forth herein and in the corresponding sections of the disclosure schedule delivered by Watsco to Carrier and dated as of the date of this Agreement (the “Watsco Disclosure Schedule”), Watsco hereby represents and warrants to Carrier and (after the Company Formation Date) to the Company, as of the date hereof, that:

5.01 Existence and Qualification. Watsco is a Florida corporation and Baker is a Delaware limited liability company, and each of Watsco and Baker is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, and, in the case of Baker, has the power to own, manage, lease and hold the Homans Business Contributed Assets and to carry on the Homans Business as presently conducted. Baker is duly qualified or licensed to do business and is in good standing as a foreign entity in each of the jurisdictions where the character of its properties owned, managed, leased or held by Baker with respect to the Homans Business or the nature of activities conducted by the Homans Business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Homans Business Material Adverse Effect. As of the Homans Business Contribution Time, Holdings III will be duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its formation, and will have the power to own, manage, lease and hold the Homans Business Contributed Assets.

5.02 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Watsco, and Watsco has, and any Subsidiary of Watsco to become a party to any Ancillary Agreement will have at the Closing, all requisite corporate or comparable power and legal capacity to execute and deliver this Agreement or each Ancillary Agreement to be executed and delivered by it, to consummate the transactions contemplated hereby and by the Ancillary Agreements, and perform its obligations hereunder and under the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements to be executed and delivered by Watsco or any of its Subsidiaries in connection with the transactions provided for hereby and thereby, the consummation of the transactions contemplated hereby and by the Ancillary Agreements, and the performance of their respective obligations hereunder and under the Ancillary Agreements have been, or in the case of the Ancillary Agreements, will be by the Closing, duly and validly authorized by all necessary corporate or comparable action on the part of Watsco or such Subsidiary, as applicable. This Agreement and each Ancillary Agreement to which Watsco or any of its Subsidiaries is (or will become) a party constitutes, or in the case of the Ancillary Agreements, will constitute at the Closing, the legal, valid and binding obligation of Watsco or such Subsidiary, as applicable, enforceable against it in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, Legal Requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

5.03 No Defaults or Consents. Except as set forth in Section 5.03 of the Watsco Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by Watsco or any of its Subsidiaries and the performance by each of them of their respective obligations hereunder or thereunder will not violate any provision of any Legal Requirement or any judgment, award or decree or any indenture, agreement or other instrument to which Watsco or such Subsidiary is a party, or by which the properties or assets of Watsco or such Subsidiary are bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, except for such violations, conflicts, breaches or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Homans Business Material Adverse Effect.

5.04 Government Approval. The execution, delivery, and performance of this Agreement or any of the Ancillary Agreements by Watsco and any of its Subsidiaries, including Baker, and the consummation of the transactions by Watsco or any of its Subsidiaries as contemplated by this Agreement or any of the Ancillary Agreements do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for (a)(i) those required under or in relation to the Exchange Act or the Securities Act, (ii) compliance with the applicable requirements of the HSR Act, and (iii) as may be required under any applicable state securities or blue sky laws, and (b) any such consent, approval, authorization, permit, action, filing or notification, the failure of which to be obtained, performed or made would not (i) individually or in the aggregate, be reasonably expected to result in a Homans Business Material Adverse Effect, or (ii) materially impair or delay the ability of Watsco and any of its Subsidiaries to consummate the transactions contemplated by, or perform their obligations under, this Agreement or any of the Ancillary Agreements.

5.05 Employee Benefits Matters.

(a) For purposes of this Agreement, “Watsco Plans” shall mean each of the following, if any, which is sponsored, maintained or contributed to by Watsco for the benefit of the Homans Business Transferred Employees: each material (i) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including employee benefit plans which are not subject to the provisions of ERISA), (ii) personnel policy, employee manual or other written statement of rules or policies concerning employment, (iii) option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, medical, dental, disability or life insurance, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract, and (iv) other employee benefit plan, agreement, arrangement, program, practice or understanding.

(b) True and accurate copies of each Watsco Plan have been made available to the Company.

(c) Except as otherwise set forth in Section 5.05 of the Watsco Disclosure Schedule or except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Homans Business Material Adverse Effect:

(i) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any liabilities in respect of Watsco Plans under Title IV of ERISA, Section 302 of ERISA, or Sections 412 and 4971 of the Code, or with respect to any Multiemployer Plans. Watsco and its Subsidiaries have no material obligation to provide health benefits or life insurance benefits to former employees, except as specifically required by law;

(ii) Each of the Watsco Plans intended to be qualified under Section 401(a) of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, which has not been revoked and each such Watsco Plan has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would reasonably be expected to adversely affect such qualified status;

(iii) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Watsco, threatened against, or with respect to, any of the Watsco Plans or their assets; and

(iv) Neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of any or all of the transactions contemplated hereby or thereby will: (A) entitle any Homans Business Transferred Employee to severance pay, unemployment compensation or any similar payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any Homans Business Transferred Employee, or (C) result in any payment made to or on behalf of any Homans Business Transferred Employee to constitute a “parachute payment” within the meaning of Section 280G of the Code.

(d) With respect to the Homans Business Transferred Employees, since January 1, 2010, there have not been any material (i) work stoppages, labor disputes or other significant controversies between Watsco and the Homans Business Transferred Employees, (ii) labor union grievances or, to the Knowledge of Watsco, organizational efforts, or (iii) unfair labor practice or labor arbitration proceedings pending or, to the Knowledge of Watsco, threatened.

(e) No Watsco Plan is maintained exclusively for the benefit of employees of the Homans Business.

5.06 Homans Business Financial Statements; Liabilities; Accounts Receivable; Inventories.

(a) Set forth in Section 5.06(a) of the Watsco Disclosure Schedule are the unaudited financial statements of the Homans Business, as of and for the years ended December 31, 2009 and 2010 (the “Homans Business Financial Statements”). The Homans Business Financial Statements: (i) have been prepared from the books and records of Baker and (except (A) as otherwise disclosed therein and (B) for failures to be so prepared that would not result in an unfair presentation of the financial position and the results of operations of the Homans Business, on the basis of presentation outlined in Section 5.06(a) of the Watsco Disclosure Schedule); (ii) have been prepared in the manner set forth in Section 5.06(a) of the Watsco Disclosure Schedule; and (iii) fairly present in all material respects the financial position of the Homans Business, on the basis of presentation outlined in Section 5.06(a) of the Watsco Disclosure Schedule. All references to the “Homans Business Balance Sheet” mean the Homans Business balance sheet as of December 31, 2010.

(b) Except for (i) the liabilities reflected on the Homans Business Balance Sheet, (ii) liabilities and obligations incurred since the Homans Business Balance Sheet Date in the ordinary course of business, (iii) executory contract obligations under any Contract of the Homans Business either listed on Section 5.11(a) of the Watsco Disclosure Schedule or entered into in the ordinary course of business, and (iv) liabilities that are not and are not reasonably expected to be material to the Homans Business, Baker does not have any undisclosed liabilities or obligations of any nature (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP) with respect to the Homans Business.

(c) The accounts receivable reflected on the Homans Business Balance Sheet arose from bona fide transactions or events. No such account receivable has been assigned or pledged to any other Person.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Homans Business Material Adverse Effect, the inventory of the Homans Business consists of items that are of a quality, condition and quantity consistent with normal seasonally-adjusted inventory levels of the Homans Business and are usable and saleable for the purposes for which intended in the ordinary and usual course of business, except to the extent written down or reserved against on the Homans Business Balance Sheet.

(e) Except as has not been and is not reasonably expected to be material to the Homans Business, Baker has, and Holdings III, as of the Homans Business Contribution Time will have, good and valid title to, or a valid leasehold interest in or other valid legal right to use, all of the Homans Business Contributed Assets, free and clear of any and all Liens, except Permitted Liens and Liens set forth in Section 5.06(e) of the Watsco Disclosure Schedule.

(f) No personal loans have been made by Baker to the officers of the Homans Business.

(g) The Homans Business is a division of Baker and is operated solely and exclusively by Baker, and no portion of the Homans Business is operated, directly or indirectly, by Watsco or any Subsidiary of Watsco other than Baker.

(h) With respect to the Homans Business or Baker maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of Watsco’s most recent fiscal year, there has been, with respect to the Homans Business (i) to the Knowledge of Watsco, no material weakness in Baker’s internal control over financial reporting (whether or not remediated), and (ii) no change in Baker’s internal control over financial reporting that has materially affected Baker’s internal control over financial reporting.

5.07 Absence of Certain Changes.

(a) Since the Homans Business Balance Sheet Date, there has not been any change or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Homans Business Material Adverse Effect.

(b) Except as otherwise set forth in Section 5.07 of the Watsco Disclosure Schedule or as contemplated by this Agreement or any Ancillary Agreement, since the Homans Business Balance Sheet Date, (i) Baker has conducted the Homans Business, and neither Watsco nor Baker has, with respect to the Homans Business, entered into, or agreed to enter into any material transaction other than, in the ordinary course of business, consistent with past practice and (ii) neither Watsco nor Baker has taken any action that would have required consent of Carrier under Section 9.01(b) had such action or event occurred after the date of this Agreement.

(c) Except as contemplated by this Agreement or any Ancillary Agreement, since the Homans Business Balance Sheet Date, neither Watsco nor Baker has done any of the following with respect to the Homans Business, other than in the ordinary course of business or as required by applicable Legal Requirements:

(i) entered into, amended, or terminated any Contract of the type required to be listed in Section 5.11 of the Watsco Disclosure Schedule;

(ii) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any material properties or assets of the Homans Business except pursuant to any agreement specified in Section 5.11 of the Watsco Disclosure Schedule;

(iii) settled any claim or litigation in any proceeding before any Governmental Authority or any arbitrator, other than settlements not in excess of $1 million;

(iv) incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of $1 million (other than those required pursuant to any agreement specified in Section 5.11 of the Watsco Disclosure Schedule);

(v) made any material change in any of its financial accounting methods or practices, except as required by GAAP;

(vi) granted any increase in the compensation payable or to become payable to the Homans Business Transferred Employees; or

(vii) committed to do any of the foregoing.

5.08 Compliance with Laws; Permits.

(a) Except as otherwise set forth in Section 5.08 of the Watsco Disclosure Schedule, Watsco and Baker are in compliance in all respects with any and all Legal Requirements applicable to the Homans Business, except for failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Homans Business Material Adverse Effect; provided, however, that the provisions of this Section 5.08(a) shall not apply to (i) ERISA and other Legal Requirements applicable to the Watsco Plans, such matters being addressed in Section 5.05 hereof, (ii) Legal Requirements in respect of Taxes, such matters being addressed in Section 5.19 hereof; and (iii) Environmental Laws, such matters being addressed in Section 5.15 hereof. Without limiting the generality of the foregoing, neither Baker nor Watsco has received notice of and, to the Knowledge of Watsco, there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that Baker is not in compliance with any Legal Requirement relating to (i) the development, testing, manufacture, packaging, distribution, pricing, marketing, sale and delivery of products, (ii) building, zoning and land use, or (iii) the Foreign Corrupt Practices Act and the rules and regulations promulgated thereunder or any other government rule, regulation or law, in each case except for failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Homans Business Material Adverse Effect.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Homans Business Material Adverse Effect, (i) Baker possesses all material Permits required to be obtained for the businesses and operations of the Homans Business and for the ownership and use of its properties and assets, (ii) all such Permits are valid and in full force and effect, (iii) Baker is in compliance with the requirements thereof, and (iv) no proceeding is pending or, to the Knowledge of Watsco, threatened to revoke or amend any of them.

5.09 Litigation. Except as otherwise set forth in Section 5.09 of the Watsco Disclosure Schedule, there are no claims, actions, suits, investigations or proceedings (regardless of whether formal or informal) against Watsco or Baker pending, or to the Knowledge of Watsco, threatened in any court or before or by any Governmental Authority, or before any arbitrator, which individually or in the aggregate, have had or would reasonably be expected to have a Homans Business Material Adverse Effect, as applicable.

5.10 Real Property.

(a) Baker does not own, and as of the Homans Business Contribution Time, Holdings III will not own, fee title to any real property used in the Homans Business.

(b) Baker has, and as of the Homans Business Contribution Time, Holdings III will have, valid leasehold interests in the real property specified in Section 5.10(b) of the Watsco Disclosure Schedule (the “Homans Business Leased Real Property”), subject only to Permitted Liens. Section 5.10(b) of the Watsco Disclosure Schedule sets forth a list of all material leases, licenses or similar agreements relating to Baker’s use or occupancy of real estate owned by a third party with respect to the Homans Business (“Homans Business Leases”), in each case setting forth the street address of each property covered thereby. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Homans Business Material Adverse Effect, the Homans Business Leases and all guaranties, if any, with respect thereto, are in full force and effect (except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, Legal Requirements and judicial decisions from time to time in effect which affect creditors’ rights generally) and have not been amended in writing or otherwise (except as shown in Section 5.10(b) of the Watsco Disclosure Schedule), and, to the Knowledge of Watsco, no other party thereto is in default or breach under any such Homans Business Lease. To the Knowledge of Watsco, no event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Homans Business Leases. Except as otherwise set forth in Section 5.10(b) of the Watsco Disclosure Schedule, each Homans Business Lease is assignable by Baker to the Company without the consent of any other Person. None of Baker or Watsco or its agents or employees have received written notice from any third party of any claimed abatements, offsets, defenses or other bases for relief or adjustment relating to the Homans Business Leases, except as would not reasonably be expected to have, individually or in the aggregate, a Homans Business Material Adverse Effect.

(c) With respect to the Homans Business Leased Real Property: (i) there are no pending or, to the Knowledge of Watsco, threatened condemnation proceedings, suits or administrative actions relating to the Homans Business Leased Real Property or other matters affecting adversely the current use or occupancy thereof, and (ii) all improvements, buildings, fixtures, equipment and systems on the Homans Business Leased Real Property are in good operating condition, normal wear and tear excepted, except, in the case of both clauses (i) and (ii), as has not had and would not be reasonably expected to have, individually or in the aggregate, a Homans Business Material Adverse Effect.

5.11 Commitments.

(a) Except as otherwise set forth in Section 5.11(a) of the Watsco Disclosure Schedule and except for the obligations and commitments set forth in this Agreement, neither Watsco nor Baker is a party to or bound by any of the following with respect to the Homans Business, whether written or oral:

(i) Contract or commitment for capital expenditures in excess of $1 million per calendar quarter in the aggregate;

(ii) agreement, Contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation in excess of $1 million;

(iii) agreement for the sale of any assets of the Homans Business that in the aggregate have a net book value of greater than $1 million other than inventory sales in the ordinary course of business;

(iv) agreement that purports to limit the freedom of Watsco or any of its Subsidiaries to compete freely in any geographic area (other than this Agreement and the Ancillary Agreements); or

(v) material preferential purchase right, right of first refusal, or similar agreement or right in favor of a third party.

(b) All of the Contracts listed in Section 5.11(a) of the Watsco Disclosure Schedule are valid, binding and in full force and effect (except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, Legal Requirements and judicial decisions from time to time in effect which affect creditors’ rights generally), except where the failure to be valid, binding and enforceable, individually or in the aggregate, has not had and would not reasonably be expected to have a Homans Business Material Adverse Effect. Except as set forth in Section 5.11(a) of the Watsco Disclosure Schedule, each Contract (i) identified in Section 5.11(a) of the Watsco Disclosure Schedule or that is or would reasonably be expected to be material to the Homans Business, and (ii) that is being assigned to or assumed by the Company in accordance with the terms hereof, is assignable to the Company without the consent of any other Person. Neither Watsco nor Baker has been notified or advised in writing by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect, which termination or modification, individually or in the aggregate, would reasonably be expected to have a Homans Business Material Adverse Effect. None of Watsco, Baker or, to the Knowledge of Watsco, any other party is in breach of any of the terms or covenants of any Contract listed in Section 5.11(a) of the Watsco Disclosure Schedule, which breach, individually or in the aggregate, has had or would reasonably be expected to have a Homans Business Material Adverse Effect.

5.12 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Homans Business Material Adverse Effect, as of the date hereof, none of the insurance carriers (to the extent applicable) with respect to insurance policies covering the Homans Business has indicated in writing to Baker or Watsco (i) an intention to cancel any such policy, or (ii) that any such insurance will not be available in the future on substantially the same terms as currently in effect. There is no claim by Baker or Watsco in respect of the Homans Business pending under any such policies that (i) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice, or (ii) if not paid would reasonably be expected to have a Homans Business Material Adverse Effect. During the prior three years, all notices of claims required to have been given by Baker or Watsco to any insurance company in respect of the Homans Business have been timely and duly given, and no insurance company has asserted in writing that any such claim is not covered by the applicable policy relating to such claim, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Homans Business Material Adverse Effect.

5.13 Intellectual Property. For purposes of this Agreement, the term “Homans Business Owned Intellectual Property” means all Intellectual Property which is owned by Baker (and that will be owned by Holdings III as of the Homans Business Contribution Time) that is material to the operation of the Homans Business; “Homans Business Licensed Intellectual Property” means all Intellectual Property which Baker is licensed, or otherwise has the right, to use, or that Holdings III will be licensed, or otherwise have the right to use as of the Homans Business Contribution Time, that is material to the operation of the Homans Business; and “Homans Business Intellectual Property” means the Homans Business Owned Intellectual Property and the Homans Business Licensed Intellectual Property. Section 5.13 of the Watsco Disclosure Schedule sets forth in all material respects a list of all Homans Business Intellectual Property that is issued by, registered with, or the subject of a pending application before any Governmental Authority (the “Homans Business Registered Owned Intellectual Property”). Except as would not, individually or in the aggregate, have a Homans Business Material Adverse Effect,

(a) to the Knowledge of Watsco, Baker owns, and as of the Homans Business Contribution Time, Holdings III will own, the Homans Business Owned Intellectual Property, free and clear of all Liens, except for Permitted Liens;

(b) the Homans Business Owned Intellectual Property has not been, and to the Knowledge of Watsco, the Homans Business Licensed Intellectual Property has not been, adjudged invalid or unenforceable;

(c) to the Knowledge of Watsco, (i) Baker owns and has the right to exercise or has a valid license to use all the Homans Business Intellectual Property in connection with the operation of the Homans Business as currently conducted, and (ii) as of the Homans Business Contribution Time, Holdings III will own and have the right to exercise or have a valid license to use all the Homans Business Intellectual Property in connection with the operation of the Homans Business as currently conducted;

(d) the transactions contemplated hereunder will not alter or impair such ownership of and right to exercise or license to use the Homans Business Intellectual Property;

(e) the Homans Business Intellectual Property includes all of the material Intellectual Property used in the ordinary operation of the Homans Business as currently conducted, except for generally commercially available, off-the-shelf software programs or for which a license to use such Intellectual Property is not required under applicable Legal Requirements;

(f) there have been no claims made, nor, to the Knowledge of Watsco, threatened against Baker or Watsco asserting any grounds for asserting the invalidity, abuse, misuse or unenforceability of any of the Homans Business Intellectual Property;

(g) neither Baker nor Watsco has made any claim of any violation or infringement by others of any of the Homans Business Intellectual Property, and to the Knowledge of Watsco, no grounds for any such claims exist;

(h) none of Baker or Watsco or any of its Subsidiaries has received any written notice that any of them are in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Homans Business Intellectual Property, and, to the Knowledge of Watsco, neither the use of the Homans Business Intellectual Property nor the operation of the Homans Business is infringing or has infringed upon any intellectual property rights of others;

(i) to the Knowledge of Watsco, there are no royalties, honorariums or fees payable by Baker to any Person in respect of the Homans Business Intellectual Property;

(j) to the extent any of the Homans Business Intellectual Property constitutes proprietary or confidential information, Baker and Watsco have exercised commercially reasonable care to prevent such information from being disclosed;

(k) the registrations and filings associated with such Homans Business Registered Owned Intellectual Property were duly made and remain in full force and effect; and

(l) no interest in any of the Homans Business Intellectual Property has been assigned, transferred, licensed or sublicensed by Baker or Watsco or any of its Subsidiaries (other than Baker) to any Person other than pursuant to this Agreement or as set forth on Section 5.13 of the Watsco Disclosure Schedule.

5.14 Equipment and Other Tangible Property. Except as set forth in Section 5.14 of the Watsco Disclosure Schedule, all of Baker’s equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property used in the Homans Business (excluding inventory, the “Tangible Homans Business Properties”), are suitable in all material respects for the purposes for which intended and in are in all material respects in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Homans Business Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with Baker’s or Watsco’s prior practices and normal industry standards. To the Knowledge of Watsco, the Tangible Homans Business Properties are free of any structural or engineering defects, which defects, individually and in the aggregate, have had or would reasonably be expected to have a Homans Business Material Adverse Effect. During the past three years there has not been any significant interruption of the Homans Business due to inadequate maintenance or obsolescence of the Tangible Homans Business Properties, which interruption has had or would reasonably be expected to have a Homans Business Material Adverse Effect.

5.15 Environmental Matters.

(a) Except as set forth in Section 5.15 of the Watsco Disclosure Schedule, Baker is and, since January 1, 2008, has been, in full compliance with all Environmental Laws governing the businesses and operations of the Homans Business conducted at the Homans Business Leased Real Property, including: (i) all requirements relating to the Discharge and Handling of Hazardous Substances; (ii) all requirements relating to notice, record keeping and reporting; (iii) all requirements relating to obtaining and maintaining Permits for the use by Baker of the Homans Business Leased Real Property; and (iv) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws, except, in each case, where such non-compliance has not been and would not reasonably be expected to be material to the Homans Business.

(b) There are no (and, to the Knowledge of Watsco, there is no basis for any) Notices or Proceedings pending or, to the Knowledge of Watsco, threatened against Baker or relating to the operations of the Homans Business conducted at the Homans Business Leased Real Property, issued by any Governmental Authority or third party with respect to any Environmental Laws or Permits issued to Baker thereunder in connection with, related to or arising out of the use by Baker of the Homans Business Leased Real Property, except where such Notices and Proceedings have not been and would not reasonably be expected to be material to the Homans Business.

(c) Except as has not been and would not reasonably be expected to be material to the Homans Business, to the Knowledge of Watsco, there are no Hazardous Substances present on or in the environment at the Homans Business Leased Real Property that would give rise to an obligation to act or disclose that condition under any Environmental Law, including any Hazardous Substances contained in barrels, storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, whether deposited or located in land, water, sumps, or any other part of the Homans Business Leased Real Property, or incorporated into any structure therein or thereon.

5.16 Suppliers and Customers. Since the Homans Business Balance Sheet Date, no customer or supplier of the Homans Business has canceled, terminated or given formal written notice to Baker or Watsco or any of its Subsidiaries of its intention to cancel or otherwise terminate its relationship with Baker or Watsco or to materially decrease its services or supplies to Baker for the use in the Homans Business or its direct or indirect purchase or usage of the products or services of the Homans Business, except as has been and would not reasonably be expected to be material to the Homans Business.

5.17 Transactions with Affiliates. Except as set forth in Section 5.17 of the Watsco Disclosure Schedule and except for business dealings or transactions conducted in the ordinary course of business consistent with past practice, normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, transactions contemplated by this Agreement and participation in scheduled Watsco Plans by employees, neither Watsco nor Baker has, since the Homans Business Balance Sheet Date, purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any of their respective Affiliates or any officer, director, manager or member of Watsco or Baker, or any of their Affiliates, related to the Homans Business.

5.18 No Equity Interests. The Homans Business Contributed Assets do not consist in whole or in part of any stock or other equity interest nor is any Homans Business Contributed Asset required to be treated as such for federal income Tax purposes.

5.19 Homans Business Taxes. Except as would not have been, or would not reasonably be expected to be, material to Baker taken as a whole and except as set forth in Section 5.19 of the Watsco Disclosure Schedule:

(a) Watsco and Baker have filed all Tax Returns relating to the Homans Business that it was required to file. All Taxes due and owed by Watsco or Baker with respect to the Homans Business (whether or not shown on any Tax Return and whether or not any Tax Return was required) under applicable law have been paid. There are no Liens on any of the Homans Business Contributed Assets that arose in connection with any failure (or alleged failure) to pay any Tax, except for Liens for Taxes not yet due or which are reflected on the Homans Business Balance Sheet.

(b) Baker has withheld and paid to the applicable taxing authority all Taxes required to have been withheld and paid by it with respect to the Homans Business in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party in accordance with applicable law.

(c) There is no dispute, claim, deficiency, or proposed adjustment concerning any Tax liability of Watsco or Baker with respect to the Homans Business claimed, raised, asserted, assessed, or threatened by any taxing authority, in each case, in writing.

(d) Baker is not a party to any Tax allocation or sharing agreement with respect to the Homans Business.

(e) Baker has not elected to be classified as an association taxable as a corporation pursuant to Treasury Regulation Section 301.7701-3. Baker has, at all times since its formation, been treated as either an entity disregarded from its owner or as a partnership for federal income tax purposes.

(f) Baker has not participated in any reportable transaction with respect to the Homans Business within the meaning of Code Section 6707A(c)(1).

(g) None of the Homans Business Contributed Assets is “tax exempt use property” (within the meaning of Section 168(h) of the Code).

5.20 Brokers. Neither Watsco nor any of its Affiliates has engaged any broker, finder or investment banker in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements and no commission, finder’s fee or other similar payment is due to any party in connection herewith or therewith.

5.21 Solvency.

(a) Baker is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. As used in this Section 5.21(a), insolvent means that the sum of the debts and other probable liabilities and obligations of Baker exceeds the present fair saleable value of Baker’s assets.

(b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Baker will be able to pay its liabilities and obligations as they become due in the usual course of its business; (ii) Baker will not have unreasonably small capital with which to conduct its business; and (iii) Baker will have assets (calculated at fair market value) that exceed its liabilities and obligations.

5.22 Homans Business Contributed Assets.

(a) Except for the Homans Business Excluded Assets and except as set forth in Section 5.22(a) of the Watsco Disclosure Schedule, the Homans Business Contributed Assets include all of the material assets owned or leased by Baker that are used directly in the operations of the Homans Business on the date hereof.

(b) Section 5.22(b) of the Watsco Disclosure Schedule identifies all material assets owned or leased by Baker, whether or not located at the Homans Business Leased Facilities, that are used indirectly in the operations of the Homans Business on the date hereof.

5.23 No Additional Representations.

(a) Watsco acknowledges that with respect to this Agreement neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, furnished or made available to Watsco and its representatives except as expressly set forth in this Agreement.

(b) Watsco acknowledges that, to the extent it had any Knowledge that any representation and warranty made herein by the Company is or might be inaccurate or untrue, this constitutes a release and waiver of any and all actions, claims, suits, damages or rights to indemnity, at law or in equity, against the Company arising out of breach of that representation and warranty. Nothing herein shall be deemed to limit or waive Watsco’s rights against the Company arising out of any other representation and warranty made herein by the Company.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF

WATSCO TO CARRIER

Except as set forth herein and in the corresponding sections of the Watsco Disclosure Schedule delivered by Watsco to Carrier, Watsco hereby represents and warrants to Carrier, as of the date hereof, that:

6.01 Existence and Qualification. Watsco is a Florida corporation. Watsco is duly organized or formed, validly existing and in good standing under the laws of the State of Florida and has the power to own, manage, lease and hold its properties and assets and to carry on its business as now conducted.

6.02 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Watsco, and Watsco has, and any Subsidiary of Watsco to become a party to any Ancillary Agreement will have at the Closing, all requisite corporate or comparable power and legal capacity to execute and deliver this Agreement or each Ancillary Agreement to be executed and delivered by it, to consummate the transactions contemplated hereby and by the Ancillary Agreements, and perform its obligations hereunder and under the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements to be executed and delivered by Watsco or any of its Subsidiaries in connection with the transactions provided for hereby and thereby, the consummation of the transactions contemplated hereby and by the Ancillary Agreements, and the performance of their respective obligations hereunder and under the Ancillary Agreements have been, or in the case of the Ancillary Agreements, will be by the Closing, duly and validly authorized by all necessary corporate or comparable action on the part of Watsco or such Subsidiary, as applicable. This Agreement and each Ancillary Agreement to which Watsco or any of its Subsidiaries is (or will become) a party constitutes, or in the case of the Ancillary Agreements, will constitute at the Closing, the legal, valid and binding obligation of Watsco or such Subsidiary, as applicable, enforceable against it in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, Legal Requirements and judicial decisions from time to time in effect which affect creditors’ rights generally. Each Subsidiary of Watsco has all requisite power and authority to perform the obligations applicable to it hereunder and under the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.

6.03 No Watsco Defaults or Consents. The execution and delivery of this Agreement or each Ancillary Agreement by Watsco or any of its Subsidiaries and the performance by Watsco or such Subsidiaries of its or their obligations with respect to the payment of the Transferred Membership Interests Purchase Price hereunder will not violate in any material respect any provision of Watsco’s or such Subsidiaries’ organizational documents or any Legal Requirement or any judgment, award or decree or any indenture, agreement or other instrument to which Watsco or such Subsidiaries are a party, or by which the properties or assets of Watsco or such Subsidiaries are bound or affected, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under, any such indenture, agreement, or other instrument.

6.04 Consents and Approvals. The execution, delivery, and performance of this Agreement and the Ancillary Agreements by Watsco and its Subsidiaries as contemplated by this Agreement do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority except for (a) compliance with the applicable requirements of the HSR Act and (b) such consent, approval, authorization, permit, action, filing, or notification, the failure of which to be obtained, performed or made would not materially impair or delay the ability of Watsco or any of its Subsidiaries to consummate the transactions contemplated by, or perform its or their obligations under, this Agreement or any of the Ancillary Agreements.

6.05 Sections 607.0901 and 607.0902 of the Florida Business Corporation Act. Watsco has taken all actions necessary so that the restrictions contained in Sections 607.0901 and Section 607.0902 of the Florida Business Corporation Act or any “fair price,” “business combination,” “takeover” or “control share acquisition” statute or other similar statute or regulation of any jurisdiction shall not apply to the execution, delivery or performance of this Agreement or any of the Ancillary Agreements or the transactions contemplated by this Agreement or any of the Ancillary Agreements.

6.06 No Additional Representations.

(a) Watsco acknowledges that with respect to this Agreement neither Carrier nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Carrier, furnished or made available to Watsco and its representatives except as expressly set forth in this Agreement (which includes the Carrier Disclosure Schedule), and neither Carrier nor any other Person shall be subject to any liability or indemnification obligation to Watsco or any other Person resulting from the making available or failure to make available to Watsco or Watsco’s use of such information, or any information, documents or material made available to Watsco in the due diligence materials provided to Watsco, including management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement, and the Ancillary Agreements.

(b) Watsco acknowledges that, to the extent it had any Knowledge that any representation and warranty made herein by Carrier is or might be inaccurate or untrue, this constitutes a release and waiver of any and all actions, claims, suits, damages or rights to indemnity, at law or in equity, against Carrier arising out of breach of that representation and warranty. Nothing herein shall be deemed to limit or waive Watsco’s rights against Carrier arising out of any other representation and warranty made herein by Carrier.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF

THE COMPANY

As of the Company Formation Date, the Company represents and warrants to each of Carrier and Watsco that:

7.01 Company Formation and Existence. The Company is a Delaware limited liability company. The Company is validly existing and in good standing under the laws of the State of Delaware and qualified to do business in each jurisdiction in which the Company will do business as of the Closing Date. The Company (a) has not conducted any business and (b) has no assets or liabilities, except, in either case, in connection with the transactions contemplated by this Agreement.

7.02 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by the Company, and the Company has all requisite power and legal capacity to execute and deliver this Agreement and each Ancillary Agreement, to consummate the transactions contemplated hereby and by the Ancillary Agreements, and perform its obligations hereunder and under the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements to be executed and delivered by the Company in connection with the transactions provided for hereby and thereby, the consummation of the transactions contemplated hereby and by the Ancillary Agreements, and the performance of the Company’s obligations hereunder and under the Ancillary Agreements have been duly and validly authorized by all necessary action on the part of the Company. This Agreement and each Ancillary Agreement to which the Company is (or will become) a party constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, Legal Requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

7.03 No Company Defaults or Consents. The execution and delivery of this Agreement and the Ancillary Agreements by the Company and the performance by the Company of its obligations hereunder or thereunder will not violate any provision of any Legal Requirement or the Certificate of Formation.

7.04 No Additional Representations

(a) The Company acknowledges that with respect to this Agreement none of Carrier, Watsco, or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information furnished or made available by Carrier or Watsco to the Company and its representatives except as expressly set forth in this Agreement (which includes the Carrier Disclosure Schedule and the Watsco Disclosure Schedule) and none of Carrier, Watsco, or any other Person shall be subject to any liability or indemnification obligation to the Company or any other Person resulting from the making available or failure to make available to the Company or the Company’s use of such information, or any information, documents or material made available to the Company in the due diligence materials provided to the Company, including management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) The Company acknowledges that, to the extent it had any knowledge that any representation and warranty made herein by Carrier or Watsco is or might be inaccurate or untrue, this constitutes a release and waiver of any and all actions, claims, suits, damages or rights to indemnity, at law or in equity, against Carrier or Watsco, respectively, arising out of breach of that representation and warranty. Nothing herein shall be deemed to limit or waive the Company’s rights against Carrier or Watsco arising out of any other representation and warranty made by such Parties herein.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.01 Transferred Employees.

(a) Employment Continuity. The Transferred Employees are intended to have continuity of employment upon the Closing. No later than immediately prior to the Closing, Carrier and Watsco together shall cause Carrier Enterprise Leasing, Inc., a Delaware corporation (“CE Leasing”), to make an offer of employment to each Northeast Business Transferred Employee and each Homans Business Transferred Employee, effective as of the Closing, subject, in the case of the Homans Business Transferred Employees, to the provisions of Section 8.01(b).

(i) Service Credit. With respect to any employee benefit plans sponsored by CE Leasing, Watsco or any Subsidiary thereof, in which a Transferred Employee becomes eligible to participate on or after the Closing, if not already participating in such plans (the “New Plans”), Watsco or the applicable Subsidiary shall, and Carrier and Watsco shall cause CE Leasing, to the extent practicable and permitted by Applicable Law, to: (i) waive or cause its insurance carriers to waive all pre-existing conditions, exclusions, eligibility waiting periods and requirements to show evidence of good health with respect to participation and coverage requirements applicable to the Transferred Employees and their eligible dependents, except to the extent that such pre-existing conditions, exclusions, eligibility waiting periods or requirements to show evidence of good health would apply under (A) with respect to Northeast Business Transferred Employees, the analogous Carrier Plan or (B) with respect to Homans Business Transferred Employees, the analogous Watsco Plan, (ii) provide each Transferred Employee and his or her eligible dependents with credit for any deductibles paid prior to the Closing under (A) with respect to Northeast Business Transferred Employees, any Carrier Plan (to the same extent that such credit was given under such Carrier Plan prior to the Closing) or (B) with respect to Homans Business Transferred Employees, any Watsco Plan (to the same extent that such credit was given under such Watsco Plan prior to the Closing), in satisfying any applicable deductible or out-of-pocket requirements for the plan year in which such Transferred Employee first participates in any such New Plan, and (iii) recognize all service of the Transferred Employees with (A) with respect to Northeast Business Transferred Employees, Carrier and its Affiliates or (B) with respect to Homans Business Transferred Employees, Watsco and its Affiliates, prior to the Closing, and their respective predecessors, for all purposes, to the extent applicable under the New Plan, except to the extent that such crediting of service would result in duplication of benefits and provided that no prior service shall be required to be recognized for purposes of benefit accrual under any defined benefit plan. Carrier agrees that for purposes of Carrier Plans that are tax-qualified retirement plans or equity compensation plans, service with CE Leasing following the Closing shall be treated for purposes of vesting (but for no other purposes) as if it were service with Carrier. Watsco agrees that for purposes of Watsco Plans that are tax-qualified retirement plans or equity compensation plans, service with CE Leasing following the Closing shall be treated for purposes of vesting (but for no other purposes) as if it were service with Watsco.

(b) Homans Employees. Notwithstanding the foregoing provisions of this Section 8.01, the Homans Business Transferred Employees shall continue to be employed by Baker and participate in the Watsco Plans during the period from the Closing through December 31, 2011. Such employees shall be leased to the Company during such period pursuant to the terms and provisions of the Homans Business Transition Services Agreement. Carrier and Watsco together shall cause CE Leasing to make an offer of employment to each Transferred Employee effective as of January 1, 2012, and such employees shall become eligible to participate in the New Plans in accordance with the terms and provisions of Section 8.01(a)(i) except “January 1, 2012” shall be substituted for the term “Closing” each place it appears in Section 8.01(a)(i).

(c) Pre-Closing Liabilities under Plans. (i) Carrier shall remain solely responsible for all liabilities incurred prior to the Closing by Northeast Business Transferred Employees under Carrier Plans other than liabilities for incentive compensation or commission payments that are accrued for on the Final Statement on Northeast Business Working Capital, and (ii) Watsco shall remain solely responsible for all liabilities incurred prior to the Closing by Homans Business Transferred Employees under Watsco Plans other than liabilities for incentive compensation or commission payments that are accrued for on the Final Statement on Homans Business Working Capital.

(d) Successor Employer. With respect to Northeast Business Transferred Employees, Carrier shall, and Watsco and Carrier together shall cause CE Leasing, to treat CE Leasing as a “successor employer” and Carrier as a “predecessor,” within the meaning of Section 3121(a)(1) and 3306(b)(1) of the Code, to the extent permitted by applicable law or practicable, for purposes of Taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”), (ii) cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA with respect to each such Northeast Business Transferred Employee for the calendar year within which the Closing occurs, and (iii) file tax returns, exchange wage payment information and report wage payments made by the respective predecessor and successor employer on separate IRS Forms W-2 to each such Northeast Business Transferred Employee for the calendar year within which the Closing occurs, consistent with Section 4.02(1) of Revenue Procedure 2004-53.

(e) General. Nothing in this Section 8.01 is intended to require the continuation of the employment of any Transferred Employee for any specified period of time. Without limiting the generality of Section 15.06, nothing in this Section 8.01, express or implied, shall create a third-party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any person or entity other than the Parties of any nature or kind whatsoever, including any right to employment or continued employment for any specified period, or be construed as an amendment to any employee benefit plan for any purpose.

8.02 Operating Agreement. On the Closing Date, the Company, Carrier, Carlyle, and Holdings III shall enter into an Operating Agreement of the Company (the “Operating Agreement”) which Operating Agreement shall be based on, and contain terms and conditions substantially similar to those contained in, the Operating Agreement of Carrier Enterprise, LLC (“CE”) (Amended and Restated), dated as of July 1, 2009, as amended to date, mutatis mutandis.

8.03 Distributor Agreements. On the Closing Date, Carrier and the Company shall enter into Distributor Agreements (the “Distributor Agreements”) which Distributor Agreements shall be based on, and contain terms and conditions substantially similar to those contained in the existing Distributor Agreements between Carrier and CE, mutatis mutandis, except for geographic coverage thereof and products included therein.

8.04 Tradewinds Distribution Agreement On the Closing Date, the Company and Tradewinds Distributing Company, LLC shall enter into a distribution agreement on terms acceptable to Watsco and Carrier (the “Tradewinds Distribution Agreement”).

8.05 Commercial Applied Equipment Distribution Agreement. On the Closing Date, Carrier and the Company shall enter into a distribution agreement with respect to the Commercial Applied Equipment on terms mutually acceptable to Watsco and Carrier (the “Commercial Applied Equipment Distribution Agreement”).

8.06 Northern New Jersey Distribution Agreement On the Closing Date, Carrier and the Company shall enter into a distribution agreement with respect to certain defined commercial products generally within the range of 25 tons to 65 tons in substantially the form of Carrier’s standard distributor agreement (the “Northern New Jersey Distribution Agreement”).

8.07 Northeast Business Transition Services. Each Party shall endeavor to reach agreement upon the full terms and conditions of a transition services agreement (“Northeast Business Transition Services Agreement”) relating to the Northeast Business Contributed Assets and the Northeast Business Assumed Liabilities, and, subject to the foregoing, on the Closing Date, Carrier and the Company shall enter into the Northeast Business Transition Services Agreement.

8.08 Homans Business Transition Services. Each Party shall endeavor to reach agreement upon the full terms and conditions of a transition services agreement (“Homans Business Transition Services Agreement”) relating to the Homans Business Contributed Assets, the Homans Business Assumed Liabilities and the continued employment by Baker of the Homans Business Transferred Employees and the leasing of such employees to the Company for the remainder of the 2011 calendar year. Subject to the foregoing, on the Closing Date, Watsco, Baker, and the Company shall enter into the Homans Business Transition Services Agreement.

8.09 Trade Name Agreement. On the Closing Date, Carrier and the Company shall enter into a trade name agreement (the “Trade Name Agreement”) which Name Trade Agreement shall be based on, and contain terms and conditions similar to those contained in, the Trade Name Agreement between Carrier and CE dated as of July 1, 2009, mutatis mutandis.

8.10 Management and Back Office Agreement On the Closing Date, the Company shall, and Carrier and Watsco shall cause CE to, enter into a Management and Back Office Agreement on terms mutually acceptable to Carrier and Watsco (the “Management and Back Office Agreement”).

8.11 Schedule Updates. After the date of this Agreement, each of Watsco and Carrier may (but is not required to) deliver to each other a supplement (each, a “Supplement”) to the Watsco Disclosure Schedule or Carrier Disclosure Schedule, as applicable. The rights and obligations of the Parties with respect to any Supplement will be as follows:

(a) matters set forth in any Supplement shall not be given effect for purposes of determining whether the conditions set forth in Section 13.02(a) and Section 13.04(b), with respect to Carrier, or Section 13.02(e) and Section 13.03(b), with respect to Watsco, have been satisfied; and

(b) nothing in this Section 8.11 will imply that Carrier or Watsco is making any representation or warranty as of any date other than the date of this Agreement and the Closing Date (and, in the case of Carrier, as of the Northeast Business Contribution Time).

8.12 Access to Information. Subject to applicable Legal Requirements, each of Carrier and Watsco agrees that it shall:

(a) from the date of this Agreement until the Closing Date, provide to the Company and its representatives reasonable access, during normal business hours and upon reasonable notice, to officers, employees, agents, properties, offices and other facilities of the Northeast Business or the Homans Business, as applicable, and to the books and records thereof; and

(b) from the date of this Agreement until the Closing Date, furnish to the Company such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Northeast Business or the Homans Business, as applicable, as the Company or its representatives may reasonably request in connection with the consummation of the transactions contemplated hereby and the performance of the Company’s obligations hereunder;

provided, that the Company shall not unreasonably interfere with the conduct of the Northeast Business or the Homans Business, as applicable; and provided, further, that the furnishing of such documents or information shall not violate confidentiality obligations to a client or jeopardize the attorney-client privilege of Carrier, Watsco, Baker, or any of their respective Affiliates (in which case the Parties will use their reasonable best efforts to institute appropriate substitute disclosure arrangements, to the extent practical in the circumstances). The Company will hold any such information which is non-public in confidence in accordance with Section 8.13.

8.13 Confidentiality. Prior to the Closing Date and after any termination of this Agreement, each Party (the “Non-Disclosing Party”) will, and will cause its Affiliates to, hold, and will use its best efforts to cause its and its Affiliates’ officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other Legal Requirements, all confidential documents and information concerning the other Party (the “Disclosing Party”) or any of its Subsidiaries furnished to the Non-Disclosing Party or its Affiliates in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by the Non-Disclosing Party, (ii) in the public domain through no fault of the Non-Disclosing Party, or (iii) later lawfully acquired by the Non-Disclosing Party from sources other than the Disclosing Party or any of its Subsidiaries; provided, that the Non-Disclosing Party may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements and the Company’s and Watsco’s lenders to the extent necessary for any refinancing of or waiver under their credit facilities so long as such Persons are informed by the Non-Disclosing Party of the confidential nature of such information and are directed by the Non-Disclosing Party to treat such information confidentially. The Non-Disclosing Party shall be responsible for any failure to treat such information confidentially by such Persons. If this Agreement is terminated, the Non-Disclosing Party will, and will cause its Affiliates to, and will use its best efforts to cause its and its Affiliates’ officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the

Disclosing Party, upon request, all documents and other materials, and all copies thereof, obtained by the Non-Disclosing Party or its Affiliates or on their behalf from the Disclosing Party or any of its Subsidiaries in connection with this Agreement or any of the Ancillary Agreements that are subject to such confidence.

8.14 Further Action. Subject to the terms and conditions of this Agreement:

(a) With respect to the forms and information previously submitted by Watsco to the United States Department of Justice (“DOJ”) and the United States Federal Trade Commission (“FTC”) applicable to the transactions contemplated by this Agreement and the Ancillary Agreements required under the HSR Act, Watsco will use commercially reasonable efforts to respond promptly to any request by either the DOJ or the FTC for additional information.

(b) Each of the Parties shall make promptly its respective filings, and thereafter make any other required submissions, under any applicable laws with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Carrier and Watsco shall cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, including using their reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with Carrier or Watsco (or its Subsidiaries) as are necessary for the consummation of such transactions and to fulfill the conditions to the Closing.

(d) Notwithstanding anything in this Agreement to the contrary, in no event will Carrier or Watsco or any of their respective Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action that, in the reasonable judgment of Carrier or Watsco, as the case may be, could be expected to limit the right of Carrier or Watsco to own or operate all or any portion of their respective businesses or assets. With regard to any Governmental Authority, neither Party (nor its respective Subsidiaries or Affiliates) shall, without the other Party’s prior written consent in such other Party’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter their businesses or commercial practices in any way, or otherwise take or commit to take any action, that could be expected to limit such other Party’s freedom of action with respect to, or such other Party’s ability to retain, any of its businesses or assets.

(e) Subject to applicable Legal Requirements relating to the exchange of information, Carrier and Watsco and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult each other on and accept each other’s reasonable comments in connection with, any filing made with, or written materials to be submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly inform each other of any oral or written communication (or other correspondence or memoranda) received from, or given to, any Governmental Authority, and (iii) furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Northeast Business, the Homans Business, the Company, this Agreement or the Ancillary Agreements. Except as expressly prohibited by any Governmental Authority, Carrier, Watsco, and the Company shall provide the other Parties and their counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Northeast Business, the Homans Business, the Company, this Agreement, or the Ancillary Agreements, and to participate in the preparation for such discussion, telephone call or meeting. Carrier, Watsco, and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.14(e) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Carrier or Watsco as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 8.14(e), (i) materials provided to the other Party or its outside counsel may be redacted to remove references concerning the valuation of the Northeast Business or the Homans Business, and (ii) the above provisions of this Section 8.14(e) shall not apply to Tax matters or the filings of either Party (or their respective Affiliates) with the SEC.

(f) If the transfer or assignment of any Northeast Business Contributed Assets requires a Permit, consent, approval, authorization, qualification, or order of a Governmental Authority or another party and such Permit, consent, approval, authorization, qualification, or order has not been obtained by Closing, then Carrier shall (i) continue to use reasonable best efforts to obtain any Permits, consents, approvals, authorizations, qualifications, or orders of Governmental Authorities and parties to Contracts with Carrier necessary for such transfer or assignment until such time as such Permits, consents, approvals, authorizations, qualifications, or orders have been obtained, (ii) hold such Northeast Business Contributed Assets from and after the Closing for the use and benefit, insofar as reasonably possible, of the Company (at the expense of the Company), and (iii) take such other actions as may be reasonably requested by the Company in order to place the Company, insofar as reasonably possible, in the same position as if such Northeast Business Contributed Assets had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Northeast Business Contributed Assets are to inure from and after the Closing to the Company.

(g) If the transfer or assignment of any Homans Business Contributed Assets requires a Permit, consent, approval, authorization, qualification, or order of a Governmental Authority or another party and such Permit, consent, approval, authorization, qualification, or order has not been obtained by Closing, then Watsco shall, or shall cause Baker to (i) continue to use reasonable best efforts to obtain any Permits, consents, approvals, authorizations, qualifications, or orders of Governmental Authorities and parties to Contracts with Watsco (or Baker) necessary for such transfer or assignment until such time as such Permits, consents, approvals, authorizations, qualifications, or orders have been obtained, (ii) hold such Homans Business Contributed Assets from and after the Closing for the use and benefit, insofar as reasonably possible, of the Company (at the expense of the Company), and (iii) take such other actions as may be reasonably requested by the Company in order to place the Company, insofar as reasonably possible, in the same position as if such Homans Business Contributed Assets had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Homans Business Contributed Assets are to inure from and after the Closing to the Company.

8.15 Physical Inventory. Promptly at or after the Closing, the Company shall conduct a physical inventory of the Northeast Business and the Homans Business as of the Closing Date (the “Closing Inventory”), the results of which shall be used for the purposes of the calculation of the Final Northeast Business Working Capital and the Final Homans Business Working Capital. The cost of conducting the Closing Inventory shall be borne by the Company. Watsco, Carrier, and their respective representatives shall be permitted to observe the taking of the Closing Inventory and will bear the cost of any auditors (or other advisors) they ask to participate in such observations.

8.16 Insurance From and after the Northeast Business Contribution Time, the Northeast Business shall cease to be insured by Carrier or its Affiliates’ insurance policies or by any of their self-insured programs, and shall have no access to, right or interest in, or coverage under any such insurance policies. The Company shall not seek, assert, or exercise any rights or claims of the Company with respect to the Northeast Business under or in respect of any past or current insurance policy or self-insurance policy of Carrier or its Affiliates. For clarity, this Section 8.16 shall not restrict the Company’s rights with respect to the Northeast Business Excluded Liabilities described in Schedule D(g). The Company shall maintain insurance coverage for the Northeast Business and the Homans Business that is customary in scope and amount of coverage.

8.17 Publicity. None of Watsco, Carrier, the Company, or their respective Subsidiaries shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by the other Parties hereto, not to be unreasonably withheld or delayed, except as required by applicable Legal Requirements or the applicable rules of any stock exchange or market (in which case, so far as possible, there shall be consultation among the Parties prior to such announcement), and the Parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

8.18 Intercompany Obligations.

(a) Except as set forth in Section 8.18 of the Carrier Disclosure Schedule, Carrier shall take, and cause to be taken, such action as may be necessary so that, as of the Northeast Business Contribution Time, the Northeast Business Assumed Liabilities and the Northeast Business Contributed Assets shall include no intercompany obligations between or among Carrier and its Affiliates other than trade payables arising in the ordinary course of business and the corresponding receivables on the books and records of Carrier and its Affiliates.

(b) Except as set forth in Section 8.18 of the Watsco Disclosure Schedule, Watsco shall take, and cause to be taken, such action as may be necessary so that, as of the Homans Business Contribution Time, the Homans Business Assumed Liabilities and the Homans Business Contributed Assets shall include no intercompany obligations between or among Watsco and its Affiliates (including Baker) other than trade payables arising in the ordinary course of business and the corresponding receivables on the books and records of Watsco and its Affiliates (including Baker).

8.19 VENDEX Registration. After the Company Formation Date, the Company shall promptly take all actions necessary to complete VENDEX registration with the City of New York. In the event such registration does not appear that it will be complete prior to the Closing, the Parties shall work together to seek a mutually agreeable solution to address business with the City of New York for the period after Closing.

8.20 Dealer Operations Manual Compliance.

(a) To the Knowledge of Carrier, the standard practices which have a significant impact on earnings of the Northeast Business and were undertaken by the Northeast Business on a regular, routine, customary, and consistent basis in the year 2010 are in compliance with Carrier’s Dealer Operations Manual (“DOM”) (each, subject to the following paragraph, a “Compliant Practice”). Application of any Compliant Practice by the Company following the Closing in a manner fully consistent with the use by the Northeast Business of such Compliant Practice in the year 2010, including scope, application, nature, method, and manner, shall be deemed to constitute compliance with the DOM as in effect on the date of this Agreement as to such Compliant Practice. For clarity, actions which have been taken in the Northeast Business either on an occasional basis or by one or a small number of employees of the Northeast Business which are not widely and openly practiced as standard practices of the Northeast Business are not deemed to be Compliant Practices.

(b) Notwithstanding the foregoing paragraph, the Parties acknowledge that Carrier is currently carrying out an audit of compliance with the DOM by the Northeast Business in order to fully confirm the compliance therewith by the Northeast Business. In the event that, prior to the Closing, such audit finds one or more practices which are not in compliance with the DOM, such practice shall not be deemed to be a Compliant Practice, and the Parties will work together to agree upon and document a practice in the area in question which will be deemed a Compliant Practice.

(c) The Parties acknowledge that the DOM is subject to change from time to time after the date hereof with applicability to Carrier distributors generally, including the Company, and that this Section 8.20 shall not apply to treat any past, current, or future practices as being in compliance with any provisions of the DOM as amended after the date hereof.

8.21 Amendment to Credit Agreement. Prior to the Northeast Business Contribution Time, Watsco shall have secured an amendment to the Revolving Credit Agreement, dated as of August 3, 2007, by and among Watsco, as borrower, the lenders party thereto and Bank of America, N.A., as administrative agent (as amended to date, the “Credit Agreement”), which amendment will provide that the Company will not be considered a “Subsidiary Loan Party” (as such term is defined in the Credit Agreement).

8.22 Assignment and Assumption Agreement. Prior to the Northeast Business Contribution Time, Watsco shall have caused Homans Associates, LLC (“Homans”), a Delaware limited liability company and a wholly-owned Subsidiary of Watsco, to enter into an assignment and assumption agreement with Baker, on terms mutually acceptable to Carrier and Watsco, pursuant to which Homans will assign to Baker all of its interest and rights, if any, in and under any Homans Business Assumed Contracts entered into after September 1, 2007, and Baker will assume all liabilities of Homans associated therewith.

ARTICLE IX

CONDUCT OF BUSINESS PENDING CLOSING

9.01 Conduct of Business Pending the Closing.

(a) Northeast Business Conduct of Business. Carrier agrees that, between the date of this Agreement and the Northeast Business Contribution Time, except as expressly contemplated by this Agreement or as set forth in Section 9.01(a) of the Carrier Disclosure Schedule, unless Watsco shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed):

(i) the business of the Northeast Business shall in all material respects be conducted in the ordinary course of business and in a manner consistent with past practice; and Carrier shall maintain the Northeast Business Contributed Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of business of the Northeast Business;

(ii) Carrier shall use commercially reasonable efforts to keep available the services of the current officers and employees of the Northeast Business and to preserve the current relationships of the Northeast Business with customers, suppliers and other Persons with which the Northeast Business has significant business relations;

(iii) Carrier shall not amend any of its organizational documents in a manner that would reasonably be expected to adversely impact the consummation of the transactions contemplated by this Agreement; and

(iv) Carrier shall not enter into any agreement that would purport to limit the freedom of Carrier to compete freely with respect to the Northeast Business (other than this Agreement and the Ancillary Agreements).

(b) Homans Business Conduct of Business. Watsco agrees that, between the date of this Agreement and the Homans Business Contribution Time, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 9.01(b) of the Watsco Disclosure Schedule, unless Carrier shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed):

(i) the businesses of the Homans Business shall in all material respects be conducted in the ordinary course of business and in a manner consistent with past practice, and Watsco shall, and shall cause Baker to, maintain the Homans Business Contributed Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of business of the Homans Business;

(ii) Watsco shall use commercially reasonable efforts to keep available the services of the current officers and employees of the Homans Business and to preserve the current relationships of the Homans Business with customers, suppliers and other Persons with which the Homans Business has significant business relations;

(iii) Watsco shall not, and shall cause Baker and Holdings III not to, amend any of their organizational documents in a manner that would reasonably be expected to adversely impact the consummation of the transactions contemplated by this Agreement; and

(iv) Watsco shall not, and shall cause Baker not to, enter into any agreement that would purport to limit the freedom of Watsco or its Subsidiaries to compete freely with respect to the Homans Business (other than this Agreement and the Ancillary Agreements).

9.02 Advice of Changes. Each Party to this Agreement shall promptly advise the other orally and in writing of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement, if such failure to remain true and accurate, or such failure to so comply or satisfy, would reasonably be expected to result in the failure of any of the conditions set forth in Sections 13.02(a), 13.02(b), 13.02(e), 13.02(f), 13.03(b), 13.03(c), 13.04(b) or 13.04(c) to be satisfied; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article XIII or give rise to any right of termination under Article XIV unless the underlying breach shall independently constitute such a failure or give rise to such a right.

ARTICLE X

POST-CLOSING OBLIGATIONS

10.01 Further Assurances. Following the Closing, Carrier and Watsco shall, and shall cause their respective Subsidiaries to, execute and deliver such documents, and take such other action, as shall be reasonably requested by the Company or the other Party to carry out the transactions contemplated by this Agreement, including (i) assigning or transferring to the Company any Northeast Business Contributed Asset or Northeast Business Assumed Liability contemplated hereby to be assigned or transferred prior to or at the Closing which was not so assigned or transferred prior to or at the Closing, and (ii) assigning or transferring to the Company any Homans Business Contributed Asset or Homans Business Assumed Liability contemplated hereby to be assigned or transferred prior to or at the Closing which was not so assigned or transferred prior to or at the Closing. Carrier and Watsco shall, and each shall cause its Affiliates, employees, consultants and agents to, take all reasonable actions necessary, or reasonably requested by the Company or the other Party, to facilitate the orderly transition of the management of the Northeast Business and the Homans Business and the maintenance of all relationships in connection therewith.

10.02 Restrictions on Transfer. Each of Carrier and Watsco understands that the membership interests in the Company, when issued by the Company in accordance with this Agreement, will not have been registered under the Securities Act and, accordingly, cannot be sold, transferred, pledged, hypothecated, assigned or otherwise disposed of by Carrier, Carlyle, or Holdings III unless such membership interests are registered under the Securities Act, or if, in the opinion of counsel satisfactory to the Company, such sale, transfer, pledge, hypothecation, assignment or disposition is exempt from such registration requirements. Further, each of Carrier and Watsco acknowledges that the membership interests in the Company will be subject to the transfer restrictions to be set forth in the Operating Agreement.

10.03 Applied Option.

(a) In the event that at any time after the second (2nd) anniversary of the Closing Date either (i) Carrier is reasonably and in good faith not satisfied with the Company’s performance regarding the distribution of Commercial Applied Equipment in the Northeast Business Direct Commercial Applied Equipment Business Territory (the “Applied Business”), or (ii) the Company is reasonably and in good faith not satisfied with the potential for profitability of the Applied Business when run pursuant to good business practices and consistent with the requirements of the Commercial Applied Equipment Distribution Agreement, in either such case such dissatisfaction being based on objective criteria, the dissatisfied party may give the other party written notice of such dissatisfaction ( a “Dissatisfaction Notice”), which notice shall include a description of the basis for such dissatisfaction. In the event that such notice is given, Carrier and the Company shall discuss in good faith the concerns and potential methods for addressing them.

(b) If after the Company and Carrier have worked together in good faith for at least six months following a Dissatisfaction Notice either of them remains reasonably and in good faith dissatisfied with the Applied Business in the respective manner noted above, then (i) if Carrier is the Party that remains dissatisfied, Carrier shall have the option to purchase all of the Company’s rights, title, and interest in and to all of the property and assets of the Company exclusively related to the business and operations of the Applied Business, including customer lists and then executory contracts (the “Applied Business Assets”), and assume the liabilities that arose solely from operations of the Applied Business Assets (the “Applied Business Liabilities”) or (ii) if the Company is the Party that remains dissatisfied, the Company shall have the option to sell to Carrier the Applied Business Assets and to assign to Carrier the Applied Business Liabilities, in each case, on the terms set forth in this Section 10.03, with such purchase and sale being made on a cash-free and debt-free basis (the “Applied Option”). With respect to the decision by the Company as to whether the Company should exercise the Applied Option, Carrier, as the Carrier Deciding Member (as defined in the Operating Agreement), hereby agrees to vote on or consent to such action in the same manner as Holdings III, as the Watsco Deciding Member (as defined in the Operating Agreement) votes or consents to such action, notwithstanding any provision of the Operating Agreement to the contrary.

(c) The Party desiring to exercise the Applied Option may do so by giving written notice thereof (the “Applied Option Exercise Notice”) to the other Party during the period commencing on the date that is six months after the receipt of the Dissatisfaction Notice (or at a later date upon which the Parties agree in writing) and will end three months thereafter. Once the Applied Business Option Exercise Notice is given, the exercise of the Applied Business Option shall be irrevocable, unless mutually agreed by the Parties.

(d) If the Applied Option is exercised, the aggregate purchase price for the Applied Business shall be equal to the amount that is nine times the average of the earnings of the Applied Business before interest and taxes for the two full fiscal years immediately preceding the Applied Option Closing Date (as defined below) (the “Applied Option Exercise Price”). For clarity, the exercise of the Applied Option by either party shall not change the percentage interest in the Company of any member of the Company or the number of membership interests in the Company held by any such member.

(e) If the Applied Option is exercised:

(i) The Parties will agree in good faith to the detailed terms and conditions applicable to the Applied Option, which terms and conditions will be based on and substantially similar to the terms and conditions of the transactions contemplated by this Agreement, mutatis mutandis.

(ii) The closing of the transactions contemplated by the Applied Option (the “Applied Option Closing”) will take place at the executive offices of the Company, or at another place agreed upon by the Parties, on a mutually agreed date not later than the March 31 in the calendar year next following the year in which the Applied Option Exercise Notice is given (the “Applied Option Closing Date”). The Parties shall act in good faith to cause the Applied Option Closing to occur on such date as set forth in the preceding sentence; provided, that the Parties acknowledge that the Applied Option Closing may be postponed due to delays in the receipt of any consent, approval, authorization or permit of, or action by any Governmental Authority required for completion of the transactions contemplated by the Applied Option; provided, further that such delay shall not have been caused by, nor be due to the lack of diligence by, the Party requesting such delay. In any such case, the Applied Option Closing Date shall occur on the fifth business day following the date on which the last such consent, approval, authorization, permit or action is obtained.

(iii) On the Applied Option Closing Date, (A) Carrier shall deliver to the Company the Applied Option Exercise Price in cash, by wire transfer of immediately available funds, and (B) Carrier and the Company shall execute and deliver such instruments as are necessary or appropriate in order (1) to convey to Carrier good title to the Applied Business Assets and (2) for Carrier to assume the Applied Business Liabilities, as contemplated herein.

(iv) The Commercial Applied Equipment Distribution Agreement will be terminated effective as of the Applied Option Closing Date; the consent of the Company to such termination in such instance is hereby given.

(v) All Northeast Business Transferred Employees employed primarily in the Applied Business as of the Applied Option Closing Date, and, at Carrier’s option, those Northeast Business Transferred Employees transferred by the Company to other operations within the Company or to any of its Affiliates within six months prior to the date of the Dissatisfaction Notice, will be transferred to Carrier as of the Applied Option Closing Date.

(vi) From the time that an Applied Option Exercise Notice is given until the Applied Option Closing Date, the Company shall continue to operate the Applied Business in all material respects consistent with past practice.

10.04 Applied Business Customers. The Parties agree that, at any time after the Closing, if any accounts receivable that arose from sales by the Carrier Direct Offices prior to the Closing are not paid when due and payable, Carrier shall provide notice thereof to, and consult with, the Company prior to commencing legal action to collect such accounts receivable; provided, however, that the foregoing may not materially adversely affect the ability of Carrier to collect such accounts receivable.

ARTICLE XI

TAX MATTERS

11.01 Tax Covenants.

(a) Tax Indemnification.

(i) Carrier shall indemnify and hold harmless the Company and Watsco from and against all Damages resulting from (A) Taxes of Carrier or with respect to the Northeast Business Contributed Assets for any Pre-Closing Tax Period (and, for the absence of doubt, any transferee liability for Taxes resulting from the transfer of the Northeast Business Contributed Assets pursuant to Section 1.02), (B) Taxes of Carrier with respect to any taxable period pursuant to any obligation (whether legal, as a transferee, contractual, or otherwise) to contribute to the payment of a Tax determined on a consolidated, combined or unitary or other group basis with respect to a group of corporations that includes or included Carrier at any time before the Closing, including any such obligation arising under Treasury Regulations Section 1.1502-6 or similar provision of state, local or foreign law, (C) any breach of any of the covenants required to be performed by Carrier under this Section 11.01, and (D) without duplication of amounts contained in (A), (B) or (C), the failure of the representations in Section 3.18 to be true and correct, except in each case, (a) to the extent such Taxes are reflected as a liability on the final version of the Final Statement on Northeast Business Working Capital, (b) any liability for Taxes arising from any action or transaction by Watsco, its Affiliates or the Company outside of the ordinary course of business on the Closing Date after the Closing, and (c) any liability for transfer, sales, use and other similar non-income Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement.

(ii) Watsco and its Affiliates shall indemnify and hold harmless Company, Carrier, and Carlyle from and against all Damages resulting from (A) Taxes of Watsco, Baker, Holdings III or with respect to the Homans Business Contributed Assets for any Pre-Closing Tax Period (and, for the absence of doubt, any transferee liability for Taxes resulting from the transfer of the Homans Business Contributed Assets pursuant to Section 1.04), (B) Taxes of Watsco, Holdings III or Baker with respect to any taxable period pursuant to any obligation (whether legal, as a transferee, contractual, or otherwise) to contribute to the payment of a Tax determined on a consolidated, combined or unitary or other group basis with respect to a group of corporations that includes or included Watsco, Holdings III or Baker at any time before the Closing, including any such obligation arising under Treasury Regulations Section 1.1502-6 or similar provision of state, local or foreign law, (C) any breach of any of the covenants required to be performed by Watsco under this Section 11.01, and (D) without duplication of amounts contained in (A), (B) or (C), the failure of the representations contained in Section 5.18 to be true and correct, except, in each case, (a) to the extent such Taxes are reflected as a liability on the final version of the Final Statement on Homans Business Working Capital, and (b) any liability for transfer, sales, use and other similar non-income Taxes incurred in connection with the contribution of the Homans Business Contributed Assets to the Company from Holdings III.

(iii) Watsco shall cause the Company to indemnify and hold harmless Carrier, Carlyle, and their respective Affiliates and Watsco and its Affiliates from all liability for (A) Company Taxes (such liabilities to be paid entirely by the Company in all circumstances) and (B) any breach of any of the covenants required to be performed, or cause to be performed, by the Company under this Section 11.01.

(iv) The obligation of Carrier to indemnify under Section 11.01(a)(i) shall terminate thirty days following the expiration of the statute of limitations (giving effect to extensions thereto) in respect of the applicable Tax.

(v) The obligation of Watsco to indemnify under Section 11.01(a)(ii) shall terminate thirty days following the expiration of the statute of limitations (giving effect to extensions thereto) in respect of the applicable Tax.

(vi) The obligation of Watsco to cause the Company to indemnify under Section 11.01(a)(iii) shall terminate thirty days following the expiration of the statute of limitations (giving effect to extensions thereto) in respect of the applicable Tax.

(b) Straddle Periods. For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the end of the day on the Closing Date.

(c) Closing of the Books. The Parties shall cause the Company to allocate its taxable income between the Pre-Closing Tax Period and the period following the Closing Date based on a closing of the books as of the end of the day on the Closing Date, except to the extent otherwise required by Code Section 706 and the regulations thereunder.

(d) Refunds. Carrier shall be entitled to any refunds, credits or other receivables of the Company of, against or relating to Taxes to the extent for, attributable to or arising in Pre-Closing Tax Periods, except to the extent such refunds, credits or other receivables are reflected as an asset on the final version of the Final Statement on Working Capital. Watsco shall cause the Company to file or cause to be filed (at Carrier’s expense) or to permit Carrier to file all Tax Returns (including amended Tax Returns) or other documents claiming any such refunds or credits to which Carrier is entitled pursuant to this Section 11.01(d); provided that such filings are consistent with past practice for the entity to which such refunds relate or would not reasonably be expected to materially adversely affect Watsco. If the claiming of any refund described in this Section 11.01(d) results in any decrease in the tax basis of the Company’s assets or otherwise creates the need for an amendment of a Tax Return for the Company for any period, including for a Post-Closing Tax Period or a Straddle Period, Carrier shall bear reasonable out of pocket preparation and filing expenses incurred in amending such Tax Returns to the extent such amendments are required by law and provided that the Company shall provide to Carrier a reasonable estimate of such expenses prior to the date on which such expenses are incurred.

(e) Tax Benefits.

(i) If as the result of any audit adjustment (or adjustment in any litigation, proceeding or other action with respect to Taxes) made with respect to any Tax Item which relates to or affects any Taxes imposed on or in respect of the Company or any of their respective assets or activities for any Pre-Closing Tax Period (such audit a “Pre-Closing Tax Audit”) by any Tax authority or as a result of any indemnification provided by Carrier under this Agreement (A) a Tax described in Section 11.01(a)(i) is imposed and is paid by Carrier or Carrier makes a payment under any indemnification obligation provided hereunder and (B) as a result, the Company or Watsco or any of its Affiliates receives a Tax Benefit in excess of what it would have received in the absence of such audit or other adjustment or payment (including as a result of an adjustment under Code Section 743) (it being understood that Watsco agrees to file or cause to be filed (or shall cause the Company to file or cause to be filed) or to permit (or shall cause the Company to permit) Carrier to file all Tax Returns (including amended Tax Returns) or other documents claiming any such Tax Benefit at Carrier’s expense), then Watsco or the Company, as the case may be, shall pay to Carrier the amount of such Tax Benefit within thirty (30) days of filing the Tax Return in which such Tax Benefit is deemed to be realized, received or utilized, or, in the case of a Tax Benefit that is a refund, within thirty (30) days of receipt of such refund. For the absence of doubt, if an indemnity payment is made to Watsco under Section 11.01(a)(i) or otherwise pursuant to this Agreement, and a Tax Benefit is realized, received or utilized by the Company, the amount of the Tax Benefit that shall be payable to Carrier pursuant to this Section 11.01(e), (X) if such amount is paid by Watsco, shall be the portion of such Tax Benefit allocable to Watsco and its Affiliates (other than the Company) based on the aggregate percentage ownership of the Company owned by Watsco and its Affiliates and taking into account Watsco’s or its Affiliate’s adjustments under Code Section 743 and (Y) if such amount is paid by the Company, shall be the full amount of such Tax Benefit. If as a result of a Pre-Closing Tax Audit involving Carrier or the Northeast Business Contributed Assets (I) Watsco, any Affiliate of Watsco, or the Company incurs any additional, actual, out of pocket cash Tax in a Post-Closing Tax Period, and (II) Carrier or any Affiliate of Carrier receives a Tax Benefit in excess of what it would have received in the absence of such Pre-Closing Tax Audit, then Carrier will pay to Watsco the amount of Watsco’s and its Affiliate’s (other than the Company) Damages resulting from such additional Tax, but only to the extent of Carrier’s and its Affiliate’s Tax Benefit, within thirty (30) days prior to the due date for making payment of such additional Tax.

(ii) If as the result of any Pre-Closing Tax Audit by any Tax authority or as a result of any indemnification provided by Watsco under this Agreement (A) a Tax described in Section 11.01(a)(ii) is imposed and is paid by Watsco, or an Affiliate of Watsco, or Watsco, or an Affiliate of Watsco (other than the Company), makes a payment under any indemnification obligation provided hereunder and (B) as a result, the Company or Carrier or any of its Affiliates receives a Tax Benefit in excess of what it would have received in the absence of such audit or other adjustment or payment, it being understood that Watsco agrees to file or cause to be filed (or shall cause the Company to file or cause to be filed) all Tax Returns (including amended Tax Returns) or other documents claiming any such Tax Benefit at Watsco’s expense, then Carrier or the Company, as the case may be, shall pay to Watsco the amount of such Tax Benefit within thirty (30) days of filing the Tax Return in which such Tax Benefit is deemed to be realized, received or utilized, or, in the case of a Tax Benefit that is a refund, within thirty (30) days of receipt of such refund. For the absence of doubt, if an indemnity payment is made to Carrier under Section 11.01(a)(ii) or otherwise pursuant to this Agreement, and a Tax Benefit is realized, received or utilized by the Company, the amount of the Tax Benefit that shall be payable to Watsco pursuant to this Section 11.01(e) (X) if such amount is paid by Carrier, shall be the portion of such Tax Benefit allocable to Carrier and its Affiliates, based on the aggregate percentage ownership of the Company owned by Carrier and its Affiliates and (Y) if such amount is paid by the Company, shall be the full amount of such Tax Benefit. If as a result of a Pre-Closing Tax Audit involving Watsco, Holdings III, Baker or the Homans Business Contributed Assets (I) Carrier, any Affiliate of Carrier, or the Company incurs any additional, actual, out of pocket cash Tax in a Post-Closing Tax Period and (II) Watsco or an Affiliate of Watsco (other than the Company) receives a Tax Benefit in excess of what it would have received in the absence of such Pre-Closing Tax Audit, then Watsco will pay to Carrier the amount of Carrier’s and its Affiliates’ Damages resulting from such additional Tax, but only to the extent of Watsco’s and its Affiliate’s (other than the Company) Tax Benefit, within thirty (30) days prior to the due date for making payment of such additional Tax.

(f) Tax Returns.

(i) Carrier shall timely prepare and file, or cause to be timely prepared and filed all Tax Returns of the Company and all Tax Returns required to be filed with respect to the assets or activities of the Company for all taxable periods that end on or before the Closing Date, and, with respect to such Tax Returns of the Company, in a manner consistent with past practice except as otherwise required by applicable laws and except insofar as such Tax Returns apply to transactions described in this Agreement. With respect to any such Tax Return that is an income Tax Return and that is filed after the Closing Date, Carrier shall furnish such Tax Return to Watsco for Watsco’s review and comment at least thirty (30) days prior to the due date for filing such Tax Return, including extensions, and Carrier agrees to consider Watsco’s comments in good faith. With respect to a state partnership income Tax Return for the Company for the period ending on the Closing Date (if such a Tax Return is required to be filed), Carrier shall not file such Tax Return without the prior written consent of Watsco, which consent shall not be unreasonably withheld, provided that such consent shall only be required with respect to making an equivalent state election referred to in Section 754 of the Code, and the application of the adjustment to the basis of the Company’s property pursuant to Section 743 of the Code. Except to the extent otherwise required pursuant to a Determination and except as provided in this Section 11.01(f)(i), such Tax Returns shall not be amended without the prior written consent of Carrier, which consent shall not be unreasonably withheld, provided that Carrier may amend such Tax Returns (or cause them to be amended) if such amended Tax Returns are prepared and filed in a manner consistent with past practice for the entity to which such Tax Returns relate except as otherwise required by applicable laws or insofar as such Tax Returns apply to transactions described in this Agreement (“Past Practice”) and, to the extent such Tax Returns apply to or reflect the transactions described in this Agreement, consistently with this Agreement (including the Final Allocation). Carrier shall furnish such amended Tax Return to Watsco at least thirty (30) days prior to the filing of such amended Tax Return. If Watsco shall disagree that such amended Tax Return is prepared in a manner consistent with Past Practice or, if applicable, with this Agreement (including the Final Allocation), Watsco shall inform Carrier of such disagreement within seven (7) days of Watsco’s receipt of such amended Tax Return. If the Parties are unable to resolve such disagreement within seven (7) days of Watsco’s notification of disagreement to Carrier, the determination of whether the amended Tax Return is prepared and filed in a manner consistent with Past Practice or, if applicable, with this Agreement (including the Final Allocation) shall be made by a nationally recognized firm of independent certified public accountants mutually selected by the Parties. If the Parties are unable to agree upon a nationally recognized firm of independent certified public accountants, then within twenty-one (21) days after Watsco’s receipt of such amended Tax Return, either Watsco or Carrier may request the AAA to appoint a nationally recognized firm of independent certified public accountants to make such determination. If any amendment to a Tax Return filed by Carrier results in any decrease in the tax basis of the Company’s assets or otherwise creates the need for an amendment of a Tax Return for the Company for any period, including a Post-Closing Tax Period or a Straddle Period, Carrier shall notify Watsco of such amendment to a Tax Return filed by Carrier if Watsco or the Company have not already been notified.

(ii) Watsco shall cause the Company to timely prepare and file, or cause to be timely prepared and filed all Tax Returns of the Company required to be filed with respect to a Straddle Period. Watsco shall cause the Company to furnish any such Tax Return to Carrier for Carrier’s review and comment at least thirty (30) days prior to the due date for filing such Tax Return and Watsco shall cause the Company to refrain from filing such Tax Return without the prior written consent of Carrier, which consent shall not be unreasonably withheld. Except to the extent otherwise required pursuant to a Determination, Watsco shall cause the Company to refrain from amending any such Tax Returns without the prior written consent of Carrier, which consent shall not be unreasonably withheld; provided, that Carrier may amend such Tax Returns (or cause them to be amended) with the prior written consent of Watsco, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary in this Agreement, Watsco shall be solely responsible for causing the Company to make any federal election referred to in Section 754 of the Code (and any similar or corresponding election for state, local or foreign Tax purposes) with respect to the purchase of the Transferred Membership Interests described in this Agreement and Watsco shall not be entitled to any indemnification or reimbursement from Carrier, Carlyle or the Company for any failure to make such election.

(g) Cooperation.

(i) Carrier and Watsco shall cooperate fully, as and to the extent reasonably requested by the other Party (and at the expense of the requesting Party), in connection with the filing of Tax Returns and any audit, litigation, proceeding, or other action with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Such cooperation also shall include Watsco causing the Company to provide to Carrier, at the Company’s expense, all Company-related information necessary to enable Carrier to compute its adjusted Tax basis in the Transferred Membership Interests as of the Closing Date, including Carrier’s allocable share of the Company’s taxable income or loss through the Closing Date determined on a closing of the books basis.

(ii) Watsco acknowledges and agrees that the Company shall grant to Carrier or its designees and Watsco or its designees, and Watsco shall cause the Company to grant to Carrier or its designees and Watsco or its designees, access at all reasonable times to all of the Company’s books and records relating to the Company (including tax work papers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof. The Parties agree that the Company shall bear all fees and costs incurred by Carrier or Watsco, as the case may be, in granting the access to the books and records of the Company pursuant to this Section 11.01(g)(ii).

(iii) Watsco shall provide to Carrier, on a timely basis, upon the request of Carrier all powers of attorney or similar authorizations reasonably requested by Carrier with respect to any audit, litigation, proceeding, or other action Carrier is entitled to control pursuant to Section 11.01(h), subject to the limitations contained therein.

(h) Contests.

(i) Carrier (at Carrier’s own expense) shall be entitled to control the defense (including as to settlement, except as provided below) of any audit, litigation, proceeding, or other action with respect to Taxes (a “Tax Proceeding”) with respect to a Pre-Closing Tax Period (other than a Straddle Period, Straddle Periods being governed by Section 11.01(h)(iii) below) to the extent such audit, litigation, proceeding or other action relates to the Company or the Northeast Business Contributed Assets (“Pre-Closing Northeast Business Audits”), provided, however, that Carrier shall not cause the Company to enter into a settlement that by its terms, and without Watsco’s prior written consent, binds the Company for a Post-Closing Tax Period as a result of the settlement of such Pre-Closing Northeast Business Audit. The Company shall be entitled to control such Tax Proceeding (at Carrier’s expense) to the extent Carrier does not exercise its right to control a Tax Proceeding pursuant to this Section 11.01(h)(i). The Parties agree that the Company shall not be permitted to settle, compromise, or discharge any Pre-Closing Northeast Business Audit, or admit any liability with respect thereto, without the prior written consent of Carrier.

(ii) Watsco (at Watsco’s own expense) shall be entitled to control the defense (including as to settlement, except as provided below) of any Tax Proceeding with respect to a Pre-Closing Tax Period (other than a Straddle Period, Straddle Periods being governed by Section 11.01(h)(iv) below) to the extent such Tax Proceeding relates to the Homans Business Contributed Assets (“Pre-Closing Homans Business Audit”), provided, however, that Watsco shall not cause the Company to enter into a settlement that by its terms, and without Carrier’s prior written consent, binds the Company for a Post-Closing Tax Period as a result of the settlement of such Pre-Closing Homans Business Audit. The Company shall be entitled to control such Tax Proceeding (at Watsco’s expense) to the extent Watsco does not exercise its right to control a Tax Proceeding pursuant to this Section 11.01(h)(ii).

(iii) In the case of a Tax Proceeding for a Straddle Period with respect to the Company or the Northeast Business Contributed Assets, if such Tax Proceeding relates or could reasonably be expected to relate to both a claim for Taxes with respect to the Company or the Northeast Business Contributed Assets (“Northeast Business Taxes”) for a Pre-Closing Tax Period and a claim for Northeast Business Taxes for a Post-Closing Tax Period, and such claim for Northeast Business Taxes for a Pre-Closing Tax Period is not separable from such claim for Northeast Business Taxes for a Post-Closing Tax Period, the Company (if the claim for Northeast Business Taxes that are for a Post-Closing Tax Period exceeds or reasonably could be expected to exceed in amount the claim for Northeast Business Taxes for a Pre-Closing Tax Period) or otherwise Carrier (Carrier or the Company, as the case may be, the “Northeast Business Tax Contest Controlling Party”), shall be entitled to control the defense of such Tax Proceeding. In such case, the other Party (the “Northeast Business Tax Contest Non-Controlling Party”) shall be entitled to participate fully (at the Northeast

Business Tax Contest Non-Controlling Party’s sole expense) in the conduct of such Tax Proceeding and the Northeast Business Tax Contest Controlling Party shall not settle, compromise, or discharge such Tax Proceeding without the consent of such Northeast Business Tax Contest Non-Controlling Party (which consent shall not be unreasonably withheld or delayed). The costs and expenses of conducting the defense of such Tax Proceeding shall be reasonably apportioned based on the relative amounts of the claim for Northeast Business Taxes for a Pre-Closing Tax Period and the claim for Northeast Business Taxes for a Post-Closing Tax Period.

(iv) In the case of a Tax Proceeding for a Straddle Period with respect to the Homans Business Contributed Assets, if such Tax Proceeding relates or could reasonably be expected to relate to both a claim for Taxes with respect to the Homans Business Contributed Assets (“Homans Business Taxes”) for a Pre-Closing Tax Period and a claim for Homans Business Taxes for a Post-Closing Tax Period, and such claim for Homans Business Taxes for a Pre-Closing Tax Period is not separable from such claim for Homans Business Taxes for a Post-Closing Tax Period, the Company (if the claim for Homans Business Taxes that are for a Post-Closing Tax Period exceeds or reasonably could be expected to exceed in amount the claim for Homans Business Taxes for a Pre-Closing Tax Period) or otherwise Watsco (Watsco or the Company, as the case may be, the “Homans Business Tax Contest Controlling Party”), shall be entitled to control the defense of such Tax Proceeding. In such case, the other Party (the “Homans Business Tax Contest Non-Controlling Party”) shall be entitled to participate fully (at the Homans Business Tax Contest Non-Controlling Party’s sole expense) in the conduct of such Tax Proceeding and the Homans Business Tax Contest Controlling Party shall not settle, compromise, or discharge such Tax Proceeding without the consent of such Homans Business Tax Contest Non-Controlling Party (which consent shall not be unreasonably withheld or delayed). The costs and expenses of conducting the defense of such Tax Proceeding shall be reasonably apportioned based on the relative amounts of the claim for Homans Business Taxes for a Pre-Closing Tax Period and the claim for Homans Business Taxes for a Post-Closing Tax Period.

(i) Notwithstanding any other provision of this Agreement, (i) Carrier shall be entitled to control in all respects, and neither Watsco nor any of its Affiliates shall be entitled to participate in, any audit, litigation, proceeding, or other action with respect to, or the preparation or filing of, any Tax Return (whether separate, affiliated, consolidated, combined, unitary or otherwise) that includes Carrier or any of its Affiliates (other than a Tax Return that includes solely the Company), and Carrier shall not be required to provide any person with any such Tax Return or copy thereof, provided, however, that if any such audit, litigation, proceeding, or other action or amendment of any such Tax Return results in any decrease in the tax basis of the Company’s assets after the Closing Date or otherwise creates the need for an amendment of a Tax Return for the Company for any period, including a Post-Closing Tax Period or a Straddle Period, Carrier shall (A) notify Watsco of such decrease in tax basis or need for such amendment and (B) bear reasonable out of pocket preparation and filing expenses incurred in amending such Tax Returns of the Company to the extent such amendments are required by law and provided that the Company shall provide to Carrier a reasonable estimate of such expenses prior to the date on which such expenses are incurred, and (ii) Watsco shall be entitled to control in all respects, and Carrier shall not be entitled to participate in, any audit, litigation, proceeding, or other action with respect to, or the preparation or filing of, any Tax Return (whether separate, affiliated, consolidated, combined, unitary or otherwise) that includes Watsco or any of its Affiliates (other than a Tax Return of the Company), and Watsco shall not be required to provide any person with any such Tax Return or copy thereof, provided, however, that if any such audit, litigation, proceeding, or other action or amendment of any such Tax Return results in any decrease in the tax basis of the Company’s assets after the Closing Date or otherwise creates the need for an amendment of a Tax Return for the Company for any period, including a Post-Closing Tax Period or a Straddle Period, Watsco shall (A) notify Carrier of such decrease in tax basis or need for such amendment and (B) bear reasonable out of pocket preparation and filing expenses incurred in amending such Tax Returns of the Company to the extent such amendments are required by law and provided that Carrier shall provide to Watsco a reasonable estimate of such expenses prior to the date on which such expenses are incurred. Notwithstanding any other provision, it is hereby agreed and understood that neither Carrier, Watsco, nor the Company makes any representation as to the amount, quality or nature of Tax basis, net operating loss, credits, earnings and profits or other Tax Assets or benefits that may exist at any time in or with respect to the Company, the Northeast Business Contributed Assets, the Homans Business Contributed Assets, nor with respect to any basis, amortization or other Tax effect that the transactions contemplated by this Agreement may have.

(j) Notwithstanding anything in this Agreement to the contrary, indemnification by Carrier or Watsco for, in respect of or relating to Taxes shall be governed exclusively by this Section 11.01 and the provisions of Article XII shall not apply.

ARTICLE XII

INDEMNIFICATION

12.01 Post-Closing Indemnity by Carrier.

(a) Subject to the provisions of Section 12.02, from and after the Closing, Carrier shall indemnify and hold harmless the Company and its directors, officers and employees (each a “Company Claiming Party,” and collectively, the “Company Claiming Parties”) from and against any and all Damages incurred by such Company Claiming Parties arising out of, resulting from or related to:

(i) the failure of any representation or warranty of Carrier contained in Article III to be true and correct (other than Section 3.19 which shall be governed by Section 11.01(a));

(ii) the failure by Carrier to perform or satisfy any of the covenants and agreements made by Carrier in this Agreement, other than covenants contained in Section 11.01, which shall be governed by such Section; and

(iii) any Northeast Business Excluded Liability.

Notwithstanding the above, the above provisions of this Section 12.01 shall not apply with respect to Taxes, all indemnification by Carrier with respect to Taxes being provided in Section 11.01(a).

(b) Subject to the provisions of Section 12.02, from and after the Closing, Carrier shall indemnify and hold harmless Watsco and, for Third Party Claims only, Watsco, Watsco’s Affiliates (excluding the Company) and their respective directors, officers and employees (each a “Watsco Claiming Party,” and collectively, the “Watsco Claiming Parties”) from and against any and all Damages incurred by such Watsco Claiming Parties arising out of, resulting from or related to:

(i) the failure of any representation or warranty of Carrier contained in Article IV to be true and correct; and

(ii) the failure by Carrier to perform or satisfy the covenants and agreements made by Carrier in Section 1.03(a) of this Agreement.

12.02 Limitations on Amount of Indemnity by Carrier. Other than with respect to the failure of the representations and warranties contained in Section 3.06(e) to be true and correct,

(a) Carrier shall have no liability under Section 12.01(a)(i) until the amount of Damages theretofore indemnifiable by Carrier but for this sentence exceeds an aggregate amount equal to $1,250,000; in which case the Company Claiming Parties shall be entitled to indemnification of Damages covered by Section 12.01(a)(i) only to the extent of such excess.

(b) Carrier’s aggregate liability under Section 12.01(a)(i) shall in no event exceed $40,500,000.

(c) Notwithstanding anything herein to the contrary, Carrier shall have no obligation to indemnify for (i) any Damages that were reflected as a liability in the calculations of the Final Statement on Northeast Business Working Capital, or (ii) any breach of the representation and warranties contained in Sections 3.05, 3.15 and 3.19.

(d) The obligation of Carrier to indemnify (i) under Section 12.01(a)(i) or Section 12.01(b)(i) for any breach of any of the other representations or warranties made by Carrier in Article III or Article IV, respectively, of this Agreement, shall terminate upon the termination of such representations and warranties pursuant to Section 12.10, and (ii) under Section 12.01(a)(ii) and (iii) or Section 12.01(b)(ii) shall terminate upon the expiration of the statute of limitations in respect of claims related thereto, except, in all cases, as to matters as to which any Company Claiming Party or any Watsco Claiming Party, as applicable, has provided written notice of a claim for indemnification in accordance with Section 12.07 or 12.08, as applicable, on or prior to such date, in which case the right to indemnification with respect thereto shall survive such period until a final adjudication or resolution of such claim for indemnification.

(e) For the avoidance of doubt, Carrier shall have no obligation to indemnify Watsco or Affiliates of Watsco (other than the Company) for the failure of any representation or warranty of Carrier contained in Article III to be true and correct.

12.03 Post-Closing Indemnity by Watsco.

(a) Subject to the provisions of Section 12.04, from and after the Closing, Watsco shall indemnify and hold harmless the Company and, for Third Party Claims only, the Company Claiming Parties from and against any and all Damages incurred by such Company Claiming Parties arising out of, resulting from or related to:

(i) the failure of any representation or warranty of Watsco contained in Article V to be true and correct (other than Section 5.19 which shall be governed by Section 11.01(a));

(ii) the failure by Watsco to perform or satisfy any of the covenants and agreements made by Watsco in this Agreement (other than covenants contained in Section 11.01, which shall be governed by such Section); and

(iii) any Homans Business Excluded Liability.

Notwithstanding the above, the above provisions of this Section 12.03 shall not apply with respect to Taxes, all indemnification by Watsco with respect to Taxes being provided in Section 11.01(a).

(b) Subject to the provisions of Section 12.04, from and after the Closing, Watsco shall indemnify and hold harmless Carrier and, for Third Party Claims only, Carrier, Carrier’s Affiliates and their respective directors, officers and employees (each a “Carrier Claiming Party,” and collectively, the “Carrier Claiming Parties”) from and against any and all Damages incurred by such Carrier Claiming Parties arising out of, resulting from or related to:

(i) the failure of Watsco’s representations and warranties contained in Article VI to be true and correct; and

(ii) the failure by Watsco to perform or satisfy the covenants and agreements made by Watsco in Section 1.03(b) of this Agreement.

12.04 Limitations on Amount of Indemnity by Watsco. Other than with respect to the failure of the representations and warranties contained in Section 5.06(e) to be true and correct:

(a) Watsco shall have no liability under Section 12.03(a)(i) until the amount of Damages theretofore indemnifiable by Watsco but for this sentence exceeds an aggregate amount equal to $1,250,000, in which case the Company Claiming Parties shall be entitled to indemnification of Damages covered by Section 12.03(a)(i) only to the extent of such excess.

(b) Watsco’s aggregate liability under Section 12.03(a)(i) shall in no event exceed $40,500,000.

(c) Notwithstanding anything herein to the contrary, Watsco shall have no obligation to indemnify for (i) any Damages that were reflected as a liability in the calculations of the Final Statement on Homans Business Working Capital, or (ii) any breach of the representation and warranties contained in Sections 5.05, 5.15 and 5.19.

(d) The obligation of Watsco to indemnify (i) under Section 12.03(a)(i) and Section 12.03(b)(i) for a breach of any of the other representations or warranties made by Watsco in Article V and Article VI, respectively, of this Agreement shall terminate upon the termination of such representations and warranties pursuant to Section 12.10, and (ii) under Sections 12.03(a)(ii), 12.03(a)(iii), and Section 12.03(b)(ii) shall terminate upon the expiration of the statute of limitations in respect of claims related thereto, except, in all cases, as to matters as to which any Company Claiming Party or Carrier Claiming Party, as applicable, has provided written notice of a claim for indemnification in accordance with Section 12.07 or 12.08, as applicable, on or prior to such date, in which case the right to indemnification with respect thereto shall survive such period until a final adjudication or resolution of such claim for indemnification.

(e) For the avoidance of doubt, Watsco shall have no obligation to indemnify Carrier or Carrier’s Affiliates for the failure of any representation or warranty of Carrier contained in Article V to be true and correct.

12.05 Post-Closing Indemnity by the Company.

(a) From and after the Closing, the Company shall indemnify and hold harmless the Carrier Claiming Parties and the Watsco Claiming Parties from and against any and all Damages incurred by such Carrier Claiming Parties or Watsco Claiming Parties, as applicable, resulting from or related to:

(i) the failure of the Company’s representations and warranties contained in Article VII to be true and correct;

(ii) the failure by the Company to perform or satisfy any of the covenants and agreements made by the Company in this Agreement;

(iii) any Northeast Business Assumed Liabilities; and

(iv) any Homans Business Assumed Liabilities.

Notwithstanding the foregoing, this Section 12.05 shall not apply with respect to Taxes, all indemnification with respect to Taxes being provided in Section 11.01(a).

(b) The obligation of the Company to indemnify under Section 12.05(a)(i) for a breach of any of the other representations or warranties made by the Company in Article VII of this Agreement will terminate upon the termination of such representations and warranties pursuant to Section 12.10, and the obligation of the Company to indemnify under Section 12.05(a)(ii)-(a)(iv) will terminate upon the expiration of the statute of limitations in respect of claims related thereto, except as to matters as to which any Carrier Claiming Party or Watsco Claiming Party, as the case may be, has provided written notice of a claim for indemnification in accordance with Section 12.07 or 12.08, as applicable, on or prior to such date, in which case the right to indemnification with respect thereto shall survive such period until a final adjudication or resolution of such claim for indemnification.

12.06 Other Indemnification Provisions.

(a) Notwithstanding anything to the contrary contained in this Article XII, no Party shall be liable for any indirect, special, exemplary or punitive damages, or any damages pursuant to any theory of loss based on a multiple of any type of earnings, revenue or related measures, related to or arising in connection with any matter which is the subject of this Article XII.

(b) In no event shall any Claiming Party recover more than once for any Damages, regardless of whether alternative theories of recovery exist under this Agreement or applicable Legal Requirements.

(c) Except as provided in Article XI, this Article XII sets forth the Parties’ exclusive remedy for any damages, liabilities, obligations, penalties, fines, judgments, claims, losses, costs and expenses that may result from the breach of any of the representations or warranties contained in this Agreement or any other matter which is the subject of this Article XII, except for damages, liabilities, obligations, penalties, fines, judgments, claims, losses, costs and expenses resulting from fraud or willful misconduct of an Indemnifying Party or its Affiliates.

(d) Notwithstanding anything to the contrary contained in this Article XII, no claim for indemnity shall be made after the Closing by any Claiming Party for a breach of a particular representation, warranty or covenant if such breach arises out of or is related to matters within the Knowledge of such Claiming Party or any of its Affiliates at the Closing.

(e) If any Claiming Party receives any amounts in respect of Damages previously paid by the Indemnifying Party or obtains any judgment or award in any litigation relating to any liability of such Indemnifying Party which was previously paid by such Indemnifying Party, the Claiming Party shall distribute such amounts received to the Indemnifying Party.

(f) Insurance. Any indemnity payment due and payable by an Indemnifying Party under this Agreement shall be net of any insurance proceeds received by the Company (to the extent of the Claiming Party’s interest in the Company) or the Claiming Party.

(g) Obligation to Mitigate. No Claim may be asserted nor proceeding commenced against any Indemnifying Party pursuant to Section 12.01, 12.03 or 12.05 to the extent that the Indemnifying Parties establish that (i) the Claiming Party had a reasonable opportunity, but failed, in good faith to mitigate the Damage, or (ii) such Damage arises from or was caused by actions taken or failed to be taken by the Claiming Party after the Closing.

12.07 Indemnification Procedures. In the event any Company Claiming Party, Carrier Claiming Party, or Watsco Claiming Party (the “Claiming Party”) should have a claim under this Article XII (a “Claim”) against any indemnifying Party (the “Indemnifying Party”) that does not involve a Claim being asserted against or sought to be collected from such Claiming Party by a third party, the Claiming Party shall deliver prompt written notice of such Claim as to which the Claiming Party proposes to demand indemnification hereunder, within twenty (20) days after learning of such Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), together with a statement specifying the basis of such Claim (the “Party Claim Notice”). Such Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Damages that have been or may be suffered by the Claiming Party. The failure or delay by any Claiming Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Claiming Party, except to the extent that the Indemnifying Party has been actually prejudiced by such failure or delay. The Indemnifying Party must provide written notice to the Claiming Party that it is disputing the claim for indemnification against it (the “Party Indemnification Notice”). If the Indemnifying Party does not provide the Claiming Party with the Party Indemnification Notice within 60 business days following its receipt of the Party Claim Notice that the Indemnifying Party disputes its liability to the Claiming Party, such Claims specified by the Claiming Party in such notice shall be conclusively deemed a liability of the Indemnifying Party, and the Indemnifying Party shall pay the amount of such liability to the Claiming Party on demand or, in the case of any notice in which the amount of the Claims (or any portion thereof) is estimated, on such later date when the amount of such Claim (or such portion thereof) becomes finally determined.

12.08 Procedures for Third-Party Claims. The following procedures shall apply to all matters or circumstances that may result in Damages by reason of a Claim brought by a third party against the Claiming Party, but not including Claims for Taxes, which are governed by Section 11.01, including a Claim that may be asserted by a Governmental Authority, (a “Third Party Claim,” provided that the term “Third Party Claim” shall include a Claim that may be asserted by an employee of a Party, the Company or their respective Affiliates).

(a) Notice. The Claiming Party shall give the Indemnifying Party prompt written notice of any Third Party Claim as to which the Claiming Party proposes to demand indemnification hereunder, within twenty (20) days after learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), together with a statement specifying the basis of such Third Party Claim (the “Third Party Claim Notice”). The Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Damages that have been or may be suffered by the Claiming Party. The right to indemnification hereunder will not be affected by any failure of a Claiming Party to give such notice (or delay by any Claiming Party in giving such notice) unless (and then only to the extent that) the rights and remedies of the Indemnifying Party have been actually prejudiced as a result of the failure to give, or the delay in giving, such notice. The Indemnifying Party must provide written notice to the Claiming Party that it is either (i) assuming responsibility for the Third Party Claim, or (ii) disputing the claim for indemnification against it (the “Third Party Indemnification Notice”). If the Indemnifying Party does not provide the Claiming Party with the Third Party Indemnification Notice within 60 business days following its receipt of the Third Party Claim Notice that the Indemnifying Party disputes its liability to the Claiming Party, such Claims specified by the Claiming Party in such notice shall be conclusively deemed a liability of the Indemnifying Party, and the Indemnifying Party shall pay the amount of such liability to the Claiming Party on demand or, in the case of any notice in which the amount of the Claims (or any portion thereof) is estimated, on such later date when the amount of such Claim (or such portion thereof) becomes finally determined.

(b) Control of Third-Party Claims. With respect to any Third Party Claim, the Indemnifying Party shall be the Person entitled to control the defense of such Third Party Claim (the “Controlling Party”) and shall: (i) retain counsel of its own choosing, which counsel shall be reasonably acceptable to the Claiming Party, and (ii) control and direct the defense of any such Third Party Claim, including the development and implementation of legal strategy for such Third Party Claim, subject to Section 12.08(c).

(c) Settlements. No Party shall have any liability for any settlement or compromise effected without its consent, which consent shall not be unreasonably withheld or delayed. No Controlling Party may effect any settlement or compromise unless the Claiming Party has no liability or obligation in connection therewith which is not fully satisfied by the Controlling Party.

(d) Conflicts of Interest. The Claiming Party in respect of any Claim shall be entitled to engage separate counsel of its choice to participate in the defense of such Claim; provided that, except as set forth in the remainder of this Section 12.08(d), the fees and expenses of such separate counsel shall be borne solely by the Claiming Party and shall not be subject to reimbursement by the Indemnifying Party; and provided, further, that this sentence shall not affect, in any respect, the control of such Claim as provided in Section 12.08(b). Notwithstanding the foregoing, if the defendants in a Claim include both a Claiming Party and the Indemnifying Party, and counsel to the Claiming Party (or, if the Claiming Party is the Controlling Party, counsel to the Indemnifying Party) shall have reasonably concluded that joint representation would be inappropriate due to potential or actual conflicts of interest between the Controlling Party, the Indemnifying Party, and the Claiming Party, the Claiming Party shall have the right to retain a single firm of separate counsel reasonably acceptable to the Controlling Party (and, if the Claiming Party is the Controlling Party, the Indemnifying Party) (each of which consents shall be timely sought and shall not be unreasonably withheld or delayed) to participate in the defense of that Claim on behalf of such Claiming Party and at the expense of the Indemnifying Party.

(e) Status. The Controlling Party shall at the request of the Claiming Party from time to time notify the Claiming Party regarding the status, including any significant developments, with respect to Third Party Claims the defense of which is being conducted by the Controlling Party on behalf of a Claiming Party (or the Indemnifying Party, as the case may be).

(f) Defense of Claims against Officers and Directors. Notwithstanding any provision to the contrary regarding the rights of an Indemnifying Party to be the Controlling Party with respect to Third Party Claims, to the extent that any executive officer or director of a Party is named as a defendant in a Third Party Claim under circumstances in which such individual is a Claiming Party, that individual nevertheless may, at its sole discretion, conduct its own defense or elect to transfer the defense to the Indemnifying Party, in either situation with the cost of the defense to be borne by the Indemnifying Party.

12.09 Mutual Assistance. The Indemnifying Party and the Claiming Party shall reasonably cooperate with each other in the defense of any Claim subject to indemnity pursuant to this Article XII. Without limiting the foregoing, after the Closing, Carrier agrees that it will, and that it will cause its controlled Affiliates to, and Watsco agrees that it will, and will cause its controlled Affiliates to, and the Company agrees that it will, and that it will cause its controlled Affiliates to, cooperate with each of the Parties and their respective Subsidiaries, generally seek to avoid the imposition of regulatory sanctions on the Parties, to the extent reasonable under the circumstances, and furnish to each of them access to such employees and other Persons under their control, and such information, documents, records, evidence, testimony and other assistance as any of them may reasonably request, in connection with any actions, proceedings, arrangements or disputes of any nature that reasonably relate to matters that occurred prior to the Closing and in which any of them, as the case may be, was involved or for which such Person has records, information or knowledge. The reasonable expenses incurred by any Person in complying with any request for cooperation pursuant to this Section 12.09 shall be borne by the Indemnifying Party or other Person requesting such cooperation; provided, however, that such expenses shall not include incidental time incurred by employees of any Party responding to such a request for cooperation.

12.10 Survival of Representations and Warranties. The representations and warranties set forth in Sections 3.01, 3.02, 4.01, 4.02, 4.03, 5.01, 5.02, 5.18, 5.21, 6.01, 6.02,

6.03, 7.01, and 7.02 shall survive the Closing until the expiration of the statute of limitation in respect of claims related thereto; provided, that representations and warranties of Carrier and Watsco set forth in Article III and Article V, respectively, shall survive the Closing solely for the benefit of the Company. Notwithstanding anything herein to the contrary, the representations and warranties set forth in Sections 3.05, 3.15, 3.19, 5.05, 5.15, and 5.19 shall not survive the Closing. The representations and warranties set forth in the remainder of Article III, Article IV, Article V, Article VI, and Article VII shall survive the Closing for a period of twelve (12) months.

ARTICLE XIII

CONDITIONS TO THE CLOSING

13.01 Conditions to the Obligations of All Parties. The obligations of all Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (where permissible), at or prior to the Northeast Business Contribution Time, of the following conditions:

(a) no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order, award, temporary restraining order, preliminary or permanent injunction, or other order which is then in effect and has the effect of making the Closing illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by (i) this Agreement, or (ii) the Ancillary Agreements (in the case of clause (ii), such transactions the failure of which to be so consummated would reasonably be expected, either individually or in the aggregate, to have a Northeast Business Material Adverse Effect or a Homans Business Material Adverse Effect);

(b) any waiting period(s) (and any extension(s) thereof) applicable to the transactions contemplated by this Agreement or the Ancillary Agreements under the HSR Act shall have been terminated or shall have expired, and any other approvals or clearances of any Governmental Authority shall have been obtained, except for such approvals or clearances the failure of which to obtain would not, either individually or in the aggregate, result in a Northeast Business Material Adverse Effect or a Homans Business Material Adverse Effect;

(c) with respect to any practice of the Northeast Business which, prior to the Closing, Carrier finds not to be in compliance with the DOM, as set forth in Section 8.20, the Parties shall have agreed upon a practice in the area in question which will be deemed a Compliant Practice; and

(d) the parties have agreed on the terms and conditions of each of the Ancillary Agreements.

13.02 Conditions to Obligations of the Company. The obligations of the Company to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Northeast Business Contribution Time (other than conditions that by their terms are to be satisfied on the Closing Date) of the following conditions:

(a) the representations and warranties of Carrier set forth in Article III of this Agreement, shall be true and correct as of the Northeast Business Contribution Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event as of such specified date); provided that the condition in this Section 13.02(a) shall be deemed to have been satisfied even if any representations or warranties of Carrier are not so true and correct (without giving effect to any limitation as to “materiality” or “Northeast Business Material Adverse Effect” set forth therein) unless the failure of such representations and warranties of Carrier to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Northeast Business Material Adverse Effect;

(b) Carrier shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Northeast Business Contribution Time;

(c) the Company shall have received a certificate of Carrier signed by an executive officer of Carrier to evidence satisfaction of the conditions set forth in Sections 13.02(a) and (b);

(d) each of Carrier and each applicable Subsidiary of Carrier shall have executed and delivered to the Company each of the Ancillary Agreements to which such party and the Company are named parties;

(e) the representations and warranties of Watsco set forth in Article V of this Agreement shall be true and correct as of the date of the Homans Business Contribution Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event as of such specified date); provided that the condition in this Section 13.02(e) shall be deemed to have been satisfied even if any representations or warranties of Watsco are not so true and correct (without giving effect to any limitation as to “materiality” or “Homans Business Material Adverse Effect” set forth therein), unless the failure of such representations and warranties of Watsco to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Homans Business Material Adverse Effect;

(f) Watsco shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing;

(g) the Company shall have received a certificate of Watsco signed by the Chief Executive Officer or the Chief Financial Officer of Watsco to evidence satisfaction of the conditions set forth in Sections 13.02(e) and (f);

(h) each of Watsco and each applicable Subsidiary of Watsco shall have executed and delivered to the Company each of the Ancillary Agreements to which such party and the Company are named parties; and

(i) a majority of the “disinterested directors” (as such term is defined in Section 607.0901 of the Florida Business Corporation Act) of Watsco shall have approved the execution, delivery and performance of this Agreement and each of the Ancillary Agreements, and the transactions contemplated by this Agreement and each of the Ancillary Agreements.

13.03 Conditions to Obligations of Carrier. The obligation of Carrier to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Northeast Business Contribution Time (other than conditions that by their terms are to be satisfied on the Closing Date), of the following conditions:

(a) the representations and warranties of Watsco set forth in Article V of this Agreement shall be true and correct as of the date of this Agreement and as of the Homans Business Contribution Time (unless any such representation or warranty is made only as of a specific date, in which event as of such specified date); provided that the condition in this Section 13.03(a) shall be deemed to have been satisfied even if any representations or warranties of Watsco are not so true and correct (without giving effect to any limitation as to “materiality” or “Homans Business Material Adverse Effect” set forth therein), unless the failure of such representations and warranties of Watsco to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Homans Business Material Adverse Effect

(b) the representations and warranties of Watsco set forth in Article VI of this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein), in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event as of such specified date);

(c) Watsco shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing;

(d) Carrier shall have received a certificate of Watsco signed by the Chief Executive Officer or the Chief Financial Officer of Watsco to evidence satisfaction of the conditions set forth in Sections 13.03(a), (b) and (c);

(e) each of Watsco and each applicable Subsidiary of Watsco shall have executed and delivered to Carrier each of the Ancillary Agreements to which such party and Carrier are named parties;

(f) a majority of the “disinterested directors” (as such term is defined in Section 607.0901 of the Florida Business Corporation Act) of Watsco shall have approved the execution, delivery and performance of this Agreement and each of the Ancillary Agreements, and the transactions contemplated by this Agreement and each of the Ancillary Agreements;

(g) the representations and warranties of the Company set forth in Article VII of this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of the Northeast Business Contribution Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event as of such specified date);

(h) the Company shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Northeast Business Contribution Time;

(i) Carrier shall have received, prior to the Northeast Business Contribution Time, a certificate of the Company signed by the President, the Chief Operating Officer or the Chief Financial Officer of the Company to evidence satisfaction of the conditions set forth in Sections 13.03(g) and (h); and

(j) the Company shall have executed and delivered to Carrier each of the Ancillary Agreements to which the Company and Carrier are parties.

13.04 Conditions to Obligations of Watsco. The obligation of Watsco to effect the Closing shall be further subject to the satisfaction or waiver at or prior to the Northeast Business Contribution Time (other than conditions that by their terms are to be satisfied on the Closing Date) of the following conditions:

(a) the representations and warranties of Carrier set forth in Article III of this Agreement, shall be true and correct as of the date of this Agreement and as of the Northeast Business Contribution Time (unless any such representation or warranty is made only as of a specific date, in which event as of such specified date); provided that the condition in this Section 13.04(a) shall be deemed to have been satisfied even if any representations or warranties of Carrier are not so true and correct (without giving effect to any limitation as to “materiality” or “Northeast Business Material Adverse Effect” set forth therein) unless the failure of such representations and warranties of Carrier to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Northeast Business Material Adverse Effect;

(b) the representations and warranties of Carrier set forth in Article IV of this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein), in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event as of such specified date);

(c) Carrier shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing;

(d) Watsco shall have received a certificate of Carrier signed by an authorized officer of Carrier to evidence satisfaction of the conditions set forth in Sections 13.04(a), (b), and (c);

(e) each of Carrier and each applicable Subsidiary of Carrier shall have executed and delivered to Watsco each of the Ancillary Agreements to which such party and Watsco are named parties;

(f) the representations and warranties of the Company set forth in Article VII of this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of the Homans Business Contribution Time, as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event as of such specified date);

(g) the Company shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing;

(h) Watsco shall have received a certificate of the Company signed by the President, the Chief Operating Officer, or the Chief Financial Officer of the Company to evidence satisfaction of the conditions set forth in Sections 13.04(f) and (g); and

(i) the Company shall have executed and delivered to Watsco each of the Ancillary Agreements to which the Company and Watsco are parties.

ARTICLE XIV

TERMINATION

14.01 Termination. This Agreement may only be terminated and the Closing contemplated hereby may be abandoned at any time prior to Closing:

(a) by written consent of all Parties;

(b) by any Party if any court or other Governmental Authority of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Closing and such order, decree, ruling or other action is or shall have become final and non-appealable;

(c) by any Party if the Closing Date shall not have occurred on or before May 31, 2011 and is not otherwise extended by the mutual agreement of the Parties (the “Termination Date”); provided, however, that such date shall be extended by an additional 90 days if (i) the condition set forth in Section 13.01(b) shall not have been satisfied prior such date, and (ii) all other conditions to the Closing in this Agreement have been satisfied or waived, excluding conditions that by their terms are to be satisfied on the Closing Date (and Section 14.01(b) is not applicable); provided, further that the right to terminate this Agreement pursuant to this Section 14.01 shall not be available to the Party seeking to terminate if any action of such Party or the failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing Date has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(d) by Carrier if

(i) there has been a Watsco Change of Control;

(ii) there shall have been a breach of any representation, warranty, covenant or agreement on the part of Watsco contained in Article V or Article VI of this Agreement such that the conditions set forth in Sections 13.03(a), 13.03(b) or 13.03(c), would not be satisfied and, in any such case, such breach has not been or cannot be cured within a period of 60 days following the delivery of written notice to Watsco of such breach by Carrier and has not been waived by Carrier; provided that Carrier shall not have the right to terminate this Agreement pursuant to this Section 14.01(d)(ii) if Carrier is then in material breach of any of its covenants or agreements contained in this Agreement; or

(iii) there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in Article VII of this Agreement such that the conditions set forth in Sections 13.03(g) or 13.03(h) would not be satisfied and, in any such case, such breach has not been or cannot be cured within a period of 60 days following the delivery of written notice to the Company of such breach by Carrier and has not been waived by Carrier; provided that Carrier shall not have the right to terminate this Agreement pursuant to this Section 14.01(d)(iii) if Carrier is then in material breach of any of its covenants or agreements contained in this Agreement.

(e) by Watsco if

(i) there shall have been a breach of any representation, warranty, covenant or agreement on the part of Carrier contained in Article III or Article IV of this Agreement such that the conditions set forth in Sections 13.04(a), 13.04(b), or 13.04(c) would not be satisfied and, in either such case, such breach has not been or cannot be cured within a period of 60 days following the delivery of written notice to Carrier of such breach by Watsco and has not been waived by Watsco; provided, that Watsco shall not have the right to terminate this Agreement pursuant to this Section 14.01(e)(i) if Watsco is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii) there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in Article VII of this Agreement such that the conditions set forth in Sections 13.04(f) or 13.04(g) would not be satisfied and, in any such case, such breach has not been or cannot be cured within a period of 60 days following the delivery of written notice to the Company of such breach by Watsco and has not been waived by Watsco; provided that Watsco shall not have the right to terminate this Agreement pursuant to this Section 14.01(e)(ii) if Watsco is then in material breach of any of its covenants or agreements contained in this Agreement.

14.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 14.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party hereto, except:

(a) the terms of this Section 14.02, Section 8.13, and Article XV shall survive any termination of this Agreement; and

(b) nothing herein shall relieve any Party from liability for fraud or for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

ARTICLE XV

MISCELLANEOUS

15.01 Costs and Expenses. Except as otherwise provided herein, each of the Parties shall bear its own expenses (including, but not limited to, fees and expenses of counsel, accountants, bankers and other professionals) incurred by it in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby; provided, however, that notwithstanding the foregoing, the Company shall be responsible for and shall pay all transfer, sales, use and other similar non-income Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement, including all such Taxes resulting from the contribution of the Northeast Business Contributed Assets and the Homans Business Contributed Assets to the Company, except for any such non-income Taxes resulting from Baker’s distribution of the Homans Business Contributed Assets to Watsco Holdings or Watsco Holdings contribution of the Homans Business Contributed Assets to Holdings III.

15.02 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another (herein collectively called “Agreement Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

IF TO WATSCO:	Watsco, Inc. 2665 South Bayshore Drive Suite 901 Coconut Grove, FL 33133 Attn: Barry S. Logan, Senior Vice President Telecopy No. (305) 858-4492

With a copy to: Moore & Van Allen 100 North Tryon Street Suite 4700 Charlotte, NC 28202-4003 Attn: Stephen D. Hope, Esq. Telecopy No. (704) 378-2036

IF TO CARRIER:	Carrier Corporation One Carrier Place Farmington, CT 06034-4015 Attn: Donald K. Cawley, Esq., General Counsel Telecopy No. (860) 674-3246

With a copy to: K&L Gates LLP K&L Gates Center 210 Sixth Avenue Pittsburgh, PA 15222 Attn: David L. Forney, Esq. Telecopy No. (412) 355-6501

IF TO THE COMPANY:	Carrier Enterprise II, LLC 4300 Golf Acres Drive Charlotte, NC 28208 Attn: Chief Operating Officer Telecopy No. (860) 998-2432

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Agreement Notice given by personal delivery or registered mail shall be effective upon actual receipt. Agreement Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal business day after receipt if not received during the recipient’s normal business hours. All Agreement Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any Party shall not be deemed effective with respect to such Party until such Agreement Notice would, but for this sentence, be effective both as to such Party and as to all other Persons to whom copies are to be given as provided above.

15.03 Dispute Resolution.

(a) Initial Dispute Resolution Procedures. Any dispute, claim or controversy (a “Dispute”) related to or arising out of this Agreement (other than with respect to any Dispute involving a Working Capital Adjustment), including any such Dispute among the Company and/or Carrier and/or Watsco, shall be subject to the following dispute resolution procedure: first, such Dispute shall be addressed to the President of the Company, the President of the Carrier North America operating division (or equivalent level manager) or Senior Vice President of Watsco, as applicable, for discussion and attempted resolution; second, if any such Dispute cannot be resolved by such individuals within twenty (20) business days from the date that the Dispute is submitted to such Persons, then such Dispute shall be immediately referred to the appropriate, respective senior officer of each of the Company, Carrier, or Watsco (or equivalent level person), as applicable, for discussion and attempted resolution; third, if any such Dispute cannot be resolved by such officers within twenty (20) business days from the date that the Dispute is submitted to such Persons, then such Dispute shall be immediately referred to the respective Chief Executive Officers of each of the Company, Carrier, or Watsco (or equivalent level person), as applicable for discussion and attempted resolution; and fourth, if any such Dispute cannot be resolved by such Chief Executive Officers within twenty (20) business days from the date that the Dispute is submitted to such Persons, then such dispute shall be immediately referred to non-binding mediation as provided in Section 15.03(b) below.

(b) Mediation. Following the initial dispute resolution procedures set forth in Section 15.03(b), the Parties agree to submit any Dispute (other than with respect to any Dispute involving a Working Capital Adjustment) to mediation before a neutral mediator in Wilmington, Delaware who will be requested to conduct informal, nonbinding mediation of the Dispute. Each Party will work with the other to select an acceptable mediator and to work with the mediator to resolve the Dispute. The mediation process shall continue until the Dispute is resolved or until either the mediator makes a finding that there is no possibility of settlement through the mediation or one of the Parties elects not to continue the mediation (“Mediation Termination”).

(c) Litigation. In the event of a Mediation Termination, then such Dispute shall be resolved through legal action or proceeding in state or federal courts located in the State of Delaware. Each Party irrevocably submits to the jurisdiction of the state and federal courts located in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement, and each Party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the District of Delaware and any court of appeal therefrom; and each Party hereby waives any obligation or requirement to post any bond on appeal. Each Party agrees that service of process on such Party as provided in Section 15.02 shall be deemed effective service of process on such Party. Service made pursuant to the foregoing sentence shall have the same legal force and effect as if served upon such Party personally within the State of Delaware, and each Party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(d) Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction).

15.04 Entire Agreement; Amendments and Waivers. This Agreement, the Ancillary Agreements together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

15.05 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Party.

15.06 No Third Party Beneficiaries. The Parties agree that the provisions of this Agreement are intended for the benefit of, and are enforceable by, each Party. Nothing in this Agreement, express or implied, is intended to confer upon any Person or entity other than the Parties, and their respective permitted successors and assigns, any rights, remedies, claims, benefits or obligations hereunder; provided, that the Persons indemnified under Article XII are intended to be third party beneficiaries of Article XII.

15.07 Remedies; Specific Performance. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any Party shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a Party may have by law, statute or otherwise. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such damages would not be fully compensable by an award of money damages. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting a bond or other undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

15.08 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

15.09 Exhibits and Schedules. The Carrier Disclosure Schedule, the Watsco Disclosure Schedule, Schedules A through J hereto, and the Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Carrier Disclosure Schedule and the Watsco Disclosure Schedule shall each be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement, and (b) the other sections of this Agreement, to the extent that it is reasonably apparent on its face that it also qualifies or applies to such other sections. The inclusion of any information in any Exhibit, Schedule, the Carrier Disclosure Schedule or the Watsco Disclosure Schedule, as the case may be, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Northeast Business Material Adverse Effect, a Homans Business Material Adverse Effect, or is outside the ordinary course of business.

15.10 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.11 Headings, References and Construction.

(a) The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

(b) Whenever required by the context, and as used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the Person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

(c) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted. Each of the Parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

(d) Wherever used, “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

15.12 Survival. Except as expressly provided in this Agreement, any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive the Closing and shall be binding upon the Party or Parties obligated thereby in accordance with the terms of this Agreement.

ARTICLE XVI

DEFINITIONS

16.01 Definitions. Capitalized terms used in this Agreement are used as defined in this Article XVI or elsewhere in this Agreement.

(1) AAA. The term “AAA” has the meaning set forth in Section 1.07(b).

(2) Affiliate. The term “Affiliate” shall mean, with respect to a specified Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to substantially direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as director or manager, as trustee or executor, by contract or credit arrangement or otherwise.

(3) Agreement. The term “Agreement” has the meaning set forth in the preamble.

(4) Agreement Notice. The term “Agreement Notice” has the meaning set forth in Section 15.02.

(5) Ancillary Agreements. The term “Ancillary Agreements” means the Operating Agreement, Distributor Agreements, the Commercial Applied Equipment Distribution Agreement, the Tradewinds Distribution Agreement, the Northern New Jersey Distribution Agreement, the Northeast Business Transition Services Agreement, the Homans Business Transition Services Agreement, the Trade Name Agreement, and the Management and Back Office Agreement.

(6) Applied Business. The term “Applied Business” has the meaning set forth in Section 10.03(a).

(7) Applied Business Assets. The term “Applied Business Assets” has the meaning set forth in Section 10.03(b).

(8) Applied Business Liabilities. The term “Applied Business Liabilities” has the meaning set forth in Section 10.03(b).

(9) Applied Option. The term “Applied Option” has the meaning set forth in Section 10.03(b).

(10) Applied Option Closing. The term “Applied Option Closing” has the meaning set forth in Section 10.03(e).

(11) Applied Option Closing Date. The term “Applied Option Closing Date” has the meaning set forth in Section 10.03(e).

(12) Applied Option Exercise Notice. The term “Applied Option Exercise Notice” has the meaning set forth in Section 10.03(c).

(13) Applied Option Exercise Price. The term “Applied Option Exercise Price” has the meaning set forth in Section 10.03(d).

(14) Baker. The term “Baker” has the meaning set forth in the Recitals.

(15) Carlyle. The term “Carlyle” has the meaning set forth in the Recitals.

(16) Carrier. The term “Carrier” has the meaning set forth in the preamble.

(17) Carrier Claiming Parties. The term “Carrier Claiming Parties” has the meaning set forth in Section 12.03(b).

(18) Carrier Claiming Party. The term “Carrier Claiming Party” has the meaning set forth in Section 12.03(b).

(19) Carrier Direct Sales Offices. The term “Carrier Direct Sales Offices” has the meaning set forth in the Recitals.

(20) Carrier Disclosure Schedule. The term “Carrier Disclosure Schedule” has the meaning set forth in the introduction to Article III

(21) CE. The term “CE” has the meaning set forth in Section 8.02.

(22) Carrier Plans. The term “Carrier Plans” has the meaning set forth in Section 3.05(a).

(23) CE Leasing. The term “CE Leasing” has the meaning set forth in Section 8.01(a).

(24) Certificate of Formation. The term “Certificate of Formation” means the Certificate of Formation of the Company as filed with the Secretary of State of the State of Delaware as contemplated by this Agreement.

(25) Claim. The term “Claim” has the meaning set forth in Section 12.07.

(26) Claiming Party. The term “Claiming Party” has the meaning set forth in Section 12.07.

(27) Closing. The term “Closing” has the meaning set forth in Section 2.01.

(28) Closing Date. The term “Closing Date” has the meaning set forth in Section 2.01.

(29) Closing Inventory. The term “Closing Inventory” has the meaning set forth in Section 8.15.

(30) Code. The term “Code” means the Internal Revenue Code of 1986, as amended.

(31) Commercial Applied Equipment. The term “Commercial Applied Equipment” has the meaning set forth in the Recitals.

(32) Commercial Applied Equipment Distribution Agreement. The term “Commercial Applied Equipment Distribution Agreement” has the meaning set forth in Section 8.05.

(33) Company. The term “Company” has the meaning set forth in the Recitals.

(34) Company Claiming Parties. The term “Company Claiming Parties” has the meaning set forth in Section 12.01(a).

(35) Company Claiming Party. The term “Company Claiming Party” has the meaning set forth in Section 12.01(a).

(36) Company Formation Date. The term “Company Formation Date” has the meaning set forth in Section 1.01(a).

(37) Compliant Practice. The term “Compliant Practice” has the meaning set forth in Section 8.20(a).

(38) Contracts. The term “Contracts,” when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, indentures, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound, excluding any Permits.

(39) Controlling Party. The term “Controlling Party” has the meaning set forth in Section 12.08(b).

(40) Credit Agreement. The term “Credit Agreement” has the meaning set forth in Section 8.21.

(41) Damages. The term “Damages” shall mean any and all actual damages, liabilities, obligations, penalties, fines, judgments, claims and losses, including any loss incurred on a pro rata basis by the Carrier in respect of its shares in the Watsco resulting from Watsco’s obligation to indemnify any Carrier Claiming Party under this Agreement and, for Third Party Claims only, costs and expenses (including reasonable attorneys’ fees), but Damages shall not include indirect, special, exemplary or punitive damages, or any theory of loss based on a multiple of any type of earnings, revenue or related measures. The amount of a Party’s Damages shall not be reduced by Tax Benefits realized by such Party, it being understood that Tax Benefits are taken into account solely under Section 11.01(e).

(42) Determination. The term “Determination” has the meaning set forth in Section 1.08(b).

(43) Discharge. The term “Discharge” has the meaning set forth in Section 3.15(c).

(44) Disclosing Party. The term “Disclosing Party” has the meaning set forth in Section 8.13.

(45) Dispute. The term “Dispute” has the meaning set forth in Section 15.03(a).

(46) Dissatisfaction Notice. The term “Dissatisfaction Notice” has the meaning set forth in Section 10.03(a).

(47) Distributor Agreement(s). The term “Distributor Agreement(s)” has the meaning set forth in Section 8.03.

(48) DOJ. The term “DOJ” has the meaning set forth in Section 8.14(a).

(49) DOM. The term “DOM” has the meaning set forth in Section 8.20.

(50) EBIT. The term “EBIT” shall mean consolidated earnings before interest income, interest expense and income taxes, provided, that the accounting principles of the Company in effect at the time of a determination of the Company’s EBIT shall be used in connection with such determination.

(51) Environmental Laws. The term “Environmental Laws” has the meaning set forth in Section 3.15(c).

(52) ERISA. The term “ERISA” has the meaning set forth in Section 3.05(a).

(53) Exchange Act. The term “Exchange Act” has the meaning set forth in Section 3.04.

(54) FICA. The term “FICA” has the meaning set forth in Section 8.01(d).

(55) Final Allocation. The term “Final Allocation” has the meaning set forth in Section 1.08(b).

(56) Final Homans Business Working Capital. The term “Final Homans Business Working Capital” shall mean the Homans Business Working Capital as of the Closing, reflecting any adjustment pursuant to Section 1.06.

(57) Final Northeast Business Working Capital. The term “Final Northeast Business Working Capital” shall mean the Northeast Business Working Capital as of the Closing, reflecting any adjustment pursuant to Section 1.06.

(58) Final Statement on Homans Business Working Capital. The term “Final Statement on Homans Business Working Capital” has the meaning set forth in Section 1.06(b).

(59) Final Statement on Northeast Business Working Capital. The term “Final Statement on Northeast Business Working Capital” has the meaning set forth in Section 1.06(b).

(60) Final Statements on Working Capital. The term “Final Statements on Working Capital” has the meaning set forth in Section 1.06(b).

(61) FTC. The term “FTC” has the meaning set forth in Section 8.14(a).

(62) FUTA. The term “FUTA” has the meaning set forth in Section 8.01(d).

(63) GAAP. The term “GAAP” shall mean U.S. generally accepted accounting principles, consistently applied.

(64) Governmental Authorities. The term “Governmental Authorities” shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

(65) Handle. The term “Handle” has the meaning set forth in Section 3.15(c).

(66) Hazardous Substances. The term “Hazardous Substances” has the meaning set forth in Section 3.15(c).

(67) Holdings III. The term “Holdings III” has the meaning set forth in the Recitals.

(68) Homans. The term “Homans” has the meaning set forth in Section 8.22.

(69) Homans Business. The term “Homans Business” has the meaning set forth in the Recitals.

(70) Homans Business Assumed Contracts. The term “Homans Business Assumed Contracts” has the meaning set forth in Schedule E.

(71) Homans Business Assumed Liabilities. The term “Homans Business Assumed Liabilities” has the meaning set forth in Section 1.04(a).

(72) Homans Business Assumed Permits. The term “Homans Business Assumed Permits” has the meaning set forth in Schedule E.

(73) Homans Business Balance Sheet. The term “Homans Business Balance Sheet” has the meaning set forth in Section 5.06(a).

(74) Homans Business Balance Sheet Date. The term “Homans Business Balance Sheet Date” means December 31, 2010.

(75) Homans Business Contributed Assets. The term “Homans Business Contributed Assets” has the meaning set forth in Section 1.04(a).

(76) Homans Business Contribution Time. The term “Homans Business Contribution Time” has the meaning set forth in Section 1.04.

(77) Homans Business Excluded Assets. The term “Homans Business Excluded Assets” has the meaning set forth in Section 1.04(a).

(78) Homans Business Excluded Liabilities. The term “Homans Business Excluded Liabilities” has the meaning set forth in Section 1.04(a).

(79) Homans Business Financial Statements. The term “Homans Business Financial Statements” has the meaning set forth in Section 5.06(a).

(80) Homans Business Intellectual Property. The term “Homans Business Intellectual Property” has the meaning set forth in Section 5.13.

(81) Homans Business Leased Facilities. The term “Homans Business Leased Facilities” has the meaning set forth in Schedule E.

(82) Homans Business Leased Real Property. The term “Homans Business Leased Real Property” has the meaning set forth in Section 5.10(b).

(83) Homans Business Leases. The term “Homans Business Leases” has the meaning set forth in Section 5.10(b).

(84) Homans Business Licensed Intellectual Property. The term “Homans Business Licensed Intellectual Property” has the meaning set forth in Section 5.13.

(85) Homans Business Material Adverse Effect. The term “Homans Business Material Adverse Effect” shall mean any event, change, circumstance, effect or state of facts that is materially adverse to the business, operations, financial condition or results of operations of the Homans Business; provided, that no event, change, circumstance, effect or state of facts shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, a Homans Business Material Adverse Effect, to the extent that such event, change, circumstance, effect or state of facts results from, arises out of, or relates to (i) a deterioration in the economy or in the economic conditions generally affecting the industry in which Baker operates or generally affecting the economy or the financial, debt, credit, or securities markets in the United States or elsewhere, (ii) any change in applicable Legal Requirements, GAAP or accounting requirements or principles, (iii) the announcement or the existence of, or compliance with, this Agreement or the announcement of the transactions contemplated by this Agreement or any of the Ancillary Agreements, (iv) the failure of Baker to meet any expected or projected financial or operating performance target with respect to the Homans Business (provided that the event, change, circumstance, effect or state of facts giving rise to such failure may (except as provided above) be considered in determining whether a Homans Business Material Adverse Effect has occurred), (v) any action taken or omitted to be taken that (A) is required to be taken or omitted by Watsco or Baker under this Agreement or (B) is by or at the written request or with the written consent of the Company, (vi) any fees or expenses incurred in connection with the transactions contemplated by this Agreement, (vii) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, or (viii) the effect of any matter which is specifically disclosed in the Watsco Disclosure Schedule.

(86) Homans Business Owned Intellectual Property. The term “Homans Business Owned Intellectual Property” has the meaning set forth in Section 5.13.

(87) Homans Business Reference Working Capital. The term “Homans Business Reference Working Capital” shall mean an amount equal to $15,300,000.

(88) Homans Business Registered Owned Intellectual Property. The term “Homans Business Registered Owned Intellectual Property” has the meaning set forth in Section 5.13.

(89) Homans Business Tax Contest Controlling Party. The term “Homans Business Tax Contest Controlling Party” has the meaning set forth in Section 11.01(h)(iv).

(90) Homans Business Tax Contest Non-Controlling Party. The term “Homans Business Tax Contest Non-Controlling Party” has the meaning set forth in Section 11.01(h)(iv).

(91) Homans Business Taxes. The term “Homans Business Taxes” has the meaning set forth in Section 11.01(h)(iv).

(92) Homans Business Transferred Employees. The term “Homans Business Transferred Employees” shall mean employees of Baker who are, as of immediately prior to the Closing, primarily employed in the Homans Business, as listed on Schedule I, (for the avoidance of doubt, including employees absent on the Closing Date due to vacation, illness, short-term disability, or other leave of absence, but excluding employees absent on the Closing Date due to long-term disability).

(93) Homans Business Transferred Intellectual Property. The term “Homans Business Transferred Intellectual Property” has the meaning set forth in Schedule E.

(94) Homans Business Transition Services Agreement. The term “Homans Business Transition Services Agreement” has the meaning set forth in Section 8.08.

(95) Homans Business Valuation. The term “Homans Business Valuation” shall mean $33,600,000.

(96) Homans Business Working Capital. The term “Homans Business Working Capital” shall mean, as of any date, accounts receivable, prepaid current assets and other current assets (excluding cash and including inventory valued on a ‘first in first out’ basis) included in the Homans Business Contributed Assets, less accounts payables, accrued liabilities, deferred revenue, payments in advance of billings and other short term liabilities (excluding (i) any indebtedness, (ii) any accruals for severance, transaction bonus payments, change of control payments, retention payments or similar payments, in each case in this clause (ii), arising out of the transactions contemplated by this Agreement or any of the Ancillary Agreements and (iii) sales, use, property and payroll Taxes) included in the Homans Business Assumed Liabilities, each as determined in a manner consistent with the preparation of the Homans Business Balance Sheet.

(97) Homans Business Working Capital Adjustment. The term “Homans Business Working Capital Adjustment” has the meaning set forth in Section 1.06(a).

(98) HSR Act. The term “HSR Act” has the meaning set forth in Section 3.04.

(99) HVAC. The term “HVAC” has the meaning set forth in Recitals.

(100) Indemnifying Party. The term “Indemnifying Party” has the meaning set forth in Section 12.07.

(101) Intellectual Property. The term “Intellectual Property” has the meaning set forth in Section 3.13.

(102) Knowledge. The term “Knowledge” shall mean (a) in the case of Watsco, the actual knowledge of any of the individuals of Watsco and Baker set forth in Section 16.01(102)(a) of the Watsco Disclosure Schedule, (b) in the case of Carrier, the actual knowledge of any of the individuals set forth in Section 16.01(102) and (b) of the Carrier Disclosure Schedule.

(103) Legal Requirements. The term “Legal Requirements,” when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of any Governmental Authority, in each case as and to the extent applicable to such Person or such Person’s business, operations or properties.

(104) Liens. The term “Liens” has the meaning set forth in Section 3.06(e).

(105) Management and Back Office Agreement. The term “Management and Back Office Agreement” has the meaning set forth in Section 8.10.

(106) Mediation Termination. The term “Mediation Termination” has the meaning set forth in Section 15.03(b).

(107) Multiemployer Plan. The term “Multiemployer Plan” has the meaning set forth in Section 3.05(c)(i).

(108) New Plans. The term “New Plans” has the meaning set forth in Section 8.01(a)(i).

(109) Non-Disclosing Party. The term “Non-Disclosing Party” has the meaning set forth in Section 8.13.

(110) Northeast Business. The term “Northeast Business” has the meaning set forth in the Recitals.

(111) Northeast Business Assumed Contracts. The term “Northeast Business Assumed Contracts” has the meaning set forth in Schedule A.

(112) Northeast Business Assumed Liabilities. The term “Northeast Business Assumed Liabilities” has the meaning set forth in Section 1.02(a).

(113) Northeast Business Assumed Permits. The term “Northeast Business Assumed Permits” has the meaning set forth in Schedule A.

(114) Northeast Business Balance Sheet. The term “Northeast Business Balance Sheet” has the meaning set forth in Section 3.06(a).

(115) Northeast Business Balance Sheet Date. The term “Northeast Business Balance Sheet Date means December 31, 2010.

(116) Northeast Business Branded Residential and Light Commercial Territory. The term “Northeast Business Branded Residential and Light Commercial Territory” has the meaning set forth in the Recitals.

(117) Northeast Business Contributed Assets. The term “Northeast Business Contributed Assets” has the meaning set forth in Section 1.02(a);

(118) Northeast Business Contribution Time. The term “Northeast Business Contribution Time” has the meaning set forth in Section 1.02(a).

(119) Northeast Business Direct Commercial Applied Equipment Territory. The term “Northeast Business Branded Residential and Light Commercial Territory” has the meaning set forth in the Recitals.

(120) Northeast Business Excluded Assets. The term “Northeast Business Excluded Assets” has the meaning set forth in Section 1.02(a).

(121) Northeast Business Excluded Liabilities. The term “Northeast Business Excluded Liabilities” has the meaning set forth in Section 1.02(a).

(122) Northeast Business Financial Statements. The term “Northeast Business Financial Statements” has the meaning set forth in Section 3.06(a).

(123) Northeast Business Intellectual Property. The term “Northeast Business Intellectual Property has the meaning set forth in Section 3.13.

(124) Northeast Business Leased Facilities. The term “Northeast Business Leased Facilities” has the meaning set forth in Schedule A.

(125) Northeast Business Leased Real Property. The term “Northeast Business Leased Real Property” has the meaning set forth in Section 3.10(b).

(126) Northeast Business Leases. The term “Northeast Business Leases” has the meaning set forth in Section 3.10(b).

(127) Northeast Business Licensed Intellectual Property. The term “Northeast Business Licensed Intellectual Property has the meaning set forth in Section 3.13.

(128) Northeast Business Material Adverse Effect. The term “Northeast Business Material Adverse Effect” shall mean any event, change, circumstance, effect or state of facts that is materially adverse to the business, operations, financial condition or results of operations of the Northeast Business; provided, that no event, change, circumstance, effect or state of facts shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, a Northeast Business Material Adverse Effect, to the extent that such event, change, circumstance, effect or state of facts results from, arises out of, or relates to (i) a deterioration in the economy or in the economic conditions generally affecting the industry in which Carrier operates or generally affecting the economy or the financial, debt, credit, or securities markets in the United States or elsewhere, (ii) any change in applicable Legal Requirements, GAAP or accounting requirements or principles, (iii) the announcement or the existence of, or compliance with, this Agreement or the announcement of the transactions contemplated by this Agreement or any of the Ancillary Agreements, (iv) the failure of Carrier to meet any expected or projected financial or operating performance target with respect to the Northeast Business (provided that the event, change, circumstance, effect or state of facts giving rise to such failure may (except as provided above) be considered in determining whether a Northeast Business Material Adverse Effect has occurred), (v) any action taken or omitted to be taken that (A) is required to be taken or omitted by Carrier under this Agreement or (B) is by or at the written request or with the written consent of the Company (vi) any fees or expenses incurred in connection with the transactions contemplated by this Agreement, (vii) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, or (viii) the effect of any matter which is specifically disclosed in the Carrier Disclosure Schedule.

(129) Northeast Business Owned Intellectual Property. The term “Northeast Business Owned Intellectual Property” has the meaning set forth in Section 3.13.

(130) Northeast Business Reference Working Capital. The term “Northeast Business Reference Working Capital” shall mean an amount equal to $46,800,000.

(131) Northeast Business Registered Owned Intellectual Property. The term “Northeast Business Registered Owned Intellectual Property” has the meaning set forth in Section 3.13.

(132) Northeast Business Tax Contest Controlling Party. The term “Northeast Business Tax Contest Controlling Party” has the meaning set forth in Section 11.01(h)(iii).

(133) Northeast Business Tax Contest Non-Controlling Party. The term “Northeast Business Tax Contest Non-Controlling Party” has the meaning set forth in Section 11.01(h)(iii).

(134) Northeast Business Taxes. The term “Northeast Business Taxes” has the meaning set forth in Section 11.01(h)(iii).

(135) Northeast Business Transferred Employees. The term “Northeast Business Transferred Employees” shall mean employees of Carrier who are, as of immediately prior to the Closing, primarily employed in the Northeast Business, as listed on Schedule J, (for the avoidance of doubt, including employees absent on the Closing Date due to vacation, illness, short-term disability, or other leave of absence, but excluding employees absent on the Closing Date due to long-term disability).

(136) Northeast Business Transition Services Agreement. The term “Northeast Business Transition Services Agreement” has the meaning set forth in Section 8.07.

(137) Northeast Business Valuation. The term “Northeast Business Valuation” shall mean $81,900,000.

(138) Northeast Business Working Capital. The term “Northeast Business Working Capital” shall mean, as of any date, accounts receivable, prepaid current assets and other current assets (excluding cash and including inventory valued on a ‘first in first out’ basis) included in the Northeast Business Contributed Assets, less accounts payables (including payables due Carrier), accrued liabilities (other than those associated with the closure of certain locations), deferred revenue, payments in advance of billings and other short term liabilities (excluding (i) any indebtedness, (ii) any accruals for severance, transaction bonus payments, change of control payments, retention payments or similar payments, in each case in this clause (ii), arising out of the transactions contemplated by this Agreement or any of the Ancillary Agreements and (iii) sales, use, property and payroll Taxes) included in the Northeast Business Assumed Liabilities, each as determined in a manner consistent with the preparation of the Northeast Business Balance Sheet.

(139) Northeast Business Working Capital Adjustment. The term “Northeast Business Working Capital Adjustment” has the meaning set forth in Section 1.06(a).

(140) Northern New Jersey Distribution Agreement. The term “Northern New Jersey Distribution Agreement” has the meaning set forth in Section 8.06.

(141) Notices. The term “Notices” has the meaning set forth in Section 3.15(b).

(142) Operating Agreement. The term “Operating Agreement” has the meaning set forth in Section 8.02.

(143) Other Baker Businesses. The term “Other Baker Businesses” has the meaning set forth in Schedule G.

(144) Other Carrier Businesses. The term “Other Carrier Businesses” has the meaning set forth in Schedule C.

(145) Overhead Services. The term “Overhead Services” means overhead and administrative services, including the following: services for or related to purchasing and supply procurement, computer leasing and servicing, banking arrangements and services, insurance services, legal services, tax services, environmental, health and safety services, business practices, financial accounting services, payroll and employee benefits.

(146) Parties. The term “Parties has the meaning set forth in the preamble.

(147) Party. The term “Party” has the meaning set forth in the preamble.

(148) Party Claim Notice. The term “Party Claim Notice” has the meaning set forth in Section 12.07.

(149) Party Indemnification Notice. The term “Party Indemnification Notice” has the meaning set forth in Section 12.07.

(150) Past Practice. The term “Past Practice” has the meaning set forth in Section 11.01(f).

(151) Permits. The term “Permits” shall mean any and all permits, rights, approvals, clearances, licenses, authorizations, legal status, orders under any Legal Requirement or otherwise granted by any Governmental Authority.

(152) Permitted Lien. The term “Permitted Lien” shall mean (a) statutory Liens arising out of operation of applicable Legal Requirements with respect to a liability incurred in the ordinary course of business and which is not due and payable, (b) Liens for Taxes not yet due and payable or which are being actively contested by appropriate proceedings, (c) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Liens and security obligations that are incurred and are payable in the ordinary course of business and are not delinquent, (d) in the case of leases of vehicles, rolling stock and other personal property, immaterial Liens; (e) Liens in favor of landlords or lessors under real property leases which do not impair the rights of the respective tenants or lessees under such real property leases, and (f) Liens that are not material in amount and that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the Person or the underlying asset subject to the Lien.

(153) Person. The term “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

(154) Post-Closing Tax Period. The term “Post-Closing Tax Period” shall mean any complete taxable period (or portion thereof) ending after the Closing Date.

(155) Pre-Closing Homans Business Audit. The term “Pre-Closing Homans Business Audit” has the meaning set forth in Section 11.01(h)(ii).

(156) Pre-Closing Northeast Business Audits. The term “Pre-Closing Northeast Business Audits” has the meaning set forth in Section 11.01(h)(i).

(157) Pre-Closing Tax Audit. The term “Pre-Closing Tax Audit” has the meaning set forth in Section 11.01(e)(i).

(158) Pre-Closing Tax Period. The term “Pre-Closing Tax Period” shall mean any complete taxable period (or portion thereof) ending on or before the Closing Date.

(159) Preparing Party. The term “Preparing Party” has the meaning set forth in Section 1.06(b).

(160) Proceedings. The term “Proceedings” has the meaning set forth in Section 3.15(b).

(161) Property Taxes. The term “Property Taxes” shall mean real, personal, and intangible ad valorem property Taxes.

(162) Proposed Allocation. The term “Proposed Allocation” has the meaning set forth in Section 1.08(b).

(163) Receiving Party. The term “Receiving Party” has the meaning set forth in Section 1.06(b).

(164) Receiving Party’s Accountants. The term “Receiving Party’s Accountants” has the meaning set forth in Section 1.07(a).

(165) Receiving Party’s Report. The term “Receiving Party’s Report” has the meaning set forth in Section 1.07(a).

(166) Reconciliation Period. The term “Reconciliation Period” has the meaning set forth in Section 1.07(b).

(167) Reports. The term “Reports” has the meaning set forth in Section 1.06(b).

(168) SEC. The term “SEC” shall mean the United States Securities and Exchange Commission.

(169) Securities Act. The term “Securities Act” has the meaning set forth in Section 3.04.

(170) Settlement Accountants. The term “Settlement Accountants” has the meaning set forth in Section 1.07(b).

(171) Straddle Period. The term “Straddle Period” shall mean any complete taxable period beginning on or prior to and ending after the Closing Date.

(172) Subsidiary. The term “Subsidiary” shall mean with respect to any Person, (i) any corporation fifty percent (50%) or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such Person, directly or indirectly through one or more Subsidiaries, and (ii) any other Person, including but not limited to a joint venture, a general or limited partnership or a limited liability company, in which such Person, directly or indirectly through one or more Subsidiaries, at the time owns at least fifty percent (50%) or more of the ownership interests entitled to vote in the election of managing partners, managers or trustees thereof (or other Persons performing such functions) or acts as the general partner, managing member, trustee (or Persons performing similar functions) of such other Person.

(173) Supplement. The term “Supplement” has the meaning set forth in Section 8.11.

(174) Tangible Homans Business Properties. The term “Tangible Homans Business Properties” has the meaning set forth in Section 5.14.

(175) Tangible Northeast Business Properties. The term “Tangible Northeast Business Properties” has the meaning set forth in Section 3.14.

(176) Tax. The term “Tax” means any Federal, state, local, foreign or other income, gross receipts, payroll, employment, withholding, social security (or similar), unemployment, real property, personal property, environmental, excise, sales, or use or other tax, including any interest, penalty or addition thereto, whether disputed or not, it being understood that the foregoing will include any transferee or secondary liability for a Tax and any liability for

Tax assumed or arising as a result of having been a member of any affiliated, combined, consolidated, unitary, or other group (or being included or required to be included in any Tax Return related thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar contract or arrangement, and the term “Taxes” means any of the foregoing, collectively.

(177) Tax Asset. The term “Tax Asset” shall mean any Tax Item that could reduce a Tax, including a net operating loss, net capital loss, general business credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or other Tax credit.

(178) Tax Benefit. The term “Tax Benefit” shall mean the Tax effect of any Tax Item which decreases Taxes paid or payable, including any interest with respect thereto or interest that would have been payable but for such item. For purposes of determining the amount and timing of any Tax Benefit, the recipient of the Tax Benefit shall be deemed to pay tax at the recipient’s highest marginal Tax rate in effect in the year such Tax Benefit is realized or utilized, shall be deemed to realize or utilize any Tax Benefit in the first taxable year that such Tax Benefit may be realized or utilized under the law assuming that all other Tax attributes available to the recipient of such Tax Benefit for such taxable year are utilized before such Tax Item giving rise to the Tax Benefit is utilized. Further, in the case of a Tax Benefit that is a refund, such refund shall not be deemed to be realized, received and utilized before such refund is actually received.

(179) Tax Item. The term “Tax Item” shall mean any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

(180) Tax Proceeding. The term “Tax Proceeding” has the meaning set forth in Section 11.01(h)(i).

(181) Tax Return. The term “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

(182) Termination Date. The term “Termination Date” has the meaning set forth in Section 14.01(c).

(183) Third Party Claim. The term “Third Party Claim” has the meaning set forth in Section 12.08.

(184) Third Party Claim Notice. The term “Third Party Claim Notice” has the meaning set forth in Section 12.08(a).

(185) Third Party Indemnification Notice. The term “Third Party Indemnification Notice” has the meaning set forth in Section 12.08(a).

(186) Trade Name Agreement. The term “Trade Name Agreement” has the meaning set forth in Section 8.09.

(187) Trade Secrets. The term “Trade Secrets” shall mean information including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(188) Tradewinds Distribution Agreement. The term “Tradewinds Distribution Agreement” has the meaning set forth in Section 8.04.

(189) Transferred Employees. The term “Transferred Employees” shall mean (i) the Northeast Business Transferred Employees, and (ii) the Homans Business Transferred Employees.

(190) Transferred Membership Interests. The term “Transferred Membership Interests” has the meaning set forth in Section 1.03(a).

(191) Transferred Membership Interests Purchase Price. The term “Transferred Membership Interests Purchase Price” has the meaning set forth in Section 1.03(b).

(192) Watsco. The term “Watsco” has the meaning set forth in the preamble.

(193) Watsco Claiming Parties. The term “Watsco Claiming Parties” has the meaning set forth in Section 12.01(b).

(194) Watsco Claiming Party. The term “Watsco Claiming Party” has the meaning set forth in Section 12.01(b).

(195) Watsco Disclosure Schedule. The term “Watsco Disclosure Schedule” has the meaning set forth in the introduction to Article V.

(196) Watsco Holdings. The Term “Watsco Holdings” has the meaning set forth in the Recitals.

(197) Watsco Plans. The term “Watsco Plans” has the meaning set forth in Section 5.05(a).

(198) Working Capital Adjustment. The term “Working Capital Adjustment” has the meaning set forth in Section 1.06(a).

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EXECUTED as of the date first written above.

CARRIER CORPORATION

By:	/s/ William F. Striebe
Name:	William F. Striebe
Title:	Vice President, Business Development

WATSCO, INC.

By:	/s/ Barry S. Logan
Name:	Barry S. Logan
Title:	Senior Vice President

CARRIER ENTERPRISE II, LLC

By:
Name:
Title: